Exhibit (a)(1)(A)

LETTER OF OFFER

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

This Letter of Offer is being sent to you as a shareholder(s) of Patni Computer Systems Limited. If you require any clarifications about the action to be taken, you may consult your stock broker or your investment consultant or the Manager to the Offer or the Registrar to the Offer. In case you have recently sold your Shares in the Target Company, please hand over this Letter of Offer and the accompanying Form of Acceptance-cum-Acknowledgement and Transfer Deed to the member of the Stock Exchange through whom the said sale was effected.

Pan-Asia iGATE Solutions

a company, incorporated under the laws of the Republic of Mauritius

(Registered Office: IFS Court Twenty Eight, Cybercity, Ebene, Mauritius, Tel: +230 467 3000, Fax: +230 467 4000

iGATE Global Solutions Limited

a public limited company incorporated under the Companies Act

(Registered Office: 158-162(P) & 165(P)-170(P), EPIP Phase II, Whitefield, Bangalore - 560 066, India, Tel: +91 80 4104 0000, Fax: +91 80 4104 1123)

along with the following Person Acting in Concert

iGATE Corporation

a company, incorporated under the laws of the Commonwealth of Pennsylvania

(Registered Office: Park West Two - Suite 410, 2000 Cliff Mine Road, Pittsburgh, PA 15275, U.S.A. Tel: +1 412 490 9620, Fax: +1 412 494 9272)

MAKE A CASH OFFER AT ` 503.50- PER FULLY PAID-UP EQUITY SHARE (FACE VALUE OF ` 2/- EACH) TO ACQUIRE

2,70,85,565 Shares representing 20.6% of the Current Equity Capital (20% of the Diluted Equity Capital) of

Patni Computer Systems Limited

a public limited company incorporated under the Companies Act

(Registered Office: S-1A, F-1, Irani Market Compound, Yerawada, Pune – 411 006, India Tel: +91 20 2661 3457; Fax: +91 20 2661 3457)

THE OFFER OPENS AT 10:00 A.M., INDIAN STANDARD TIME, WHICH IS 12:30 A.M. NEW YORK CITY TIME ON THURSDAY, MARCH 31, 2011 AND THE OFFER EXPIRES AT 4:30 P.M., INDIAN STANDARD TIME, WHICH IS 7:00 A.M., NEW YORK CITY TIME, ON TUESDAY APRIL 19, 2011.

Note:

•

This Offer is being made pursuant to regulation 10 and regulation 12 and in accordance with the provisions of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, and subsequent amendments thereof.

•	This Offer is not subject to a minimum level of acceptance.

•

This Offer is subject to certain statutory and regulatory approvals described in detail in Section IX. The Acquirers and the PAC have made an application dated January 14, 2011 to obtain RBI approval for the acquisition/transfer of the Shares tendered pursuant to this Offer, as required.

•

In addition to the approvals required by the Acquirers and the PAC, specific approval of the Reserve Bank of India needs to be obtained by OCBs in the event that any OCB shareholder tenders its shares in the Offer.

•

If there is any upward revision of the Offer Price by the Acquirers/PAC until the last permitted date for revision (April 6, 2011, which is seven (7) working days prior to expiration of the Offer) or withdrawal of the Offer, the same would be informed by way of a public announcement in the same newspapers in which the original Public Announcement had appeared. Such revised Offer Price would be payable for all the Shares tendered anytime during the period that the Offer is open and accepted under the Offer.

•

Shareholders, who have accepted the Offer by tendering the requisite documents in terms of the Public Announcement/Letter of Offer, can withdraw the same up to three working days prior to the closure of the Offer (April 13, 2011).

•	There has been no competitive bid.

•	The Offer is not a competitive bid.

•

A copy of the Public Announcement and this Letter of Offer (including the Form of Acceptance-cum-Acknowledgement and the Form of Withdrawal) is expected to be available on SEBI’s website (www.sebi.gov.in).

Manager to the Offer	Registrar to the Offer

Kotak Mahindra Capital Company Limited

Bakhtawar, 1st Floor, 229, Nariman Point

Mumbai 400 021

Tel: +91 22 6634 1100, Fax: +91 22 284 0492

Contact Person: Mr. Chandrakant Bhole

Email: project.patnioffer@kotak.com

Karvy Computershare Private Limited

Plot No 17 to 24, Vittalrao Nagar

Madhapur, Hyderabad 500 081

Tel: +91 40 2342 0815, Fax: +91 40 2343 1551

Contact Person: Mr. Murali Krishna

Email: murali@karvy.com

Activity	Date	Day
Public Announcement	January 11, 2011	Tuesday
Specified Date*	January 14, 2011	Friday
Last date for a competitive bid, if any	February 1, 2011	Tuesday
Last date for dispatch of Letter of Offer to the Shareholders of the Target Company	March 28, 2011	Monday
Offer Opens on	March 31, 2011	Thursday
Last date for revising the Offer Price	April 6, 2011	Wednesday
Last date for withdrawal by Shareholders	April 13, 2011	Wednesday
Offer Closes on	April 19, 2011	Tuesday
Last date by which acceptance/rejection would be intimated and corresponding payment for acquired shares and/or the share certificate/demat delivery instruction for rejected Shares will be dispatched/issued	May 4, 2011	Wednesday

*	Specified Date is only for the purpose of determining the names of the shareholders as on such date to whom the Letter of Offer would be sent and all Eligible Shareholders are eligible to participate in the Offer.

Note: Duly Signed Application and Transfer Deed should be dispatched to the Registrar to the Offer at the above address to reach not later than 4:30 p.m., Indian Standard Time, Tuesday April 19, 2011, which is 7:00 a.m., New York City time on April 19, 2011.

Risk Factors

Risks factors: (i) relating to the Offer, (ii) relating to the “Acquisition”, and (iii) involved in associating with the Acquirers/PAC and the likely adverse affect of these risk factors on the Shareholders.

I.	Risks relating to the Offer:

•

The Offer is subject to the receipt of certain statutory and regulatory approvals described in detail in Section IX. In the event any of the required statutory approvals are refused or under such circumstances as in the opinion of SEBI merit withdrawal of the Offer, the Offer may be withdrawn in terms of regulation 27 of the Regulations.

•

In the event that either: (a) regulatory approvals are not received in time, (b) there is any litigation leading to a stay/injunction on the Offer or that restricts/restrains the Acquirers/PAC from performing its obligations hereunder, or (c) SEBI instructing the Acquirers/PAC not to proceed with the Offer, then the Offer process may be delayed beyond the schedule of activities indicated in this Letter of Offer. Consequently, the payment of consideration to the Shareholders whose Shares are accepted under the Offer as well as the return of Shares not accepted under the Offer by the Acquirers/PAC may get delayed. In case of delay, due to non-receipt of statutory approval(s), then in accordance with regulation 22(12) of the Regulations, SEBI may, if satisfied that non-receipt of approvals was not due to any willful default or negligence on the part of the Acquirers/PAC, grant an extension for the purpose of completion of the Offer subject to the Acquirers/PAC agreeing to pay interest to the validly tendering Shareholders. Further, Shareholders should note that after the last date of withdrawal i.e. April 13, 2011, Shareholders who have lodged their acceptances would not be able to withdraw them even if the acceptance of Shares under the Offer and dispatch of consideration gets delayed.

•

The Shares tendered in the Offer will be held in trust by the Registrar to the Offer until the completion of the Offer formalities, and the Shareholders will not be able to trade in such Shares. During such period, there may be fluctuations in the market price of the Shares. The Acquirers/PAC makes no assurance with respect to the market price of the Shares both during the period that the Offer is open and upon completion of the Offer and disclaims any responsibility with respect to any decision by the Shareholders on whether or not to participate in the Offer.

•

In the event of oversubscription in the Offer, the acceptance of the Shares tendered will be on a proportionate basis and will be contingent on the level of oversubscription. The unaccepted Shares will be returned to the Shareholders in accordance with the Schedule of Activities for the Offer.

•

The Acquirers, the PAC and the Manager to the Offer accept no responsibility for the statements made otherwise than in this Letter of Offer/PA and anyone placing reliance on any other source of information (not released by the Acquirers, the PAC, or the Manager to the Offer) would be doing so at his/her/their own risk.

II.	Risks relating to Acquisition

•

The transaction is subject to the terms of the transaction agreements entered into between the Acquirers and the Sellers as more fully set out in Section II. In accordance with the Transaction Agreements, the Acquisition shall be completed upon the fulfillment of certain conditions precedent agreed between the Acquirers and the Sellers.

III.	Risks relating to Acquirers/PAC and the Target Company

•

One of the Acquirers is a newly incorporated entity and has not conducted any activities or business operations from the date of its incorporation i.e. December 17, 2010, and therefore has not earned any income till the date hereof.

•	There is no assurance with respect to the continuation of the past trend in the financial performance of the Target Company.

•

The Acquirers and the PAC cannot give any assurance regarding the results of the consummation of the Acquisition. The Acquirers’ and PAC’s reasons for acquisition as more fully set out in Section II may or may not be realized. The extent to which the Acquirers/PAC are able to achieve their goals with respect to these items may have a positive or negative effect on the future price of the Shares, which should be considered by Shareholders as they evaluate the Offer Price and the Offer. The Acquirers/PAC makes no assurance with respect to the future financial performance of the Target Company.

The risk factors set forth above are limited to the Offer and do not relate to the present or future business or operations of the Target Company or any other related matters, and are neither exhaustive nor intended to constitute a complete analysis of the risks involved in the participation by a Shareholder in the Offer. The Shareholders are advised to consult their stockbroker or investment consultant, if any, for further risks with respect to their participation in the Offer.

Summary Term Sheet

This summary term sheet highlights selected information from this Letter of Offer and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the Offer, you should read the entire Letter of Offer and accompanying Form of Acceptance-cum-Acknowledgement. Questions or requests for assistance may be directed to the Registrar to the Offer, Karvy Computershare Private Limited, or the Manager to the Offer, Kotak Mahindra Capital Company Limited, at their addresses and telephone numbers on the front cover of this Letter of Offer and not to the Acquirers or the PAC. Capitalized terms used in this summary, where not otherwise defined herein, are defined in other parts of this Letter of Offer, including the “Definitions” section.

•	The Acquirers and The PAC

Pan-Asia iGATE Solutions and iGATE Global Solutions Limited are making the Offer. For the purposes of the Offer, iGate Corporation is a person acting in concert with the Acquirers. iGATE Corporation is the ultimate holding company of Pan-Asia iGATE Solutions and iGATE Global Solutions Limited. iGATE Corporation is an outsourcing service provider of Information Technology (IT) and IT-enabled operations solutions & services. See Section III, “Background of the Acquirers” and Section IV, “Background of PAC”.

•	Offer Details

The Offer is being made to purchase 2,70,85,565 Shares representing 20.0% of the Diluted Equity Capital of the Target Company. See paragraph 9.

•	Background of the Offer

This Offer is being made by Pan-Asia iGATE Solutions and iGATE Global Solutions Limited, along with iGATE Corporation, hereinafter referred to as Person Acting in Concert pursuant to and in compliance with, among others, regulation 10 and regulation 12 of the Regulations, triggered by certain agreements to acquire more than 15% of the voting rights of the Target Company accompanied with a proposed change in control of the Target Company. See Section II, “Details of the Offer-Background of the Offer.”

•	Offer Price and Form of Payment

The Offer is being made at ` 503.50 per Share in cash. See paragraph 9.

•	For Participation by ADS holders

The Regulations require that the Offer be for Shares only. Consequently, ADS holders are not permitted to directly tender ADSs. ADS holders will be able to participate in the Offer. Holders of ADSs who wish to participate in this Offer may withdraw their underlying Shares and tender such Shares in the Offer or they may tender their ADSs to The Bank of New York Mellon who is, pursuant to the Tender Agency Agreement, serving as ADS Tender Agent. See paragraphs 107 and 132.

•	Financial Resources for Payment

There is no financing condition to the Offer. The Acquirers and the PAC propose to finance the Offer through internal accruals, equity infusion and bank borrowings. The Maximum Consideration, assuming full acceptance, is ` 1363,75,81,978/-. See paragraph 100 to 102.

•	Period of the Offer

Offer opening date is Thursday March 31, 2011 from 10.00 a.m. Indian Standard Time and Shareholders have until 4:30 p.m., Indian Standard Time, which is 7:00 a.m., New York City Time, on Tuesday, April 19, 2011 to tender their Shares in the Offer.

•	Conditions of the Offer

The Offer is not subject to any minimum level of acceptance. The Offer is subject to the receipt of certain statutory and regulatory approvals described in detail in Section IX, “Terms and Conditions of the Offer”. In the event any of the required statutory approvals are refused or under such circumstances as in the opinion of SEBI merit withdrawal of the Offer, the Offer may be withdrawn in terms of regulation 27 of the Regulations.

•	Procedure for Tendering Shares and ADSs

The procedure for tendering Shares and ADSs differs. Please refer to the procedure outlined in the section X, “Procedure for Acceptance and Settlement”. Shareholders who wish to withdraw their Shares tendered in the Offer can do so up to April 13, 2011. See paragraph 139 to140. Holders of ADSs may withdraw their ADSs tendered to the ADS Tender Agent in accordance with the procedures set forth in paragraph 132.

•	Payment for Tendered Shares

Subject to any required approvals identified in the Letter of Offer, the Acquirers and the PAC intend to complete payment of consideration for the Shares tendered in the Offer within 15 days from the Offer Closing Date. The payment of consideration for your validly tendered Shares will be made by the Acquirers and the PAC in cash through Electronic Clearing Services (“ECS”), account payee cheques, drafts, warrants, or other means sent by Registered Post for amounts exceeding ` 1,500 and otherwise in accordance with the Regulations, and the same will be drawn in the name of the first named person in case of joint shareholders. See paragraph 136.

•	Market Value of the Shares or ADSs as of recent date

The principal trading markets of the Shares are BSE and NSE. In the United States, ADSs are traded on the New York Stock Exchange under the symbol “PTI”. On January 24, 2011, the closing prices of the Shares on the BSE and on the NSE were ` 464.85 and ` 464.80, respectively, and the closing price of the ADSs on the NYSE was US$ 20.66. See paragraph 94.

Key Definitions

Acquirers

Pan-Asia iGATE Solutions, an unlisted company incorporated on December 17, 2010, under the laws of the Republic of Mauritius with its registered office at IFS Court Twenty Eight, Cybercity, Ebene, Mauritius, Tel: +230 467 3000, Fax: +230 467 4000

iGATE Global Solutions Limited, a public limited company incorporated on December 27, 1993 under the Companies Act with its registered office at 158-162(P) & 165(P)-170(P), EPIP Phase II, Whitefield, Bangalore - 560 066, India, Tel: +91 80 4104 0000, Fax: +91 80 4104 1123

Acquisition	Acquisition shall have the meaning ascribed to it in paragraph 2 of this Letter of Offer

ADS	American Depositary Shares representing Shares

BSE	Bombay Stock Exchange Limited

Cash Deposit	The amount of ` 151,37,58,198/- held in the escrow account with Standard Chartered Bank, 26–27, Raheja Towers, MG Road, Bangalore 560001, India

CDSL	Central Depository Services (India) Limited

Companies Act	Companies Act, 1956, as amended

Current Equity Capital	The issued and paid-up equity capital of the Target Company comprising of 13,16,51,330 shares of ` 2 each as on the date of the Public Announcement as per the information from the Target Company

Custodian or HSBC	Hong Kong and Shanghai Banking Corporation

Depositories	CDSL and NSDL

Diluted Equity Capital	The issued and paid-up equity capital of the Target Company as expected to be as on the date 15 days after the scheduled closing of the Offer as calculated in paragraph 9 of this Letter of Offer

Eligible Shareholders	All shareholders/beneficial owners (registered or otherwise) of Shares (other than the Acquirers, the PAC, the Vendors, and the PE Investor)

Exchange Act	U.S. Securities Exchange Act of 1934, as amended

FEMA	Foreign Exchange Management Act, 1999, as amended

FIPB	Foreign Investment Promotion Board

Form of Acceptance-cum-Acknowledgment	Form of Acceptance-cum-Acknowledgement attached to this Letter of Offer

GAAP	Generally Accepted Accounting Principles

I-T Act	Income-tax Act, 1961, as amended

Letter of Offer	This Letter of Offer dated March 25, 2011

Manager to the Offer/KMCC	Kotak Mahindra Capital Company Limited, the merchant banker appointed by the Acquirers and the PAC pursuant to the Regulations, having its registered office at Bakhtawar 1st Floor, 229 Nariman Point, Mumbai - 400 021

Maximum Consideration	The maximum consideration payable under this Offer, assuming full acceptance, is `1363,75,81,978/-(Rupees One Thousand Three Hundred Sixty Three Crores Seventy Five Lacs Eighty One Thousand Nine Hundred and Seventy Eight Only)

NSDL	National Securities Depository Limited

NSE	National Stock Exchange of India Limited

OCB	Overseas Corporate Body as defined in Foreign Exchange Management (Deposit) Regulations, 2000

Offer	The Offer being made by the Acquirers for acquiring 2,70,85,565 Shares representing 20.6% of the Current Equity Capital (20% of the Diluted Equity Capital), from the Shareholders at the Offer Price payable in cash

Offer Period	20 day period from the date of the opening of the Offer on March 31, 2011 to the closing of the Offer on April 19, 2011 (both days inclusive)

Offer Price	Price of ` 503.50 (Rupees Five Hundred Three and Paisa Fifty Only) per Share payable in cash

Offer Size	2,70,85,565 Shares representing 20.6% of the Current Equity Capital (20% of the Diluted Equity Capital)

PAC/Person Acting	iGATE Corporation, incorporated under the laws of the Commonwealth of

in Concert	Pennsylvania with its registered office at Park West Two - Suite 410, 2000 Cliff Mine Road, Pittsburgh, PA 15275, USA Tel: +1 412 490 9620 Fax: +1 412 494 9272

Paid-up Capital	Fully paid-up equity capital of the Target Company of ` 2,633.03 lacs comprising of 13,16,51,330 shares of face value of ` 2/- each

Public Announcement/PA	Public announcement of this Offer made on behalf of the Acquirers and the PAC to the Shareholders, which appeared on January 11, 2011 in all editions of Financial Express, all editions of Jansatta, Mumbai edition of Navshakti and Pune edition of Loksatta

RBI	Reserve Bank of India

Registrar to the Offer	Karvy Computershare Private Limited, the registrar appointed by the Acquirers and the PAC, having its office at Plot No 17-24, Vithalrao Nagar, Madhapur, Hyderabad - 500 081, Tel: +91 40 2342 0815; Fax: +91 40 2343 1551; email: murali@karvy.com; Contact Person: Murali Krishna

Regulations	Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997 and subsequent amendments thereto

`/Rs./ Rupees	The lawful currency of the Republic of India

SEBI	Securities and Exchange Board of India

SEBI Act	Securities and Exchange Board of India Act, 1992, as amended

Share(s)	Each fully paid-up equity share of the Target Company having a face value of ` 2/- each

Shareholder(s)	Shareholders of the Target Company

Specified Date	January 14, 2011, being the date for the purpose of identifying shareholders of the Target Company to whom the Letter of Offer will be sent

Stock Exchanges	BSE and NSE

Target Company	Patni Computer Systems Limited, a company incorporated under the Companies Act, with its registered office at S-1A, F-1, Irani Market Compound, Yerawada, Pune – 411 006, Telephone: +91 20 2661 3457; Fax: +91 20 2661 3457

Transaction Agreements	Vendors’ SPA, PE Investor ADS Securities Purchase Agreement and PE Investor Shares SPA collectively referred to as Transaction Agreements

$/US$/US Dollar	United States Dollars or the lawful currency of the United States of America

Note:	All terms beginning with a capital letter used in this Letter of Offer, but not otherwise defined herein, shall have the meanings ascribed thereto in the Regulations.

I.	Disclaimer Clause

IT IS TO BE DISTINCTLY UNDERSTOOD THAT FILING OF DRAFT LETTER OF OFFER WITH SEBI SHOULD NOT IN ANY WAY BE DEEMED OR CONSTRUED THAT THE SAME HAS BEEN CLEARED, VETTED OR APPROVED BY SEBI. THE DRAFT LETTER OF OFFER HAS BEEN SUBMITTED TO SEBI FOR A LIMITED PURPOSE OF OVERSEEING WHETHER THE DISCLOSURES CONTAINED THEREIN ARE GENERALLY ADEQUATE AND ARE IN CONFORMITY WITH THE REGULATIONS. THIS REQUIREMENT IS TO FACILITATE THE SHAREHOLDERS OF PATNI COMPUTER SYSTEMS LIMITED TO TAKE AN INFORMED DECISION WITH REGARD TO THE OFFER. SEBI DOES NOT TAKE ANY RESPONSIBILITY EITHER FOR FINANCIAL SOUNDNESS OF THE ACQUIRERS, PAC OR THE COMPANY WHOSE SHARES/CONTROL IS PROPOSED TO BE ACQUIRED OR FOR THE CORRECTNESS OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THE LETTER OF OFFER. IT SHOULD ALSO BE CLEARLY UNDERSTOOD THAT WHILE THE ACQUIRERS AND THE PAC ARE PRIMARILY RESPONSIBLE FOR THE CORRECTNESS, ADEQUACY AND DISCLOSURE OF ALL RELEVANT INFORMATION IN THIS LETTER OF OFFER, THE MERCHANT BANKER IS EXPECTED TO EXERCISE DUE DILIGENCE TO ENSURE THAT THE ACQUIRERS AND THE PAC DULY DISCHARGE THEIR RESPONSIBILITIES ADEQUATELY. IN THIS BEHALF, AND TOWARDS THIS PURPOSE, THE MANAGER TO THE OFFER, KOTAK MAHINDRA CAPITAL COMPANY LIMITED, HAS SUBMITTED A DUE DILIGENCE CERTIFICATE DATED JANUARY 25, 2011 TO SEBI IN ACCORDANCE WITH THE REGULATIONS. THE FILING OF THE LETTER OF OFFER DOES NOT, HOWEVER, ABSOLVE THE ACQUIRERS AND THE PAC FROM THE REQUIREMENT OF OBTAINING SUCH STATUTORY CLEARANCES AS MAYBE REQUIRED FOR THE PURPOSE OF THE OFFER.

THE OFFER AND THIS LETTER OF OFFER

The Offer is being made for securities of an Indian company and, while the Offer is subject to Indian and U.S. disclosure requirements, U.S. holders of ADSs and Shares not represented by ADSs should be aware that this document has been prepared primarily in accordance with Indian format and style, which differs from customary U.S. format and style. The audited financial information for the years ended March 31, 2010, March 31, 2009 and March 31, 2008 of the Target Company and the Acquirers (wherever applicable), audited financial information for nine months ended September 30, 2010 of the Target Company and the unaudited financial information for the six months ended September 30, 2010 of the Acquirers (wherever applicable) has been prepared in accordance with Indian GAAP.

The Offer and this Letter of Offer are subject to the requirements of the Regulations and the U.S. federal securities laws and are subject to the jurisdiction of SEBI and the U.S. Securities and Exchange Commission (“SEC”). Certain of the U.S. federal securities laws apply to the Offer and this Letter of Offer for various reasons including, without limitation, that there are U.S. holders of the securities of the Target Company and as described herein, the Target Company has securities registered under section 12 of the Exchange Act. In addition, the Target Company and the PAC are subject to the informational reporting requirements of the Exchange Act and file or furnish reports with the SEC.

FORWARD LOOKING STATEMENTS

Certain statements in this Letter of Offer are not historical and may constitute forward-looking statements reflecting financial performance. When used in this Letter of Offer, words such as “estimate”, “intend”, “expect”, “will”, “may”, “anticipate” and similar expressions are intended to identify forward-looking statements - which are, by their very nature, not guarantees of future operational or financial performance and are subject to risks and uncertainties. Forward-looking statements are based on management’s estimates, beliefs and opinions on the date the statements are made. Actual results may differ from these estimates, beliefs and opinions.

II.	Details of the Offer

Background of the Offer

1	This Offer is being made by Pan-Asia iGATE Solutions and iGATE Global Solutions Limited (“Acquirers”), along with iGATE Corporation, hereinafter referred to as Person Acting in Concert (“PAC”) pursuant to and in compliance with, among others, regulation 10 and regulation 12 of the Regulations, triggered by certain agreements to acquire more than 15% of the voting rights of the Target Company accompanied with a proposed change in control of the Target Company.

2	On January 10, 2011 (“Execution Date”), the Acquirers have entered into the following Share Purchase Agreements and Securities Purchase Agreement (the whole transaction, the “Acquisition”):

a.	Share Purchase Agreement (“Vendors’ SPA”) among (i) Pan-Asia iGATE Solutions and iGATE Global Solutions Limited, and (ii) promoter group of Target Company (“Vendors”), to acquire 6,00,91,202 (“Sale Shares”) Shares representing 45.64% of Current Equity Capital of the Target Company at a price of ` 503.50 (Rupees Five Hundred Three and Paise Fifty Only) per Share, subject to the fulfillment, inter alia, of certain conditions in the Vendors’ SPA.

b.	Securities Purchase Agreement (“PE Investor ADS Securities Purchase Agreement”) among (i) Pan-Asia iGATE Solutions and (ii) General Atlantic Mauritius Limited (“PE Investor”) to acquire 2,01,61,867 ADS (“PE Investor ADS”) of the Target Company, with each ADS representing 1 underlying Share in the Target Company and such underlying Shares representing 15.31% of the Current Equity Capital, at a price of the dollar-equivalent (as of the date of the agreement) of ` 503.50 (Rupees Five Hundred Three and Paise Fifty Only) per Share underlying the ADS, subject to the fulfillment, inter alia, of certain conditions in the PE Investor ADS Securities Purchase Agreement.

c.	Share Purchase Agreement (“PE Investor Shares SPA”) among (i) Pan-Asia iGATE Solutions and (ii) the PE Investor to acquire 27,52,081 Shares (“PE Investor Shares”) representing 2.09% of the Current Equity Capital at a price of ` 503.50 (Rupees Five Hundred Three and Paise Fifty Only) per Share, subject to the fulfillment, inter alia, of certain conditions in the PE Investor Shares SPA.

The Vendors and the PE Investor are hereinafter collectively referred to as the “Sellers”.

3	The Vendors currently hold 6,00,91,202 Shares in the Target Company constituting 45.64% of the Current Equity Capital as of the date of the PA. As per stock exchange filings with the Stock Exchanges, the Vendors belong to the promoter group of the Target Company. The shareholding of Vendors as of the date of the PA is as follows:

Name of the Shareholder	Number of Shares	Percentage Shareholding*	Percentage Shareholding**
G. K. Patni & R. G. Patni	31,18,800	2.37	2.30
R. G. Patni & G. K. Patni	30,75,000	2.34	2.27
Amit Patni & Ruchi Patni	1,80,000	0.14	0.13
Ruchi Patni	12,26,901	0.93	0.90
Arihant Patni	48,90,401	3.71	3.61
Amit Patni	37,86,000	2.88	2.80
G. K. Patni	9,70,500	0.74	0.72
Shruti Patni	16,10,000	1.22	1.19
Aakruti Amit Patni	2,43,750	0.18	0.18
Ayushi Amit Patni	2,43,750	0.18	0.18
A. K. Patni & S. A. Patni	43,95,800	3.34	3.24
S. A. Patni & A. K. Patni	34,65,500	2.63	2.56
A. K. Patni	28,28,000	2.15	2.09
Apoorva Patni	43,58,802	3.31	3.22
Vasundhara Patni	50,00,000	3.80	3.69
N. K. Patni	18,76,000	1.42	1.39
Poonam Patni	5,66,602	0.43	0.42
iSolutions Inc.	1,82,55,396	13.87	13.48
Total	6,00,91,202	45.64	44.37

*	% shareholding calculated with respect to Current Equity Capital
**	% shareholding calculated with respect to Diluted Equity Capital

4	PE Investor currently holds 27,52,081 Shares constituting 2.09% of the Current Equity Capital and 2,01,61,867 ADS with each ADS representing 1 underlying Share in the Target Company and such underlying Shares constituting 15.31% of Current Equity Capital.

5	The salient features of the Vendors’ SPA, the PE Investor ADS Securities Purchase Agreement and the PE Investor Shares SPA are as follows:

Salient features of the Vendors’ SPA:

A.	The completion under the Vendors’ SPA (“Vendors’ Completion”) is conditional on, inter-alia, the following:

a)	completion of open offer obligations by the Acquirers under the Regulations;

b)	receipt of approval from RBI for: (a) acquisition of shares by Pan-Asia iGATE Solutions from Indian resident Vendors; (b) acquisition of shares by iGATE Global Solutions Limited from non-resident Vendors; and (c) sale of shares owned by iSolutions, Inc. (one of the Vendors), an OCB, and forming part of the Sale Shares, to Pan-Asia iGATE Solutions;

c)	(i) expiration or termination of any waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, and the rules and regulations promulgated thereunder) (“HSR Act”) or other applicable antitrust laws in respect of the Acquisition, and (ii) obtaining of any approvals from any governmental authority required for the consummation of the Acquisition;

d)	no writ, judgment, injunction, decree, or similar order from any court of other authority being in effect or any law restraining or otherwise preventing the consummation of the Acquisition; and

e)	simultaneous consummation of transactions contemplated under the PE Investor ADS Securities Purchase Agreement and PE Investor Shares SPA.

B.	The Acquirers will deposit 100% (One hundred percent) of the Maximum Consideration for the shares to be acquired as a part of Offer in the Escrow Account within five (5) business days from (i) the expiry of twenty one (21) days from the date of the PA, or (ii) expiration or termination of any waiting periods under the HSR Act, whichever is later (“Escrow Deposit Date”).

C.	On the Escrow Deposit Date, subject to the Acquirers having complied with their obligation under paragraph B above, the Vendors would facilitate appointment of two (2) nominees of the Acquirers as directors on the board of the Target Company (“Board”) and a nominee as an observer (“Observer”) for a period until the Vendors’ Completion. The Observer is allowed to attend all meetings of the Board and committees of the Board and receive notices of all meetings of the Board and committees of the Board (including for any matter which may be proposed to be passed by circular resolution). Provided however, that until Vendors’ Completion, the Observer and the additional directors nominated by the Acquirers shall not be entitled to participate in or receive notices relating to any Board discussions or Board decision-making involving the pricing (including the setting of discounts, rebates, or other price-related terms), bidding, bidding strategies, marketing, or sales efforts relating to any products or services of the Target Company that are or will be sold in direct competition with the Acquirers and/or its affiliates.

D.	Upon the Manager to the Offer issuing a certificate to SEBI certifying the satisfaction of all Acquirers’ obligations under the Regulations in respect of the Offer pursuant to this PA, the Sale Shares shall be transferred to the Acquirers and the consideration payable for the Sale Shares shall be paid to the respective Vendors subject to, and in accordance with, the terms of the Vendors’ SPA (including, the conditions to the Vendors’ Completion).

E.	Payment for the Sale Shares shall be made in Indian Rupees, save and except payments to iSolutions Inc., which shall be made in United States Dollars equivalent of the amount due and payable as of one (1) business day prior to the date of the payment.

F.	On Vendors’ Completion, three (3) nominees of the Vendors appointed on the Board will resign and nominees of the Acquirers will be appointed as directors on Board of the Target Company.

G.

Following Vendors’ Completion, the Acquirers will be entitled to use the name ‘Patni’ and the Vendors will not challenge any such use of the ‘Patni’ name or the Target Company’s logo and/or marks (registered or unregistered) by the Acquirers, Target Company or any of their respective affiliates. However, Vendors will be entitled to use the name ‘Patni’ (except Target Company’s logo and/or marks) for any business or company so long as such business or company can be differentiated from the Target Company.

H.	From the Execution Date and until the end of twelve (12) months from the date of Vendors’ Completion, none of (i) Gajendra Kumar Patni; (ii) Rajnikanta Gajendrakumar Patni; (iii) Amit Kumar Gajendrakumar Patni; (iv) Ruchi Amitkumar Patni; (v) Ayushi Amitkumar Patni; (vi) Akruti Amitkumar Patni; (vii) Arihant Gajendrakumar Patni; (viii) Shruti Arihant Patni; (ix) Ashok Kumar Patni; (x) Sadhna Ashokkumar Patni; (xi) Apoorva Ashokkumar Patni; (xii) Vasundhara Apoorva Patni; (xiii) Narendra Kumar Patni; (xiv) Poonam Patni; and (xv) Ambika Patni (together, the “Restricted Parties”) will carry on or be engaged or concerned in any other entity which is engaged in the same business as the Target Company. However, the restrictions will not apply to Anirudh Patni.

I.	From the Execution Date and until the end of eighteen (18) months from the date of Vendors’ Completion, none of the Restricted Parties will solicit any person who is (or was within three (3) months prior to such solicitation) a director or an employee of the Target Company or any of its subsidiaries with annual cost-to-company of ` 20,00,000 (Rupees Twenty Lacs Only) or more, provided however that this will not apply to any administrative employees of the Target Company and/or any of its subsidiaries whose job profile is exclusively in the nature of a support function.

J.	From the Execution Date and until the end of eighteen (18) months from the date of Vendors’ Completion, none of the Restricted Parties will solicit certain specified customers (or any parent of such customer and any subsidiary of such parent) or attempt to induce such customer to either cease to be a customer of, or reduce the business between such customer and, the Target Company or its subsidiary.

K.	No non-compete fee is being paid by the Acquirers to the Vendors.

L.	The Vendors’ SPA is not to be acted upon by the Acquirers and Vendors unless all provisions of the Regulations are complied with by the Acquirers and the Vendors.

Salient features of the PE Investor Shares SPA and the PE Investor ADS Securities Purchase Agreement:

A.	The completion under the PE Investor Shares SPA and the PE Investor ADS Securities Purchase Agreement (“PE Investor Completion”) is conditional on, inter-alia, the following:

a)	completion of the Offer;

b)	(i) expiration or termination of any waiting periods under the HSR Act or other applicable antitrust laws in respect of the Acquisition; and (ii) obtaining of any approvals from any governmental authority required for the consummation of the Acquisition;

c)	no writ, judgment, injunction, decree, or similar order from any court or other authority being in effect or any law restraining or otherwise preventing the consummation of the Acquisition; and

d)	simultaneous consummation of transactions contemplated under the Vendors’ SPA with the PE Investor Shares SPA and PE Investor ADS Securities Purchase Agreement.

B.	Subject to Pan-Asia iGATE Solutions having deposited in the escrow account 100% of the Maximum Consideration for the Shares to be acquired as a part of the Offer, within five (5) business days from (i) the expiry of twenty one (21) days from the date of the PA or (ii) expiration or termination of any waiting periods under the HSR Act, whichever is later, the PE Investor would cause Mr. William O. Grabe to resign from the Board and facilitate appointment of two (2) nominees of Pan-Asia iGATE Solutions on the Board as directors and a nominee as an observer for a period until the PE Investor Completion. The Observer is allowed to attend all meetings of the Board and committees of the Board and receive notices of all meetings of the Board and committees of the Board (including for any matter which may be proposed to be passed by circular resolution). Provided however, that until PE Investor Completion, the Observer and the additional directors nominated by Pan-Asia iGATE Solutions shall not be entitled to participate in or receive notices relating to any Board discussions or Board decision-making involving the pricing (including the setting of discounts, rebates, or other price-related terms), bidding, bidding strategies, marketing, or sales efforts relating to any products or services of the Target Company that are or will be sold in direct competition with the Pan-Asia iGATE Solutions and/or its affiliates.

C.

Upon the Manager to the Offer issuing a certificate to SEBI certifying the satisfaction of Pan-Asia iGATE Solutions’ obligations under Regulations in respect of the Offer pursuant to this PA, the PE Investor Shares and the PE Investor ADS shall be transferred to the Pan-Asia iGATE Solutions and the consideration payable for the PE Investor Shares and the PE Investor ADS shall be paid to the PE Investor subject to, and in accordance with, the terms of the PE Investor Shares SPA and PE Investor ADS Securities Purchase Agreement (including, conditions to completion under the PE Investor Shares SPA and the PE Investor ADS Securities Purchase Agreement), respectively.

D.	From the Execution Date and until the end of eighteen (18) months from the date of PE Investor Completion, the PE Investor and its affiliates would not solicit any person who is (or was within three (3) months prior to such solicitation) a director or an employee of the Target Company or any of its subsidiaries with annual cost-to-company of ` 20,00,000 (Rupees Twenty Lacs Only) or more.

E.	From the Execution Date and until the end of eighteen (18) months from the date of PE Investor Completion, the PE Investor will not solicit certain specified customers (or any parent of such customer and any subsidiary of such parent) or attempt to induce such customer to either cease to be a customer of, or reduce the business between such customer and, the Target Company or its subsidiary.

F.	The PE Investor Shares SPA and the PE Investor ADS Securities Purchase Agreement are not to be acted upon by Pan-Asia iGATE Solutions and the PE Investor unless all provisions of the Regulations are complied with by Pan-Asia iGATE Solutions and the PE Investor.

6	The Acquirers, the PAC and the Target Company have not been prohibited by SEBI from dealing in securities, in terms of direction issued under Section 11B of the SEBI Act or any other regulations made under the SEBI Act.

7	Subject to the terms and conditions of the Transaction Agreements, the Acquirers and the PAC intend to appoint two of their nominees to the Board of Directors of the Target Company within five (5) business days from (i) the expiry of twenty one (21) days from the date of the PA or (ii) expiration or termination of any waiting periods under the HSR Act, whichever is later, in terms of second proviso to regulation 22(7) of the Regulations. Subsequently, in accordance with regulation 22(7) of the Regulations, the Acquirers and the PAC have deposited 100% of the Maximum Consideration in the open offer escrow account on February 7, 2011. Subsequent to such deposit and pursuant to Share Purchase Agreements and Securities Purchase Agreement dated 10th January 2011, Mr. Gajendra Kumar Patni (Non-Executive Director) and Mr. William O. Grabe (Non-Executive Director) (along with Mr. Abhay Havaldar as an Alternate Director) resigned as the Directors of the Target Company with effect from February 8, 2011. Following the said resignations, the Acquirers and the PAC have nominated the following two persons as directors on the Board of the Target Company at the board meeting of the Target Company held on February 8, 2011 (i.e. 28 days after the date of the PA):

Name	Residential address	Educational Qualifications	DIN
Phaneesh Murthy	33245 Lark Way, Fremont CA 94555, U.S.A.	B.Tech, MBA	00388525
Shashank Singh	Flat 8A, Sudhakar, 26 Narayan Dabholkar Road, Mumbai 400006, India	B.A., MBA	02826978

The Acquirers and the PAC may in future nominate such further directors in accordance with the Companies Act and the Articles of Association of the Target Company.

Details of the Proposed Offer

8	In accordance with regulation 14(1) and regulation 15(1) of the Regulations, the Acquirer issued a Public Announcement (PA) on January 11, 2011 which appeared in all editions of Financial Express, all editions of Jansatta, Mumbai edition of Navshakti and Pune edition of Loksatta. A copy of the PA is available on SEBI’s website (www.sebi.gov.in).

9	Pursuant to this Offer, the Acquirers and the PAC propose to acquire 2,70,85,565 Shares of the Target Company representing 20.6% of the Current Equity Capital (20% of the Diluted Equity Capital) of the Target Company, at a price of ` 503.50 (Rupees Five Hundred Three and Paise Fifty Only) for each Share of the Target Company, to be paid in cash in accordance with the Regulations. The Offer is subject to the receipt of certain approvals as set forth below in Section IX “Terms and Conditions of the Offer”.

10	Based on the available information, the Diluted Equity Capital as on the date 15 days after the scheduled closing of the offer is expected to be as follows:

Particulars	Number of Shares
Total fully paid-up equity shares outstanding as of January 07, 2011 (A)	13,16,51,330

Total outstanding ESOPs for which equity shares may be issued during the period of the Offer (B)*	37,76,493

Diluted Equity Capital (A + B)	13,54,27,823

*	Source: Vendors’ SPA

11	There are no partly paid-up shares in the Target Company. This Offer is not subject to any minimum level of acceptance or any differential pricing.

12	As of the date of the PA, the Acquirers and the PAC do not hold any shares in the Target Company. The Acquirers and the PAC or any of their directors have not acquired nor have been allotted any Shares of the Target Company in the twelve (12) months prior to the date of the PA.

However, the Acquirers or PAC may acquire Shares of the Target Company on the Stock Exchanges, or through negotiation or otherwise, in compliance with and subject to the provisions of the Regulations and applicable law during the pendency of the Offer, and all details of such purchases will be disclosed by the Acquirers and the PAC to the Stock Exchanges and to the Manager to the Offer within 24 hours of such acquisition in terms of regulation 22(17) of the Regulations.

As per regulation 20(7) of the Regulations, where any such aforementioned acquisition upto the closure of the Offer is at a price higher than the Offer Price, then, the highest price paid for such acquisition shall be payable for all acceptances received under the Offer. Further, no such acquisition shall be made during the last seven (7) working days prior to the closure of the Offer, except Shares accepted in the Offer.

The Acquirers and the PAC have not acquired any Shares since the date of the PA and up to the date of this Letter of Offer.

13	The Offer is not a competitive bid. There have been no competitive bids as of the date of this Letter of Offer.

14	To the extent of the Offer Size, all the Shares of the Target Company that are validly accepted in this Offer are proposed to be acquired by the Acquirers, subject to the terms and conditions of the Offer and receipt of approvals. In case the number of Shares validly tendered in the Offer is more than the Shares to be acquired in the Offer, the acquisition of Shares from each shareholder will be, as per the provisions of regulation 21(6) of the Regulations, on a proportional basis in such a way that the acquisition from each shareholder shall not be less than the minimum marketable lot or the entire holding, if it is less than the marketable lot. As the Shares trade in the compulsory dematerialized settlement segment of BSE and NSE, the minimum marketable lot for the Shares is one (1).

15	There shall be no discrimination in the acceptance of locked-in and non locked-in Shares in the Offer. The Shares to be acquired under this Letter of Offer are to be free from all liens, charges and encumbrances and will be acquired together with all rights attached thereto.

16	This Offer is being made to all Eligible Shareholders.

17	This Letter of Offer is being sent to all Eligible Shareholders of the Target Company whose names appeared in the Register of Members of the Target Company and the beneficial owners of the Shares of the Target Company whose names appear as beneficiaries on the records of the respective Depositories, at the close of business hours on January 14, 2011, being the Specified Date, as required under the Regulations.

Object of the Acquisition/Offer

18	The completion of the Acquisition will result in substantial acquisition of Shares and voting rights in the Target Company by the Acquirers accompanied with a change in control of the Target Company. The Offer is therefore being made in accordance with regulations 10 and 12 of the Regulations.

19	The Acquirers and the PAC acknowledge the strong potential offered by the information technology, consulting, and outsourcing business and propose to expand their presence through the Acquisition. The Acquisition will bring together the Acquirers’, the PAC’s and Target Company’s brands and is expected to facilitate sustained long term growth for the combined entity. The combination is expected to create a compelling go-to-market strategy, with Acquirers’ and PAC’s integrated Technology and Operations (“iTOPS”) and outcome-based pricing model augmented by Target Company’s delivery expertise and focus on micro-verticals. The Acquirers and the PAC expect to realize the following combination benefits:

•	opportunity to play in larger deals and more verticals

•	opportunity to cross-sell key solutions to a broader client base

•	economies of scale from consolidation of shared services

•	efficiencies in operations and delivery services

•	enhanced account management capabilities and strategies

20	The Acquirers, the PAC and the Target Company operate in the similar fields of information technology (“IT”), consulting and business outsourcing business. However, there is deemed to be limited overlap between Acquirers/PAC and the Target Company with few active common clients and complementary industry verticals and geographical spread of operations. The Acquirers and the PAC believe that by utilizing an expanded pool of talent, diverse expertise across multiple verticals, higher level strategic end-to-end service offerings and an established management team with a track record of proven execution shall strengthen Acquirers’ and PAC’s competitive position as a top-tier player in the highly-fragmented global IT industry.

III.	Background of the Acquirers

Pan-Asia iGATE Solutions

21	Pan-Asia iGATE Solutions is an unlisted company incorporated on December 17, 2010, under the laws of the Republic of Mauritius with its registered office at IFS Court Twenty Eight, Cybercity, Ebene, Mauritius, Tel: +230 467 3000, Fax: +230 467 4000.

22	Pan-Asia iGATE Solutions has been promoted by iGATE Technologies Inc., an indirect subsidiary of iGATE Corporation. As of the date of the PA, iGATE Corporation, indirectly through its subsidiaries, owns 100% share capital of the Pan-Asia iGATE Solutions. Sunil Wadhwani and Ashok Trivedi are the founder shareholders of iGATE Corporation.

23	As of the date of the PA, the paid-up equity share capital of Pan-Asia iGATE Solutions is US$10,000 consisting of 10,000 fully paid-up equity shares having a face value of US$1.

24	The details of the Board of Directors of Pan-Asia iGATE Solutions as on the date of the Letter of Offer are as follows:

Name of director	Residential address	Educational Qualifications	Date of appointment
Kapil Dev Joory	Ancienne Route Publique de Moka, Montagne Ory, Moka, Mauritius	Chartered Accountant (from Institute of Chartered Accountants in England and Wales)	December 17, 2010

Abdool Fareed Soreefan	Bassin Road, Highlands, Phoenix, Mauritius	Chartered Secretary (from the UK Institute of Chartered Secretaries and Administrators) and Masters in Business Administration (Finance), UK	December 17, 2010

Name of director	Residential address	Educational Qualifications	Date of appointment
Ashok Trivedi	1446, Peterson Place, Pittsburgh, PA 15241, U.S.A.	MSc. ( Physics), MBA	January 21, 2011

Phaneesh Murthy	33245 Lark Way, Fremont CA 94555, U.S.A.	B.Tech., MBA	January 21, 2011

None of the above directors is a director of the Target Company as of the date of the PA. However, as stated in paragraph 7, as of the date of this Letter of Offer, Mr. Phaneesh Murthy, being a director on the boards of the Acquirers and the PAC has been appointed as director on the board of the Target Company with effect from February 8, 2011.

25	Brief details in respect of the experience of the various members of the board of Pan-Asia iGATE Solutions is as follows:

Ashok Trivedi is the co-founder and co-chairman of iGATE Corporation. He has served as co-chairman and president of iGATE Corporation from October 1996 to April 1, 2008. He is currently on the boards of directors of many of the subsidiaries and affiliates of iGATE Corporation. He was one of the early pioneers of the IT industry. Under his leadership, iGATE began its operations in 1986 and grew to over $500 million in revenues by 1999. From 1976 to 1986, he held various marketing and management positions with Unisys Corporation, a global IT company. He has received numerous awards, including “Entrepreneur of the Year” from Ernst & Young. He holds a master’s degree in business administration from Ohio University and a master’s degree in physics from Delhi University.

Phaneesh Murthy was appointed as a director of iGATE Corporation on March 7, 2006 and was promoted to president and chief executive officer of iGATE Corporation effective April 1, 2008. He was appointed as chief executive officer and director of the wholly-owned subsidiary of the PAC/iGATE Corporation, iGATE Global Solutions Limited on August 22, 2003 and has served in this position through December 2009. He also serves as a member of the board of directors of Global Edge Software Pvt. Ltd. and Cybernet Systems, Inc. In January 2003, he founded Quintant Services Limited, an India-based business process outsourcing company that was acquired by iGATE Global Solutions Limited and iGATE Corporation in August 2003. Prior to that, he founded Primentor, a U.S. based consulting firm. From 1992 to 2002, he held various positions at Infosys Technologies Limited. He holds a master’s degree in business administration from the Indian Institute of Management in Ahmedabad, India and received the equivalent of a bachelor’s degree from the Indian Institute of Technology in Chennai, India.

Kapil Dev Joory is co-founder and executive director of International Financial Services Limited (“IFSL”), a leading management company specialising in international tax, business and corporate advisory services. He is also a Fellow of the Institute of Chartered Accountants in England and Wales and also a member of the Society of Trust and Estate Practitioners (STEP). Until 1993, he was a senior tax executive at Ernst & Young, London office. He has over 30 years of post-qualification experience in international tax planning and business structuring. His area of specialization includes international banking and financial services including Islamic banking, offshore fund structuring and administration, intellectual and real property planning, franchising and retail operations. He serves on the boards of several investment funds.

Abdool Fareed Soreefan is a Director (Compliance and Controls) of IFSL. He is also a Chartered Secretary from the UK Institute of Chartered Secretaries and Administrators and holds a Masters in Business Administration (Finance), UK. He has 11 years of experience as a court officer with the Mauritius Judicial Department and worked for about a year with the secretarial arm of KPMG as a deputy manager being in charge of its secretarial and insolvency departments. He joined IFSL in August 1995 and is presently overseeing corporate secretarial matters and fund set up/administration. He serves as a director of various companies and investment funds.

26	iGATE Corporation and its affiliates have agreed to provide funding to Pan-Asia iGATE Solutions for the purposes of its investment in the Target Company and in connection with the Offer.

27	The shares of Pan-Asia iGATE Solutions are not listed on any stock exchange.

28	Since Pan-Asia iGATE Solutions has been recently incorporated, (a) its revenues, net profit, book value, EPS and return on net worth are not ascertainable, and (b) it has no executive officers.

29	Pan-Asia iGATE Solutions has been set up by iGATE Corporation to act as a platform for global strategic expansion in the IT space, and make certain strategic investments, principally in the Asian and in time African and Middle Eastern regions, on an opportunistic basis. As on the date of the PA, Pan-Asia iGATE Solutions has not made any investment nor commenced any business activity.

30	Pan-Asia iGATE Solutions has not held any Shares in the Target Company since inception and until the date of the Letter of Offer and hence the provisions of Chapter II of the Regulations are not applicable.

31	Pan-Asia iGATE Solutions has no contingent liabilities except in connection with the Acquisition and the Offer.

32	Pan-Asia iGATE Solutions has not promoted any company in India.

iGATE Global Solutions Limited

33	iGATE Global Solutions Limited was incorporated on December 27, 1993 under the Companies Act and has its registered office and corporate office at 158-162(P) & 165(P)-170(P), EPIP Phase II, Whitefield, Bangalore - 560 066, India, Tel: +91 80 4104 0000, Fax: +91 80 4104 1123.

34	iGATE Global Solutions Limited is promoted by iGATE Corporation. As on the date of the PA, iGATE Corporation, indirectly through its subsidiaries, owns 100% share capital of iGATE Global Solutions Limited. Sunil Wadhwani and Ashok Trivedi are the founder shareholders of iGATE Corporation.

35	iGATE Global Solutions Limited’s service offerings include client/server design and development, conversion/migration services, offshore outsourcing, enterprise resource planning package implementation and integration services, software development and applications maintenance outsourcing. iGATE Global Solutions Limited is engaged in the business of providing business outcomes driven iTOPS solutions with a global delivery model. iGATE Global Solutions Limited’s unique business model aligns with the client’s strategic objectives to achieve operational efficiencies, increase cost variability and rationalize their current operating environment.

36	The shares of iGATE Global Solutions Limited are not listed on any stock exchange. The shareholding pattern of the iGATE Global Solutions Limited as on the date of the PA is as follows:

No.	Name of Shareholder	Number of Shares	Percentage Shareholding
1.	iGATE Inc.	96,00,000	75.21
2.	iGATE Corporation	31,64,378	24.79

As on date of the PA, iGATE Corporation, indirectly through its subsidiaries, owns 100% share capital of iGATE Inc.

37	iGATE Global Solutions Limited has not held any Shares in the Target Company since inception and until the date of the PA and hence the provisions of Chapter II of the Regulations are not applicable.

38	The details of the Board of Directors of iGATE Global Solutions Limited as on the date of the PA are as follows:

Name of director	Residential address	Educational Qualifications and Experience	Date of appointment	DIN
Ashok Trivedi	1446, Peterson Place, Pittsburgh, PA 15241, U.S.A.	MSc., MBA Experience: 34 years	December 27, 1993	00024566
Sunil Wadhwani	1110 Meridian Drive, Nevillewood, Presto PA 15142,	B.Tech, MS Experience: 34 years	December 27, 1993	00380408

Name of director	Residential address	Educational Qualifications and Experience	Date of appointment	DIN
	U.S.A.
Phaneesh Murthy	33245 Lark Way, Fremont CA 94555, U.S.A.	B.Tech, MBA Experience: 25 years	August 22, 2003	00388525
Sujit Sircar	No.402, Vars Cara Rosa, 1st Main, Pai Layout Krishnarajapuram, Old Madras Road Bangalore – 560016, India	B.Com. F.C.A. Experience: 20 years	January 1, 2010	00026417
Suresh Anantha Narayanan	No.132 B (Old No.57/1) ECC Road, Whitefield, Bangalore – 560 066, India.	B.Arch, M.R.C.P. Experience: 20 years	January 1, 2010	02321967

None of the above directors is a director of the Target Company as of the date of the PA. However, as stated in paragraph 7, as of the date of this Letter of Offer, Mr. Phaneesh Murthy, being a director on the boards of the Acquirers and the PAC has been appointed as director on the board of the Target Company with effect from February 8, 2011.

39	Brief details in respect of the experience of the various members of the board of iGATE Global Solutions Limited is as follows:

Ashok Trivedi is the chairman of iGATE Global Solutions Limited. He is the co-founder and co-chairman of iGATE Corporation. He is currently on the boards of directors of many of the subsidiaries and affiliates of iGATE Corporation. He was one of the early pioneers of the IT industry. Under his leadership, iGATE began its operations in 1986 and grew to over $500 million in revenues by 1999. From 1976 to 1986, he held various marketing and management positions with Unisys Corporation, a global IT company. He has received numerous awards, including “Entrepreneur of the Year” from Ernst & Young. He holds a master’s degree in business administration from Ohio University and a master’s degree in physics from Delhi University.

Sunil Wadhwani is the vice chairman of iGATE Global Solutions Limited. He is the co-founder and co-chairman of iGATE Corporation. He is currently on the boards of directors of many of the subsidiaries and affiliates of iGATE Corporation. He has received numerous awards including “Entrepreneur of the Year” from Ernst & Young. He also serves on the board of directors/trustees of the U.S. Federal Reserve Bank (Pittsburgh), Carnegie Mellon University, and the United Way. He has a master’s degree in management from Carnegie Mellon University and a bachelor’s degree in engineering from the Indian Institute of Technology.

Phaneesh Murthy is on the board of iGATE Global Solutions Limited. He is the president and chief executive officer of iGATE Corporation, the ultimate holding company of iGATE Global Solutions Limited. Mr. Murthy also serves as a member of the board of Global Edge Software Pvt. Ltd. and Cybernet Systems, Inc. In January 2003, he founded Quintant Services Limited, an India-based business process outsourcing company that was acquired by iGATE Global Solutions Limited in August 2003. Prior to that, he founded Primentor, a U.S. based consulting firm. From 1992 to 2002, he held various positions at Infosys Technologies Limited. He holds a master’s degree in business administration from the Indian Institute of Management, Ahmedabad, India and received the equivalent of a bachelor’s degree from the Indian Institute of Technology in Chennai, India.

Sujit Sircar is the chief financial officer and a wholetime director of iGATE Global Solutions Limited. Previously, he worked with Wipro Limited for five years where he handled various job responsibilities and was the finance head for various divisions of the company. He is a Chartered Accountant by training and is a Fellow Member of the Institute of Chartered Accountants of India. He holds a bachelor’s degree in Commerce from the University of West Bengal.

Suresh Anantha Narayanan is the chief delivery officer and a wholetime director of iGATE Global Solutions Limited. He has 20 years experience in IT and management consulting both in U.S. and India. Prior to joining

iGATE Global Solutions Limited, he was vice president and global practice head of IT Infrastructure Services (ITIS) at Cognizant. He has also worked with international management consulting firm Booz-Allen-Hamilton in the U.S., working on IT strategies for both U.S. federal agencies and commercial firms. He started his career by setting up Geographic Information Systems (GIS) for substate districts in Oklahoma in the U.S. Mr. Narayanan has a master’s degree from the University of Oklahoma and a bachelor’s degree from the Regional Engineering College, Trichy, India

40	The financial details of iGATE Global Solutions Limited on a standalone basis for the last three financial years as derived from its audited financial statements and for six month period ended September 30, 2010 as per the limited review report issued by the statutory auditors of the company are as set forth below:

Profit & Loss Statement (Rupees Lacs)	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010	Six Month Period Ended September 30, 2010
Income from Operations	78,151	90,088	93,219	58,164
Other Income	1,395	372	(1,552)	1,156
Total Income	79,546	90,460	91,667	59,320
Total Expenditure	65,217	70,049	71,863	45,712
Profit before Depreciation Interest & Tax	14,329	20,411	19,804	13,608
Depreciation	3,872	3,036	3,096	1,739
Interest expense	157	50	35	27
Profit before Tax	10,300	17,325	16,673	11,842
Provision for Tax	214	412	639	336
Long term investment write off	260	—	—	—
Provision for diminution in investment	1,113	—	—	—
Profit after Tax	8,713	16,913	16,034	11,506

Balance Sheet Statement (Rupees Lacs)	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010	Six Month Period Ended September 30, 2010
Sources of Funds
Paid-up share capital	1,276	1,276	1,276	1,276
Reserves & Surplus (Excl. Building Revaluation reserve)	38,542	49,653	73,088	84,720
Networth	39,818	50,929	74,364	85,996
Secured loans	—	223	247	342
Unsecured loans	402	—	—	—
Total	40,220	51,152	74,611	86,338
Uses of Funds
Net fixed assets	12,341	14,567	17,072	20,040
Other Non current assets	70	695	758	842
Investments	13,600	17,658	38,366	43,985
Net current assets	14,209	18,232	18,415	21,471
Total	40,220	51,152	74,611	86,338

Other Financial Data	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010	Six Month Period Ended September 30, 2010
Dividend (% of paid-up capital)	NA	NA	NA	NA
Book Value per share* (`)	313.85	399.00	582.6	673.72
Earning per Share** (`)	68.67	132.50	125.61	90.14	#
Return on Networth*** (%)	21.88%	33.21%	21.56%	13.38	%#

*	Book Value per share computed as the Networth/Weighted Average Dilutive Number of equity shares outstanding during the year
**	Earning per share calculated as Profit After Tax/Weighted Average Dilutive Number of equity shares outstanding during the year
***	Return on Networth calculated as Profit After Tax/Networth as at the end of the year
#	Not annualized

Note: During the year ended March 31, 2010, the company sub-divided the face value of shares from ` 200,000 per share to ` 10 per share. The EPS and book value per share for 2008 and 2009 have been recalculated to reflect the pro forma effect of such sub-division.

No adjustments are required to the above financial information pursuant to the provisions of Annexure I, item 11 of the Standard Letter of Offer of SEBI.

41	The reasons for rise/fall in total income and PAT in the last three financial years are as follows:

For the Fiscal Year Ended March 31, 2010

Reasons for change in income from operations

Income from operations increased for the year ended March 31, 2010 as compared to the year ended March 31, 2009 due to improved sales with recurring customers.

Reasons for change in profits

Profits decreased for the year ended March 31, 2010 as compared to the year ended March 31, 2009 due to unfavorable foreign currency movement.

For the Fiscal Year Ended March 31, 2009

Reasons for change in income from operations

Income from operations increased for the year ended March 31, 2009 as compared to the year ended March 31, 2008 due to increased business with our recurring customers, new customer wins and improved utilization rates.

Reasons for change in profits

Profits increased in 2009 as compared to 2008 due to increase in sales and improved operational efficiency.

For the Fiscal Year Ended March 31, 2008

Reasons for change in income from operations

Income from operations increased by 4.6% for the year ended March 31, 2008 as compared to the year ended March 31, 2007 due to increased business with our recurring customers and improved utilization rates.

Reasons for change in profits

Profit increased in 2008 as compared to 2007 due to increased sales and improved operational efficiency.

42	The principal accounting policies applied in the preparation of the financials information presented in this document are set out below:

Statement of Significant Accounting Policies

(a)	Basis of preparation

The financial statements have been prepared to comply in all material respects with the Notified accounting standards by the Companies (Accounting Standards) Rules, 2006 and the relevant provisions of the Companies Act. The financial statements have been prepared under the historical cost convention on an accrual basis of accounting except in case of assets for which provision for impairment is made. The accounting policies have been consistently applied by iGATE Global Solutions Limited and are consistent with those used in the previous year.

(b)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the results of operations during the reporting period. Although these estimates are based upon management’s best knowledge of current events and actions, actual results could differ from these estimates.

(c)	Forward exchange contracts / instruments

Effective April 1, 2008, iGATE Global Solutions Limited has designated derivative instruments to hedge highly probable forecasted transactions based on the principles of hedge accounting set out in Accounting Standard (AS 30) on Financial Instruments: Recognition and Measurement. Based on the recognition and measurement principles set out in AS 30, the changes in derivative fair values relating to the derivative instruments that are designated as effective cash flow hedges are recognized directly in reserve / equity until the hedged transactions occur.

Upon occurrence of the transaction the amounts recognized in the reserves would be reclassified into the profit and loss account.

(d)	Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation and impairment losses if any. Cost comprises the purchase price and any attributable cost of bringing the assets to its working condition for its intended use. Advances paid towards the acquisition of fixed asset outstanding at each balance sheet date and the cost of fixed asset not ready for its intended use before such date are disclosed as capital work in progress.

Intangible assets including computer software products/ licenses are stated at their cost of acquisition.

(e)	Depreciation

Depreciation on fixed assets is provided on the straight line method, pro-rata to the period of use of assets, based on the useful life of assets as estimated by the management which is as follows:

Years (SLM)
Buildings	25
Computers	3
Laptops	1.5
Office equipment	5
Furniture and fittings	5
Vehicles	5

The above rates are higher than the rates prescribed in Schedule XIV of the Companies Act.

Leasehold improvements are depreciated over the primary lease period or useful life, whichever is lower, on a straight-line basis. Assets individually costing less than or equal to ` 5,000 are fully depreciated in the year of acquisition.

Software is amortized using the straight-line method over a period of two years.

(f)	Goodwill

Acquired goodwill is amortized using the straight-line method over a period of ten years.

(g)	Leases

Finance leases

Finance leases, which effectively transfer to iGATE Global Solutions Limited substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at the lower of the fair value and present value of the minimum lease payments at the inception of the lease term and disclosed as leased assets. Lease payments are apportioned between the finance charges and reduction of the lease liability based on the implicit rate of return. Finance charges are charged directly against income. Lease management fees, legal charges and other initial direct costs are capitalized.

If there is no reasonable certainty that iGATE Global Solutions Limited will obtain the ownership by the end of the lease term, capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

Operating leases

Leases where the lessor effectively retains substantially all the risks and benefits of ownership of the leased item, are classified as operating leases. Operating lease payments are recognized as an expense in the Profit and Loss account on a straight-line basis over the lease term.

(h)	Investments

Investments that are readily realizable and intended to be held for not more than a year are classified as current investments. All other investments are classified as long-term investments. Current investments are carried at lower of cost or fair value determined on an individual investment basis. Long-term investments are carried at cost. However, provision for diminution in value is made to recognize a decline other than temporary in the value of the investments.

(i)	Revenue recognition

Revenue, net of volume discounts, is recognized to the extent that it is probable that the economic benefit will flow to iGATE Global Solutions Limited and the revenue can be reliably measured.

(i) Time and material contracts

Revenues from time and material services are recognized as the related services are performed.

(ii) Fixed price, milestone based contracts

Revenue from fixed-price development contracts are recognized using the percentage-completion method, under which the contract performance is determined by relating the actual costs incurred to date to the estimated total costs for each contract. Any anticipated losses expected upon contract completion are recognized immediately. Changes in job performance, conditions and estimated profitability may result in revisions and corresponding revenues and costs are recognized in the period in which the changes are identified.

(iii) Other Contracts

Revenue from contracts with amounts to be billed on monthly basis is recognized on a straight-line basis over the term of the contract. Revenue from unit priced contracts is recognized on rendering of the services as per the terms of the contracts.

Unbilled receivables represent amounts recognized as revenues for the periods presented based on services performed in accordance with the terms of contracts that will be billed in subsequent periods.

Deferred revenue represents amounts billed in excess of revenue earned for which related services are expected to be performed in subsequent periods.

(iv) Interest

Revenue is recognized on a time proportion basis taking into account the amount outstanding and the rate applicable.

(v) Other Income

Other income is recognized on accrual basis.

(j)	Foreign Currency Translations

1.	Initial Recognition

Foreign currency transactions are recorded in the reporting currency, by applying to the foreign currency amount the exchange rate between the reporting currency and the foreign currency at the date of the transaction.

2.	Conversion

Foreign currency monetary items are reported using the closing rate. Non-monetary items which are carried in terms of historical cost denominated in a foreign currency are reported using the exchange rate at the date of the transaction.

3.	Exchange Differences

Exchange differences arising on the settlement of monetary items or on reporting such monetary items of iGATE Global Solutions Limited at rates different from those at which they were initially recorded during the year, or reported in previous financial statements, are recognized as income or as expenses in the year in which they arise.

4.	Translation of Integral foreign operation

The financial statements of an integral foreign operation are translated as if the transactions of the foreign operation have been those of iGATE Global Solutions Limited itself.

5.	Translation of Non-Integral operation

In translating the financial statements of a non-integral foreign operation for incorporation in financial statements, the assets and liabilities, both monetary and non-monetary, of the non-integral foreign operation are translated at the closing rate; income and expense items of the non-integral foreign operation are translated at exchange rates at the dates of the transactions; and all resulting exchange differences are accumulated in a foreign currency translation reserve until the disposal of the net investment.

On the disposal of a non-integral foreign operation, the cumulative amount of the exchange differences which have been deferred and which relate to that operation are recognized as income or as expenses in the same period in which the gain or loss on disposal is recognized.

(k)	Hedge accounting

iGATE Global Solutions Limited is exposed to foreign currency fluctuations on foreign currency assets, liabilities and forecasted cash flows denominated in foreign currencies. iGATE Global Solutions Limited limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of forward cover derivatives. iGATE Global Solutions Limited enters into derivative contract for sale of US dollars and Canadian dollars, where the counterparty is a bank.

iGATE Global Solutions Limited has adopted principles of hedge accounting as set out in Accounting Standard (AS) 30, “Financial Instruments: Recognition and Measurement”, to the extent that the adoption does not conflict with existing accounting standards and other authoritative pronouncements of the Company Law and other regulatory requirements.

Based on the recognition and measurement principles of hedge accounting set out in AS 30, changes in the fair values of derivative financial instruments designated as cash flow hedges are recognized directly in reserves / equity and are reclassified to the profit and loss account upon the occurrence of the hedged transaction. Changes in fair value related to derivatives not designated as hedges are recognized in the profit and loss account.

(l)	Retirement and other employee benefits

a)	Retirement benefits in the form of Provident Fund and Super Annuation fund are defined contribution schemes and the contributions are charged to the Profit & Loss Account of the year when the contributions to the fund is due. There are no other obligations other than the contribution payable to the respective trusts.

b)	Gratuity liability is a defined benefit obligation and is provided for on the basis of an actuarial valuation on projected unit credit method made at the end of each financial year. Gratuity liability is funded by iGATE Global Solutions Limited and managed by an external agency.

c)	Employment benefits, including retirement benefits in respect of employees at foreign branches are accrued based on the statues of the respective countries.

d)	Actuarial gains/losses are immediately taken to the Profit and Loss Account and are not deferred.

e)	Short term compensated absences are provided for based on estimates. Long term compensated absences are provided for based on actuarial valuation. The actuarial valuation is done as per projected unit credit method

(m)	Income Taxes

Tax expense comprises of current, deferred and fringe benefit tax. Current income tax and fringe benefit tax is measured at the amount expected to be paid to the tax authorities in accordance with the Income Tax Act, 1961 enacted in India. Deferred income taxes reflects the impact of current year timing differences between taxable income and accounting income for the year and reversal of timing differences of earlier years.

Deferred tax is measured based on the tax rates and the tax laws enacted or substantively enacted at the balance sheet date. Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and deferred tax liabilities relate to the taxes on income levied by same governing taxation laws. Deferred tax assets are recognized only to the extent that there is reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. In situations where iGATE Global Solutions Limited has unabsorbed depreciation or carry forward tax losses, all deferred tax assets are recognized only if there is virtual certainty supported by convincing evidence that they can be realized against future taxable profits.

At each balance sheet date iGATE Global Solutions Limited re-assesses unrecognized deferred tax assets. It recognizes unrecognized deferred tax assets to the extent that it has become reasonably certain or virtually certain, as the case may be that sufficient future taxable income will be available against which such deferred tax assets can be realized.

The carrying amount of deferred tax assets are reviewed at each balance sheet date. iGATE Global Solutions Limited writes-down the carrying amount of a deferred tax asset to the extent that it is no longer reasonably certain or virtually certain, as the case may be, that sufficient future taxable income will be available against which deferred tax asset can be realized.

MAT credit is recognized as an asset only when and to the extent there is convincing evidence that iGATE Global Solutions Limited will pay normal income tax during the specified period. In the year in which the Minimum Alternate Tax (MAT) credit become eligible to be recognized as an asset in accordance with the recommendations contained in guidance note issued by the Institute of Chartered Accountants of India, the said asset is created by way of a credit to the profit and loss account and shown as MAT Credit Entitlement. iGATE Global Solutions Limited reviews the same at each balance sheet date and writes down the carrying amount of MAT Credit Entitlement to the extent there is no longer convincing evidence to the effect that iGATE Global Solutions Limited will pay normal Income tax during the specified period.

(n)	Segmental reporting policies

Identification of segments

iGATE Global Solutions Limited is engaged in the business of software development and services, contact center services and IT Enabled services, which in the context of Accounting Standard 17, Segment Reporting, issued by the Institute of Chartered Accountants of India, is considered as the only business segment. Further, the operations of iGATE Global Solutions Limited are managed from independent locations based on customer, which are located in different geographical locations.

Allocation of common costs

Common allocable costs are allocated to each segment according to the relative contribution of each segment to the total common costs.

Unallocated items

Includes general corporate income and expense items which are not allocated to any business segment.

(o)	Earnings per share

Basic earnings per share are calculated by dividing the net profit for the period attributable to equity shareholders by the weighted average number of equity shares outstanding during the period. For the purpose of calculating diluted earnings per share, the net profit for the period attributable to equity shareholders and the weighted average number of shares outstanding during the period are adjusted for the effects of all dilutive potential equity shares.

(p)	Provisions

A provision is recognized when an enterprise has a present obligation as a result of past event; it is probable that an outflow of resources will be required to settle the obligation, in respect of which a reliable estimate can be made. Provisions are not discounted to its present value and are determined based on best estimate required to settle the obligation at the balance sheet date. These are reviewed at each balance sheet date and adjusted to reflect the current best estimates. Provision for expenditure relating to voluntary retirement is made when the employee accepts the offer of early retirement.

(q)	Cash and Cash equivalents

Cash and cash equivalents in the balance sheet comprise cash at bank and in hand and short-term investments with an original maturity of three months or less.

43	Compliance Officer

Mr. Mukund Srinath, Vice President - Legal & Company Secretary, c/o iGATE Global Solutions Limited, 158-162P & 165P-170P, EPIP Phase II, Whitefield, Bangalore - 560 066 India.

44	There has been no merger/demerger/spin off involving the iGATE Global Solutions Limited except that the shareholders and board of directors of iGATE Global Solutions Limited approved a scheme of arrangement under the provisions of Sections 391 – 394 of the Companies Act in the nature of amalgamation of iGATE Global Solutions Sdn. Bhd., Malaysia into iGATE Global Solutions Limited. Effective date for such scheme of arrangement was March 12, 2010.

45	iGATE Global Solutions Limited has not promoted any company in India except that iGATE Global Solutions Limited acquired IT&T Limited in 2004. IT&T Limited was subsequently renamed as iGATE Infrastructure Management Services Limited

Date of Incorporation: August 18, 1999

Nature of Business: iGATE Infrastructure Management Services Limited offers comprehensive range of IT support services including system integration, system maintenance and support services which are broadly categorized into facility management services and maintenance services.

Mention whether sick industrial company: iGATE Infrastructure Management Services Limited is not a sick industrial company.

Summary Financial Information (Rupees Lacs)	Fiscal Year ended March 31, 2008	Fiscal Year ended March 31, 2009	Fiscal Year ended March 31, 2010

Equity Capital	286	286	286
Reserves (excluding revaluation reserves)	93	1,198	840
Total Income	3,032	2,735	1,297
Profit After Tax	287	268	(357)
Earning Per Share (`)	10.05	9.37	(12.5)
Net Asset Value per share (NAV) (`)	42.53	51.91	39.40

IV.	Background of the PAC

iGATE Corporation

46	iGATE Corporation was incorporated on November 12, 1996 under the laws of the Commonwealth of Pennsylvania. The registered office is located at Park West Two - Suite 410, 2000 Cliff Mine Road, Pittsburgh, PA 15275, T: +1 412 490 9620 Fax: +1 412 494 9272.

47	Sunil Wadhwani and Ashok Trivedi are the founder shareholders of iGATE Corporation. iGATE Corporation is the ultimate holding company of Pan-Asia iGATE Solutions and iGATE Global Solutions Limited. iGATE Corporation is an outsourcing service provider of Information Technology (IT) and IT-enabled operations solutions & services and caters to different geographies through its subsidiary iGATE Global Solutions Limited with its global delivery centers in India and offices across North America, Europe and Asia Pacific. iGATE group has over 8,200 employees and 7 global delivery centers in Australia, India, Japan, and Mexico with offices in 16 countries and 4 continents.

48	The common shares of iGATE Corporation, having a face value of US$0.01 per share, are listed on the NASDAQ stock exchange. Share price as on January 24, 2011 was US$15.69 on the NASDAQ stock exchange.

49	The shareholding pattern as on the date of the PA is as follows:

Name of the Shareholder	Number of Shares	Percentage Shareholding
Ashok Trivedi	1,25,01,675	22.38
Sunil Wadhwani	1,25,01,675	22.38
Fidelity Management & Research	68,57,684	12.28
Columbia Wanger Asset Management LP	57,07,000	10.22
Vanguard Group, Inc.	19,99,959	3.58
CAC Corp.	13,54,634	2.42
Dimensional Fund Advisors, Inc.	13,50,833	2.42
BlackRock Fund Advisors	10,30,351	1.84
Columbus Circle Investors	10,24,087	1.83
Frontier Capital Management Co. LLC	8,46,903	1.52
Others	1,06,87,399	19.13
Total	55,862,200

50	iGATE Corporation has not held any Shares in the Target Company since inception and until the date of the

PA and hence the provisions of Chapter II of the Regulations are not applicable.

51	The details of the Board of Directors of the iGATE Corporation as on the date of the PA are as follows:

Name of director	Residential address	Educational Qualifications and Experience	Date of appointment

Ashok Trivedi	1446, Peterson Place, Pittsburgh, PA 15241, U.S.A.	MSc., MBA. Experience: 34 years	November 12 1996

Sunil Wadhwani	1110 Meridian Drive, Nevillewood, Presto PA 15142, U.S.A.	B.Tech., MS Experience: 34 years	November 12, 1996

Phaneesh Murthy	33245 Lark Way, Fremont CA 94555, U.S.A.	B.Tech., MBA Experience: 25 years	March 7, 2006

J. Gordon Garrett	17 Oneida Drive , Greenwich, CT 06830 U.S.A.	B. Engg., P. Engg. Experience: 39 years	December 16, 1996

Göran Lindahl	Ginstvägen 14 SE - 236 42 Höllviken Sweden	MS, Elec. Eng. Experience: 39 years	March 7, 2006

Martin G. McGuinn	714 Amberson Avenue, Pittsburgh, PA 15232, U.S.A.	Liberal Arts, Law Experience: 43 years	July 6, 2009

Joseph J. Murin	Joseph J Murin 7122 Woodhall Court, Presto, PA 15142, U.S.A.	MS, Elec. Eng. Experience: 38 years	August 27, 2009

Roy Dunbar	1028 Towlston Rd, McLean Virginia, 22102-1111, U.S.A.	B.Sc., M.B.A. Experience: 25 years	November 3, 2010

None of the above directors is a director of the Target Company as of the date of the PA. However, as stated in paragraph 7, as of the date of this Letter of Offer, Mr. Phaneesh Murthy, being a director on the boards of the Acquirers and the PAC has been appointed as director on the board of the Target Company with effect from February 8, 2011.

52	Brief details in respect of the experience of the various members of the board of iGATE Corporation is as follows:

Ashok Trivedi is the co-founder and co-chairman of iGATE Corporation. He has served as co-chairman and president of iGATE Corporation from October 1996 to April 1, 2008. He is currently on the boards of directors of most of the subsidiaries and affiliates of iGATE Corporation. Under his leadership, iGATE began its operations in 1986 and grew to over $500 million in revenues by 1999. From 1976 to 1986, he held various marketing and management positions with Unisys Corporation, a worldwide IT company. He has received numerous awards, including “Entrepreneur of the Year” from Ernst & Young. He holds a master’s degree in business administration from Ohio University and a master’s degree in physics from Delhi University.

Sunil Wadhwani is the co-founder and co-chairman of iGATE Corporation. He has also served as chief executive officer of iGATE Corporation, from October 1996 until his resignation, effective April 1, 2008. He is currently on the boards of directors of most of the subsidiaries and affiliates of iGATE Corporation. Under his leadership, iGATE began its operations in 1986 and grew to over $500 million in revenues by 1999. From 1986 through September 1996, he served as chairman of iGATE Inc. (formerly known as Mastech Holding Corporation) and held several other offices, including vice president, secretary and treasurer. He has received numerous awards including “Entrepreneur of the Year” from Ernst & Young. He also serves on the boards of Directors/Trustees of the U.S. Federal Reserve Bank (Pittsburgh), Carnegie Mellon University, and the United Way. He has a master’s degree in management from Carnegie Mellon University and a bachelor’s degree in engineering from the Indian Institute of Technology.

Phaneesh Murthy was appointed as a director of iGATE Corporation on March 7, 2006 and was promoted to president and chief executive officer of iGATE Corporation effective April 1, 2008. He also serves as a member of the board of directors of Global Edge Software Pvt. Ltd. and Cybernet Systems, Inc. In January 2003, he founded Quintant Services Limited, an India-based business process outsourcing company that was acquired by iGATE Global Solutions Limited and iGATE Corporation in August 2003. Prior to that, he founded Primentor, a U.S. based consulting firm. From 1992 to 2002, he held various positions at Infosys Technologies Limited. He holds a master’s degree in business administration from the Indian Institute of Management Ahmedabad, India and received the equivalent of a bachelor’s degree from the Indian Institute of Technology in Chennai, India.

J. Gordon Garrett was appointed as a director of iGATE Corporation effective immediately after the company’s initial public offering in December 1996. He founded Interloci Network Management Inc., a global network management company, in 2000. He was senior vice president of Ricoh Corp., a manufacturer and distributor of office automation equipment, and chief executive officer of Ricoh Canada, from 1995 to 2000. From 1991 to 1995, he was chairman of the board, chief executive officer and president of Information Systems Management Corporation, a provider of IT solutions. From 1989 to 1991, he held the position of president of Gestetner USA, provider of digital copier fax printer scanner and imaging solutions. He holds a bachelor’s degree in electrical engineering from McGill University and is also a professional engineer.

Göran Lindahl was appointed as a director of iGATE Corporation on March 7, 2006. He was the chief executive officer and president of the global technology and engineering group ABB, headquartered in Zurich, Switzerland, from January 1, 1997 to December 31, 2000 and spent more than thirty years in various positions within ABB. He previously held a number of management positions in research and marketing and has been a global business area manager and president of several ABB companies. He is the chairman of IKEA GreenTech AB and LivSafe Group. In addition, he is a member of the Sony Corporation International Advisory Board and serves on the boards of directors of INGKA HoldingBV (IKEA) and various other private non-public companies and advisory boards. He earned a master’s degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden.

Martin G. McGuinn was appointed as a director of iGATE Corporation on July 6, 2009 and has over 25 years of experience at the former Mellon Financial Corporation, now The Bank of New York Mellon Corporation, a global financial services company. He was the chairman of the board and chief executive officer of Mellon from 1999 to 2006. He serves on the board of directors of Celanese Corporation and the Chubb Corporation. He is also a member of the advisory board of CapGen Financial, a private equity fund. He holds a bachelor’s degree and a juris doctor degree from Villanova University.

Joseph J. Murin was appointed as a director of iGATE Corporation on August 27, 2009. He served as president of the Government National Mortgage Association (“Ginnie Mae”), a U.S. government-owned guarantor of mortgage-backed securities, from July 2008 to August 2009. Prior to his service at Ginnie Mae, he served as managing partner of the Mortgage Settlement Network LLC, an appraisal and settlement provider to residential and commercial lenders, where he developed and executed the firm’s business strategy from March 2004 to August 2007. He previously worked for Basis 100, first as company president and chief operating officer in 2001 and then as chief executive officer from 2002, until March 2004. Basis 100 is a technology company responsible for the development of the Canadian bond trading system, as well as an automated valuation model offering that is currently being used in the U.S. real estate market. He has served as president of Century Mortgage Co. a subsidiary of Standard Federal Savings and Loan, and regional president of American Pioneer Savings. He holds a bachelor’s degree in business from National-Louis University.

Roy Dunbar was appointed as director of iGATE Corporation on November 03, 2010. He is the chairman of private companies engaged in renewable energy and green construction, prior to which he served as the chief executive officer of Network Solutions Inc. He served as president of global technology and operations of MasterCard Worldwide. Previously, he worked for Eli Lilly for 14 years where he last served as president of Eli Lilly’s Intercontinental region. He has served as the chairman of the board of Network Solutions, LLC and as a director of Electronic Data Systems Corporation. He currently serves as a director of Humana Inc. He graduated from Manchester University in the United Kingdom with a degree in Pharmacy in 1982. He later received a Master’s of Business Administration from Manchester Business School. He is a member of the Royal Pharmaceutical Society of Great Britain and serves on the board of the Executive Leadership Council Foundation.

53	The financial details of iGATE Corporation on a consolidated basis for the last three financial years as derived from its audited financial statements and for nine month period ended September 30, 2010 as per the limited review report issued by the statutory auditors of iGATE Corporation are as set forth below:

Profit & Loss Statement (Rupees Lacs)	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2009	Nine Month Period Ended September 30, 2010
Income from Operations	90,579	98,240	86,701	89,613
Other Income	946	42	(2,956)	1,279
Interest Income	1,761	1,194	1,537	—
Total Income	93,286	99,476	85,282	90,892
Total Expenditure	81,634	81,615	68,754	69,752
Profit before Depreciation Interest & Tax	11,652	17,861	16,528	21,140
Depreciation	4,687	4,197	3,404	2,963
Interest Expense	40	41	31	36
Equity in income of affiliated companies, net	13	1	—	—
Loss on venture investments and affiliated companies, net	(87)	—	—	—
Profit before Tax	6,851	13,624	13,093	18,141
Provision for Tax	793	303	263	1,514
PAT from discontinued operations	2,283	721	—	—
Profit after Tax	8,341	14,042	12,830	16,627

Balance Sheet Statement (Rupees Lacs)	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2009	Nine Month Period Ended September 30, 2010
Sources of Funds
Paid-up share capital	245	247	252	255
Reserves and Surplus (excluding revaluation reserves)	69,784	65,339	85,650	107,229
Non-controlling interest	2,890
Networth	72,919	65,586	85,902	107,484

Long term liabilities	3,582	1,803	464	509
Total	76,501	67,389	86,366	107,993
Uses of Funds
Net fixed assets	31,886	29,898	33,803	37,268
Other Non current assets	2,158	4,042	5,817	7,378
Investment in unconsolidated affiliates.	423	—	—	—
Net current assets	42,034	33,449	46,746	63,347
Total	76,501	67,389	86,366	107,993

Other Financial Data	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2009	Nine Month Period Ended September 30, 2010
Dividend (% of paid-up capital)	0%	1100%	1100%	1500%
Book Value per share* (`)	135.11	118.28	153.53	187.96
Earning per Share** (`)	15.45	25.32	22.93	29.08	#
Return on Networth*** (%)	11.44%	21.41%	14.94%	15.47	%#
P/E Multiple##	23.13	11.54	19.58	NA

*	Book Value per share computed as the Networth/Weighted Average Dilutive Number of common shares outstanding during the year
**	Earning per share calculated as Profit After Tax/Weighted Average Dilutive Number of common shares outstanding during the year
***	Return on Networth calculated as Profit After Tax/Networth as at the end of the year

The above figures have been converted into INR using the RBI Reference rate 1US Dollar = INR 44.90 (source: www.rbi.org.in) dated December 30, 2010

#	Not annualized
##	P/E Multiple has been calculated as closing stock price at the end of the calendar year divided by Earning Per Share for the respective calendar year

No adjustments are required to the above financial information pursuant to the provisions of Annexure I, item 11 of the Standard Letter of Offer of SEBI.

54	The reasons for rise/fall in total income and PAT in the last three financial years are as follows:

For the Fiscal Year Ended December 31, 2009

Reasons for change in Income from operations

Income from operations decreased in 2009 as compared to 2008 due to the pricing pressure, reduction in the average blended realization rate and volatility in the currency markets affecting iGATE Corporation’s revenues.

Reasons for change in profits

Profits decreased in 2009 as compared to 2008 due to reduction in the operations and unfavorable foreign currency movements which was partially offset by improved cost control measures.

For the Fiscal Year Ended December 31, 2008

Reasons for change in income from operations

Income from operations increased in 2008 as compared to 2007 due to increased business with our recurring customers and new customer wins.

Reasons for change in profits

Profits increased in 2008 as compared to 2007 due to increased operations and prudent management of costs.

For the Fiscal Year Ended December 31, 2007

Reasons for change in income from operations

Income from operations increased by 18.4% in 2007 as compared to 2006 due to increased business with our recurring customers, new customer wins and improved utilization rates.

Reasons for change in profits

Profit increased in 2007 as compared to 2006 due to significant increase in sales, increase in investment income and reduction in total costs.

55	The principal accounting policies applied in the preparation of the financials information presented in this document are set out below:

Significant accounting policies

Basis of Preparation of Financial Statements and Principles of Consolidation

The financial data has been prepared in accordance with U.S. generally accepted accounting principles.

The financial statements have been prepared on a consolidated basis and reflect the financial statements of iGATE Corporation and all of its subsidiaries that are more than 50% owned and controlled. When iGATE Corporation does not have a controlling interest in an entity, but exerts a significant influence on the entity, iGATE Corporation applies the equity method of accounting. All inter-company transactions and balances are eliminated in consolidation.

Use of estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the useful lives of property and equipment, carrying amount of property and equipment, intangibles and goodwill, valuation allowance for receivables and deferred tax assets, valuation of derivative instruments, valuation of share-based compensation, assets and obligations related to employee benefits, income tax uncertainties and other contingencies and commitments. Management believes that the estimates used in the preparation of the consolidated financial statements are prudent and reasonable. Although these estimates are based upon management’s best knowledge of current events and actions, actual results could differ from these estimates.

Adoption of FAS 160—Noncontrolling interest

On January 1, 2009, iGATE Corporation adopted the provisions of Financial Accounting Standards Board Statement No. 160, Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, (ASC 810). iGATE Corporation has retrospectively changed the classification and presentation of non controlling interest as required by FAS 160, previously referred to as minority interest, in its consolidated financial statements for all periods presented to conform to the classification and presentation of noncontrolling interest. As a result of the implementation of FAS 160, cash flows from purchase of noncontrolling interest in consolidated subsidiary amounting to $30.8 million and $42.2 million were reclassified from investing activities to financing activities in its consolidated statement of cash flows for the years ended December 31, 2008 and 2007, respectively.

Adoption of SFAS 128—FASB staff position (FSP) No. EITF 03-6-1

On January 1, 2009, iGATE Corporation adopted the provisions of SFAS No. 128, “Earnings per share” and FASB staff position (FSP) No. EITF 03-6-1 ( ASC Topic 260), “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. iGATE Corporation has retrospectively changed the presentation of Earning Per Share as required by SFAS No. 128, “Earnings per share” and FSP No. EITF 03-6-1, in its consolidated financial statements for all period presented.

Revenue Recognition

iGATE Corporation recognizes revenue from professional services rendered to customers. Revenue is recognized when iGATE Corporation has persuasive evidence of an arrangement, services have been rendered, the fee is fixed or determinable and collectability is reasonably assured. iGATE Corporation concludes that it has persuasive evidence of an arrangement when it enters into an agreement with its clients with terms and conditions which describe the services and the related payments are legally enforceable. iGATE Corporation considers revenue to be determinable when the services have been provided in accordance with the agreement. When the terms of the agreement specify level parameters that must be met, iGATE Corporation monitors such service level parameters and determine if there are any service credits or penalties that it needs to account for. Revenue is recognized net of any service credits that are due to a client and net of value-added taxes and includes reimbursements of out-of- pocket expenses, with the corresponding out-of-pocket expenses included in cost of revenue. A substantial portion of our revenue is from large companies, where iGATE Corporation does not believe it has a significant credit risk.

iGATE Corporation recognizes revenue on time-and-material contracts as the services are performed. Time-and-material contracts typically bill at an agreed upon hourly rate. iGATE Corporation also derives revenues from fixed-price contracts using the proportional performance method where the price for an entire project is agreed upon for a predetermined fee before the project starts. The pattern of performance on these contracts closely resembles the time spent by our employees and therefore efforts-expended, measured based on the cost of the employee’s time, is used as a measure for the proportion of services rendered in relation to the total services expected to be rendered, iGATE Corporation also recognizes revenues (a) on a straight-line basis over the life of the contract for contracts with no stated deliverables but with a designated workforce and (b) bill customers based on a transaction fee basis. Revenue from these unit prices contracts are recognized on rendering of the services as per the terms of the contract.

The use of the proportional performance method requires significant judgment relative to estimating the number of hours or days required to complete the contracted scope of work, including estimates and assumptions relative to the length of time to complete the project and the nature and complexity of work to be performed. iGATE Corporation’s project delivery personnel continually review the labor hours incurred and the estimated total labor hours, which may result in revisions to the amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change. Any estimation process, including that used in preparing contract accounting models, involves inherent risk. iGATE Corporation reduces the inherent risk relating to revenue and cost estimates through approval and monitoring processes. Risks relating to service delivery, usage, productivity and other factors are considered in the estimation process.

Cash and cash equivalents

iGATE Corporation classifies all highly liquid investments, including fixed term deposits, with original maturity at the date of purchase of three months or less and that are readily convertible to known amounts of cash to be cash equivalents.

Short term investments

Short-term investments consist of mutual funds which are stated at fair value and fixed term deposits that mature within one year but do not otherwise qualify as cash equivalents.

iGATE Corporation accounts for its investments in mutual funds in accordance with Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities (ASC Topic 320). These investments are available for sale and are recorded at fair value, with the unrealized gains or losses, net of tax, reported as a component of accumulated other comprehensive income in the Consolidated Statement of Shareholders’ Equity and Comprehensive Income (Loss). The unrealized gain or loss is the difference between iGATE Corporation’s original cost for an investment and the investment’s fair value at each reporting period. Realized gains or losses on securities sold are calculated using the specific identification method.

Investments in Unconsolidated Affiliates

Investments in equity shares of unconsolidated entities that are not quoted or publicly traded in which iGATE Corporation owns less than 20% of the voting interest are accounted for at cost. For investments in entities in which iGATE Corporation owns between 20% and 50% of the voting interest or otherwise acquires management influence are accounted for using the equity method and initially recognized at cost. Under the equity method, iGATE Corporation’s share of the post acquisition profits and losses is recognized in the consolidated statements of income.

Accounts Receivable and Unbilled Revenues

iGATE Corporation extends credit to clients based upon management’s assessment of their creditworthiness. Substantially all of iGATE Corporation’s revenues (and the resulting accounts receivable) are from Global 2000 companies, major systems integrators and governmental agencies.

Unbilled receivables represent amounts recognized as revenues for the periods presented based on services performed in accordance with the terms of client contracts that will be invoiced in subsequent periods.

Allowance for Uncollectible Accounts

Accounts receivables are reviewed periodically to determine the probability of loss. The allowance for uncollectible accounts is determined using the combination of the specific identification method for balances deemed uncollectible, as well as judgments made by iGATE Corporation based upon historical and expected collection experience.

Property and equipment

Property and equipment are stated at cost. iGATE Corporation provides for depreciation using the straight-line method over the estimated useful lives. Upon disposal, assets and related accumulated depreciation are removed from iGATE Corporation’s accounts and the resulting gains and losses are reflected in current earnings in the Consolidated Statements of Income. Improvement and betterments that extend the useful life of an asset are capitalized and depreciated over the remaining useful life of the related asset.

The estimated useful lives of assets are as follows:

Building	25 years
Computer equipment	1.5 - 3 years
Furniture and fixtures	5 years
Vehicles	5 years
Leasehold improvements	Shorter of the life of the improvement or lease term ranging from 3 to 10 years

Advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date are disclosed under the caption capital work-in-progress.

Property and equipment are reviewed for impairment if indicators of impairment arise. There were no impairment charges related to property and equipment recognized during the years ended December 31, 2009, 2008 and 2007.

Software that has been purchased is included in property and equipment and is amortized using the straight-line method over two years.

Accounting for leases

iGATE Corporation leases its delivery centers and office facilities under operating lease agreements that are renewable on a periodic basis at the option of the lessor and the lessee. The lease agreements contain rent free periods and rent escalation clauses. Lease payments under operating leases are recognized as an expense on a straight-line basis over the lease term.

Goodwill and intangible assets

Goodwill is not amortized but is reviewed for impairment annually or more frequently if indicators arise. The evaluation is based upon a comparison of the estimated fair value to the carrying value of the assets and liabilities. The fair values used in this evaluation are estimated based upon the market capitalization and discounted future cash flow analysis. Intangible assets are initially valued at fair market value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over the estimated useful lives and are reviewed for impairment, if indicators of impairment arise such as termination of contracts with customers, restructuring actions or plans or downward revisions to forecasts. The evaluation of impairment is based upon a comparison of the carrying amount of the intangible asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is considered impaired. The impairment expense is determined by comparing the estimated fair value of the intangible asset to its carrying value, with any shortfall from fair value recognized as an expense in the current period. The estimated fair value is computed based on the forecasted future revenue from the customer contracts. Amortization of iGATE Corporation’s definite lived intangible assets which comprises of customer relationships is computed using the straight-line method over the estimated useful life of 3 to 6 years.

Foreign currency

The consolidated financial statements are reported in U.S. Dollars, which is iGATE Corporation’s functional currency. The functional currency for foreign subsidiaries is their respective local currency. The translation of the functional currencies of the respective subsidiaries into U.S. Dollars is performed for balance sheet accounts using the exchange rates in effect as of the balance sheet date and for revenues and expense accounts using a monthly average exchange rate prevailing during the respective period. The gains or losses resulting from such translation are reported under accumulated other comprehensive income (loss) as a separate component of shareholders’ equity.

Monetary assets and liabilities of each subsidiary denominated in currencies other than the subsidiary’s functional currency are translated into the respective functional currency at the rates of exchange prevailing at the balance sheet date. The gains or losses resulting from foreign currency transactions are included in the Consolidated Statements of Income under other (expense) income, net.

Earnings per share

Basic earnings per share for the two classes of stock (common stock and unvested restricted stock) is calculated by dividing net income by the weighted average number of shares of common stock and unvested restricted stock outstanding. Diluted earnings per share is computed using the weighted average number of common stock and unvested restricted stock plus the potentially dilutive effect of common stock equivalents.

Income taxes

Income taxes are accounted for using the asset and liability method as described in Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) (ASC 740-10). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is not more likely than not. Changes in valuation allowance from period to period are reflected in the income statement of the period of change. Deferred taxes are not provided on the undistributed earnings of non-U.S. subsidiaries where it is expected that the earnings of the foreign subsidiary will be indefinitely reinvested. Tax benefits of deductions earned on exercise of employee stock options in excess of compensation charged to earnings are credited to additional paid in capital.

iGATE Corporation adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (ASC 740-10), on January 1, 2007. This Interpretation clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC 740-10 and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Accounting and disclosures of tax positions taken or expected to be taken by iGATE Corporation are based on the recognition threshold and measurement attribute prescribed by FIN 48.

Derivative instruments and hedging activities

iGATE Corporation purchases forward foreign exchange contracts/option contracts (derivatives) to mitigate the risk of changes in foreign exchange rates on forecasted intercompany transactions denominated in certain foreign currencies and recognizes all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (ASC Topic 815). All the derivative contracts are entered into by the Indian subsidiary whose functional currency is the Indian Rupee.

iGATE Corporation designates derivative contracts as cash flow hedges if they satisfy the criteria for hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (ASC Topic 815). Changes in fair values of derivatives designated as effective cash flow hedges are deferred and recorded as a component of accumulated other comprehensive income (losses), net of taxes until the hedged transactions occur and are then recognized in the Consolidated Statements of Income and are included in other income (expense), net. Changes in fair value of derivatives not designated as effective hedging instruments and the ineffective portion of derivatives designated as cash flow hedges are recognized in the Consolidated Statements of Income and are included in other income (expense), net. The gains/(losses) on settlement of intercompany transactions are recognized in the Consolidated Statement of Income as a component of other income (expense), net.

In all situations in which hedge accounting is discontinued and the derivative is retained, iGATE Corporation continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent change in its fair value in the Consolidated Statement of Income. When it is probable that a forecasted transaction will not occur, iGATE Corporation discontinues hedge accounting and recognizes immediately in the Consolidated Statement of Income.

Stock based compensation

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(Revised 2004) as amended, Accounting for Stock-Based Compensation (“SFAS No. 123(R)”) (ASC 718-10-25), and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. The standard requires compensation costs related to share-based transactions, including employee share options, to be recognized in the financial statements based on its fair value. Effective January 1, 2006, iGATE Corporation adopted the standard using the modified prospective application method.

Upon adoption of the standard, iGATE Corporation began to recognize compensation expense for stock options net of estimated forfeitures. The standard requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As a result the expense has been reduced for estimated forfeitures. Stock-based compensation recognized in the Consolidated Statement of Income for the years ended December 31, 2009, 2008 and 2007 is based on awards ultimately expected to vest.

iGATE Corporation has elected to use the Black-Scholes-Merton pricing model to determine the fair value of share-based awards on the date of grant which is recorded as an expense on a straight-line basis over the vesting term.

Employee benefits

Defined Contribution Plans

Eligible employees of iGATE Corporation in India receive benefits from the Provident Fund, administered by the Government of India, which is a defined contribution plan. Both the employees and iGATE Corporation make monthly contributions to the Provident Fund equal to a specified percentage of the eligible employees’ salary.

Eligible United States employees of iGATE Corporation participate in an employee retirement savings plan (the 401K Plan”) under Section 401(k) of the United States Internal Revenue Code (the “Code”). The Plan allows for employees to defer a portion of their annual earnings on a pre-tax basis through voluntary contributions to the 401K Plan. The 401K Plan does not provide for any company matching.

iGATE Corporation has no further obligation under defined contribution plans beyond the contributions made under these plans. Contributions are charged to income in the year in which they are incurred and are included in the Consolidated Statements of Income.

Defined Benefit Plans

Employees in India are entitled to benefits under the Gratuity Act, a defined benefit retirement plan covering eligible employees of iGATE Corporation. The plan provides for a lump-sum payment to eligible employees at retirement, death, and incapacitation or on termination of employment, of an amount based on the respective employee’s salary and tenure of employment. In India, contributions are made to funds administered and managed by the ING Vysya Life Insurance Company Ltd. (“Fund Administrator”) to fund the gratuity liability of the Indian subsidiaries. Under this scheme, the obligation to pay gratuity remains with iGATE Corporation, although the Fund Administrator administers the scheme.

On December 31, 2008, iGATE Corporation adopted the recognition, measurement and disclosure provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of Financial Accounting Standards Board (“FASB”) Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”) (ASC 715& 958). The standard required iGATE Corporation to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plan in the balance sheet as of December 31, 2008, with a corresponding adjustment to accumulated other comprehensive income. The adoption of the standard did not result in any significant adjustment to accumulated other comprehensive income. The liability in respect of defined benefit plans is calculated annually by iGATE Corporation using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees. Additionally, iGATE Corporation records the funded status of its defined benefit pension as a liability on its consolidated balance sheet with a corresponding offset, net of taxes, recorded in accumulated other comprehensive income within stockholders’ equity.

Fair value of financial instruments and concentration of credit risk

The carrying amounts reported in the balance sheets for cash and cash equivalents, short-term investments, accounts receivable, employee receivables, other current assets, accounts payable, accrued expenses and other current liabilities is at fair value due to the short-term maturity of these items.

Financial instruments that potentially subject iGATE Corporation to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments, accounts receivable and derivative instruments. By their nature, all such instruments involve risks including credit risks of non-performance by counterparties. A substantial portion of iGATE Corporation’s cash and cash equivalents are invested with nationally recognized banks located in the United States and India. A portion of the surplus funds are also invested in mutual funds and time deposits with nationally recognized banks in India. Accounts receivable are unsecured and are derived from revenue earned from customers in industries based primarily in the United States and Canada. iGATE Corporation monitors the credit worthiness of its customers to whom it grants credit terms in the normal course of its business and of counterparties with it enters into foreign exchange contracts. Management believes there is no significant risk of loss in the event of non-performance of the counter parties to these financial instruments, other than the amounts already provided for in the consolidated financial statements.

Commitments

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with the same are expensed as incurred.

56	Status of Corporate Governance: iGATE Corporation is committed to the highest international standards of corporate governance, and complies with corporate governance requirements as laid down by NASDAQ.

57	There are no material pending litigation matters involving iGATE Corporation.

58	The following are the details of the contingent liabilities for iGATE Corporation as on September 30, 2010:

Particulars	` Lacs
Tax demands under appeals	269
Guarantees issued by the banker on behalf of the Company	146
Claims against the Company not acknowledged as debts	8

59	Compliance Officer

Mr. Mukund Srinath, Corporate Secretary, c/o iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555.

60	On September 30, 2008, iGATE Corporation completed the distribution to its shareholders of all of the outstanding shares of common stock of Mastech Holdings, Inc. in a tax free spin-off (the “Spin-Off”). The Spin-Off was paid in the amount of one share of Mastech Holdings, Inc. for every fifteen shares outstanding of iGATE Corporation common stock. Other than above, there have been no merger/demerger/spin-off involving iGATE Corporation during last three years.

61	iGATE Corporation has not promoted any company in India other than iGATE Global Solutions Limited.

Disclosure in terms of regulation 16(ix) of the Regulations

62	The Acquirers and the PAC acknowledge the strong potential offered by the information technology, consulting, and outsourcing business and propose to expand their presence through the Acquisition. The Acquisition will bring together the Acquirers’, the PAC’s and Target Company’s brands and is expected to facilitate sustained long term growth for the combined entity. The combination is expected to create a compelling go-to-market strategy, with Acquirers’ and PAC’s iTOPS and outcome-based pricing model augmented by Target Company’s delivery expertise and focus on micro-verticals. The Acquirers and the PAC expect to realize the following combination benefits:

•	Opportunity to play in larger deals and more verticals

•	Opportunity to cross-sell key solutions to a broader client base

•	Economies of scale from consolidation of shared services

•	Efficiencies in operations and delivery services

•	Enhanced account management capabilities and strategies

The Acquirers and the PAC believe that by utilizing an expanded pool of talent, diverse expertise across multiple verticals, higher level strategic end-to-end service offerings and an established management team with a track record of proven execution shall strengthen Acquirers’ and PAC’s competitive position as a top-tier player in the highly-fragmented global IT industry.

63	As of date of the PA, the Acquirers and the PAC do not have any plans to dispose off or otherwise encumber any assets of the Target Company in the next two years, except in the ordinary course of business and except to the extent required for the purpose of restructuring and/or rationalization of assets, investments, liabilities, business or otherwise of the Target Company, which will be done subject to receipt of statutory approvals wherever necessary. Further, subject to the requisite approvals, the Acquirers and the PAC may evaluate options regarding disposal of any surplus assets.

64	The Acquirers and the PAC reserve the right to streamline/restructure the operations, assets, liabilities and/or businesses of the Target Company through arrangement/reconstruction, restructuring, merger (including but not limited to merger with itself or any of its subsidiaries), demerger/delisting of the Shares of the Target Company from the Stock Exchanges and/or sale of assets or undertakings, at a later date. Such decisions will be taken by the boards of directors of Acquirers and the PAC and/or the Board of the Target Company in accordance with procedures set out by applicable law, and pursuant to business requirements and in line with opportunities or changes in the economic scenario, from time to time. The Acquirers and the PAC will evaluate and consider such proposals from time to time in accordance with the business requirements, if appropriate.

V.	Option in terms of Regulation 21(2), if applicable

65	If, pursuant to this Offer, the public shareholding is found to be reduced below the minimum level required as per the listing agreements entered into by the Target Company with the BSE and NSE (the “Listing Agreements”) as a result of acquisition of Shares under the Offer, the Acquirers and the PAC shall take necessary steps to facilitate compliance of the Target Company with the relevant provisions of the Listing Agreements and notification of the Government of India dated June 4, 2010, and subsequent amendment thereto, amending the Securities Contracts (Regulation) Rules, 1957 as required under regulation 21(2) of the Regulations within a time period of 12 months from the date of closure of the open offer.

VI.	Background of the Target Company

66	Target Company was incorporated as Patni Computer Systems Private Limited on February 10, 1978 under the Companies Act. In 1988, by virtue of Section 43A of the Companies Act, the Target Company became a “deemed public company” and subsequently on April 15, 1991 it was converted into a private limited company. By virtue of its turnover exceeding prescribed limits under the then-applicable Section 43A of the Companies Act, on July 1, 1995, the Target Company became a deemed public company and consequent to the deletion of Section 43A from the Companies Act, the Target Company was converted to a private limited company on June 27, 2002. The Target Company was again converted to a public limited company on September 18, 2003.

67	The original activities of the Target Company were computer time rental, the resale of imported computer hardware, and software exports. In 1981, the Target Company promoted PCS Data Products (Private) Limited (“PCSDP”) for the sale and marketing of computer equipment and hardware maintenance. In 1987, the Target Company promoted PCS Data General India (“PCSDG”), a joint venture with The Data General Corporation, USA, for the manufacture and maintenance of computer hardware. In 1994, the name of PCSDP was changed to PCS Industries Limited (“PCSIL”) and PCSDG was merged into PCSIL. Since 1994, Target Company has been entirely focused on software exports. In 1999, the shares of PCSIL held by Target Company and other non-operating assets were de-merged into other group companies and Target Company emerged as a focused IT services company.

68	The Shares of the Target Company are listed on BSE and NSE since February 25, 2004. In December 2005, the Company also successfully completed its American Depositary Shares (ADSs) offering on the New York Stock Exchange (NYSE).

69	The registered office of the Target Company is located at S-1A, Irani Market Compound, Yerawada, Pune – 411 006, Telephone: +91 20 2661 3457; Fax: +91 20 2661 3457.

70	As of January 7, 2011, the authorized share capital of the Target Company was ` 50,00,00,000 divided into 25,00,00,000 Shares of face value of ` 2/- each, the total paid-up share capital of the Target Company is ` 2,633.03 lacs consisting of 13,16,51,330 Shares of face value of ` 2/- each. There are no partly paid-up shares in the Target Company.

71	The share capital structure as on January 7, 2011, was as follows:

Paid-up Shares of the Target Company	No. of Shares/voting rights	% of shares/voting rights
Fully paid-up equity shares	13,16,51,330	100%
Partly paid-up equity shares	Nil	Nil
Total paid-up equity shares	13,16,51,330	100%
Total voting rights in the Target Company	13,16,51,330	100%

72	Target Company is a leading Indian provider of information technology services. Target Company delivers a comprehensive range of IT services through globally integrated onsite and offshore delivery locations primarily in India, a global delivery model. Target Company together with its subsidiaries is engaged in IT consulting, software development and business process outsourcing. Target Company offers its services to customers through industry focused practices, including banking & financial services, insurance, manufacturing, retail and distribution, financial services and communications, media and utilities, and technology focused practices (comprising independent software vendors and product engineering). Within these practices, service lines include application development, application maintenance and support, packaged software implementation, infrastructure management services, product engineering services, business process outsourcing and quality assurance services. Target Company has over 16,000 employees and 30 international offices across the Americas, Europe and Asia-Pacific and 22 global delivery centers across the world.

73	Build-up of the current capital structure of the Target Company since inception until the date of the PA is as follows:

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
February 10, 1978	3	100	300	Regular Allotment	Promoters	SAST Regulations Not Applicable. Complied with other statutory requirements.
May 26, 1978	4,997	99.94	500,000	Regular Allotment	Promoters	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 22, 1980	5,000	50.00	1,000,000	Regular Allotment	Promoters	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 30, 1995	90,000	NIL	1,000,000	Stock Split of shares of ` 100 each into 10 shares of ` 10/- each	NA	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 30, 1995	2,900,000	96.67	30,000,000	Bonus issue	Promoters	SAST Regulations Not Applicable. Complied with

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
						other statutory requirements.
October 24, 2000	124,500	3.98	31,245,000	Allotment to strategic investor (GE Capital Mauritius Equity Investment)	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
June 29, 2001	12,498,000	NIL	31,245,000	Stock Split of shares of ` 10 each into 5 shares of ` 2/- each	NA	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 22, 2001	46,867,500	75.00	124,980,000	Bonus issue	Promoters & others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 5, 2002	13,441,245	17.70	151,862,490	ADR Allotment to strategic investor (General Atlantic Mauritus Limited)	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 2, 2003	(1,650,679)	NIL	148,561,132	Buy Back of shares	NA	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 30, 2003	37,140,283	33.33	222,841,698	Bonus issue	Promoters & others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 19, 2004	13,415,200	10.75	249,672,098	IPO allotment	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
October 20, 2004	85,050	0.07	249,842,198	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 8, 2004	47,860	0.04	249,937,918	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 6, 2004	28,050	0.02	249,994,018	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 6, 2005	18,000	0.01	250,030,018	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 4, 2005	11,600	0.01	250,053,218	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 31, 2005	38,600	0.03	250,130,418	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
May 20, 2005	25,775	0.02	250,181,968	Issue to employees	Others	SAST Regulations Not Applicable. Complied with

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
				under Patni ESOP Plan		other statutory requirements.
June 24, 2005	12,150	0.01	250,206,268	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
July 22, 2005	7,525	0.01	250,221,318	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 17, 2005	9,550	0.01	250,240,418	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 16, 2005	8,875	0.01	250,258,168	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 30, 2005	153,650	0.12	250,565,468	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 8, 2005	61,650	0.05	250,688,768	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 13, 2005	10,250,000	7.56	271,188,768	ADR Offering	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 20, 2005	2,062,500	1.50	275,313,768	ADR Offering	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 23, 2005	38,190	0.03	275,390,148	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 30, 2005	103,325	0.07	275,596,798	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 14, 2006	29,719	0.02	275,656,236	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 22, 2006	41,265	0.03	275,738,766	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
April 26, 2006	13,495	0.01	275,765,756	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
May 24, 2006	14,950	0.01	275,795,656	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
June 7, 2006	15,025	0.01	275,825,706	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
July 20, 2006	19,650	0.01	275,865,006	Issue to employees	Others	SAST Regulations Not Applicable. Complied with

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
				under Patni ESOP Plan		other statutory requirements.
August 14, 2006	18,050	0.01	275,901,106	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 11, 2006	10,275	0.01	275,921,656	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
October 3, 2006	134,275	0.10	276,190,206	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
October 31, 2006	39,920	0.03	276,270,046	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 6, 2006	41,650	0.03	276,353,346	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 23, 2006	61,130	0.04	276,475,606	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 15, 2006	44,050	0.03	276,563,706	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 5, 2007	18,316	0.01	276,600,338	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 25, 2007	26,950	0.02	276,654,238	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 15, 2007	10,200	0.01	276,674,638	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 28, 2007	8,850	0.01	276,692,338	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 16, 2007	57,150	0.04	276,806,638	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 30, 2007	224,421	0.16	277,255,480	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
May 15, 2007	35,610	0.03	277,326,700	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 1, 2007	50,372	0.04	277,427,444	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 31, 2007	13,220	0.01	277,453,884	Issue to employees	Others	SAST Regulations Not Applicable. Complied with

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
				under Patni ESOP Plan		other statutory requirements.
September 26, 2007	64,367	0.05	277,582,618	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
October 12, 2007	132,859	0.10	277,848,336	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 5, 2007	40,749	0.03	277,929,834	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 13, 2007	44,492	0.03	278,018,818	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 17, 2008	16,680	0.01	278,052,178	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 15, 2008	5,425	0.00	278,063,028	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 19, 2008	29,175	0.02	278,121,378	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
June 4, 2008	1,400	0.00	278,124,178	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 3, 2008	(10,957,082)	-8.55	256,210,014	Buy Back of shares	NA	SAST Regulations Not Applicable. Complied with other statutory requirements.
May 21, 2009	1,750	0.00	256,213,514	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
July 13, 2009	10,000	0.01	256,233,514	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 24, 2009	8,625	0.01	256,250,764	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 4, 2009	71,350	0.06	256,393,464	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 11, 2009	101,900	0.08	256,597,264	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 25, 2009	20,400	0.02	256,638,064	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
October 9, 2009	71,475	0.06	256,781,014	Issue to employees	Others	SAST Regulations Not Applicable. Complied with

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
				under Patni ESOP Plan		other statutory requirements.
November 3, 2009	5,650	0.00	256,792,314	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 13, 2009	226,525	0.18	257,245,364	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 27, 2009	213,550	0.17	257,672,464	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 9, 2009	111,400	0.09	257,895,264	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 18, 2009	100,000	0.08	258,095,264	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 23, 2009	78,400	0.06	258,252,064	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 8, 2010	68,988	0.05	258,390,040	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 1, 2010	49,851	0.04	258,489,742	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 12, 2010	27,675	0.02	258,545,092	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
February 26, 2010	6,600	0.01	258,558,292	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 12, 2010	47,825	0.04	258,653,942	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
March 22, 2010	11,412	0.01	258,676,766	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
April 9, 2010	15,000	0.01	258,706,766	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
April 16, 2010	44,398	0.03	258,795,562	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
May 6, 2010	40,660	0.03	258,876,882	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
May 20, 2010	106,570	0.08	259,090,022	Issue to employees	Others	SAST Regulations Not Applicable. Complied with

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
				under Patni ESOP Plan		other statutory requirements.
June 1, 2010	248,235	0.19	259,586,492	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
June 14, 2010	73,024	0.06	259,732,540	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
June 18, 2010	25,212	0.02	259,782,964	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
July 9, 2010	28,519	0.02	259,840,002	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
July 19, 2010	154,122	0.12	260,148,246	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
July 30, 2010	80,035	0.06	260,308,316	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 6, 2010	100,283	0.08	260,508,882	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 13, 2010	49,321	0.04	260,607,524	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
August 25, 2010	560,287	0.43	261,728,098	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 6, 2010	2,064	0.00	261,732,226	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 16, 2010	80,871	0.06	261,893,968	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
September 24, 2010	28,633	0.02	261,951,234	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
October 11, 2010	85,644	0.07	262,122,522	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
October 21, 2010	23,439	0.02	262,169,400	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 1, 2010	12,257	0.01	262,193,914	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
November 16, 2010	40,995	0.03	262,275,904	Issue to employees	Others	SAST Regulations Not Applicable. Complied with

Date of Allotment	No. of Shares issued	% of the post-issue paid-up capital	Cumulative Paid-up Capital (`)	Mode of Allotment	Identity of allottees (Promoters/Ex- promoters/ Others)	Status of compliance with applicable provisions of the Regulations, under the SEBI Act and other statutory requirements as applicable
				under Patni ESOP Plan		other statutory requirements.
November 26, 2010	54,270	0.04	262,384,444	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 13, 2010	73,100	0.06	262,530,644	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 27, 2010	123,509	0.09	262,777,662	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
December 30, 2010	30,249	0.02	262,838,160	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.
January 7, 2011	232,250	0.18	263,302,660	Issue to employees under Patni ESOP Plan	Others	SAST Regulations Not Applicable. Complied with other statutory requirements.

74	There has been no suspension of trading of the Shares of the Target Company on the Stock Exchanges.

75	There has not been any non-listing of any Shares of the Target Company at the Stock Exchanges.

76	There exist convertible instruments (employee stock options), which entitle the holders to be allotted Shares of the Target Company. Other than above there are no outstanding convertible instruments in the Target Company.

77	The Target Company and the Promoters have complied with the applicable provisions of Chapter II of the Regulations within the time specified in the Regulations. General Atlantic Mauritius has not complied with certain disclosure requirement as mentioned under the Regulations arising by virtue of their ownership of ADSs above certain thresholds. SEBI, in its observation letter dated March 25, 2011, has directed to disclose that General Atlantic Mauritius has not complied with the provisions of Chapter II of the Regulations and SEBI may initiate suitable action for the same.

78	The Target Company has complied with the listing requirements of the Stock Exchanges. No penal/punitive actions have been taken by the Stock Exchanges.

79	The Target Company has not been prohibited by SEBI from dealing in securities, in terms of direction issued under Section 11B of the SEBI Act or any other regulations made under the SEBI Act.

80	The Board of Directors of the Target Company, as of the date of the PA, is as follows:

Name	Date of Appointment	Educational Qualifications	Residential Address	DIN	Designation
Narendra Kumar Patni	September 7, 1993	Electrical Engineering, Management	Unit 34- C, 2 Avery Street, Boston, Massachusetts, USA-02111	00179131	Chairman

Jeya Kumar	June 25, 2009	MBA, Masters Degree in Management & Marketing	Flat No- 1902, Evita, Hiranandani Gardens, Powai, Mumbai-400076	02072314	Chief Executive Officer

Louis Theodoor van den Boog	March 15, 2005	Master’s degree	Amsteldijk Zuid 79b, 1184 VE Amstelveen, The Netherlands	01278161	Non-executive Director

Name	Date of Appointment	Educational Qualifications	Residential Address	DIN	Designation

Gajendra Kumar Patni	February 10, 1978	Chemical Engineering	42A, Jolly Maker Apts., Cuffe Parade, Mumbai 400005	00014163	Non-executive Director

Ashok Kumar Patni	February 10, 1978	B.E.	22A, Jolly Maker Apts., Cuffe Parade, Mumbai 400005	00014194	Non-executive Director

William Grabe	September 5, 2002	B.S., M.B.A.	1179 Pequot Avenue, Southport Connecticut 06890, USA	01606050	Non-executive Director

Pradip Baijal	June 25, 2009	IAS, Mechanical Engineering from IIT-Roorki	561, ATS Greens, Sector 93- A, Noida, India	01417748	Independent Director

Michael Cusumano	April 5, 2004	B.A., PH.D.	56, Ronsby Road, Groton, MA 01450, USA	01559171	Independent Director

Arun Duggal	November 12, 2003	Electrical Engineering, Management	A-4, 3rd Floor, West End Colony, New Delhi-110021	00024262	Independent Director

Pradip Shah	November 12, 2003	C.A., I.C.W.A., M.B.A.	72-A, Embassy Apartments, 46 Napean Sea Road, Mumbai- 400 026	00066242	Independent Director

Ramesh Venkateswaran	November 12, 2003	B.E., Management	F 003 Adarsh Palace, 47 Cross, 5th Block, Jayanagar, Bangalore- 560041	00707443	Independent Director

Vimal Bhandari	January 15, 2010	Charted Accountant	Flat no- 164-A, Kalpataru Horizon, S K Ahire Marg, Worli, Mumbai- 400026	00001318	Independent Director

Abhay Havaldar (Alternate Director to Mr. William Grabe)	N.A. Alternate director to Mr. William Grabe	Bachelor’s degree in Electrical Engineering & a Master’s in Management degree from the Sloan Fellow program	Seamist, B Wing, Plot 1301, 13th Floor, Manuel Gosalves Road, Bandra(w), Mumbai- 400050	00118280	Alternate Director to Mr. William Grabe

81	Brief details in respect of the experience of the various members of the Board is as follows:

Mr. Narendra Kumar Patni, chairman and one of the founders of Patni Computer Systems Limited. As an entrepreneur, he has played an integral role in the development of Indian IT industry and has been instrumental in initiating the offshore outsourcing business model for the software industry. His professional experience includes senior management and consulting positions with the U.S. Trust Company of New York and Arthur D. Little, Inc. He was also president and director of the Forrester Consulting Group. In 1972, he founded his first company, Data Conversion Inc. which is now Target Company’s U.S. subsidiary, Patni Americas, Inc. (formerly, Patni Computer Systems, Inc). He holds a bachelor’s degree in electrical engineering from IIT, Roorkee, a master’s degree in electrical engineering from the Massachusetts Institute of Technology, and a master’s degree in management from the Sloan School of Management at MIT.

Mr. Jeya Kumar is Target Company’s chief executive officer. Prior to joining the Target Company, he was the chief executive officer of MphasiS Limited and has more than 25 years of global experience spanning several geographies. Prior to MphasiS Limited, he was senior vice-president of Sun Microsystems and a member of Sun’s Executive Management Group. He has also held various management and executive positions with global firms including Apple Computers Inc. and National Semi-Conductor Corporation. He has a masters of business degree from Curtin University, Australia; bachelors of business degree from the Royal Melbourne Institute of Technology, Australia; and postgraduate diplomas in Computer Science, management studies and marketing management. He has also attended the advanced management programme at Oxford University.

Mr. Louis Theodoor van den Boog was executive director of the Target Company from April 2008 through February 2009, after which period he resumed his duties as non-executive director. He brings over 25 years of experience in the software industry. He has held various executive level positions in international software companies, as well as chairman and other board positions in a variety of private and public companies. He holds a university degree in business economics (graduated with honours) and in public accounting (graduated cum laude).

Mr. Gajendra Kumar Patni is one of the founders of the Target Company. He has contributed significantly in the past to the growth of the computer rental business of the Target Company, which led to the formation of PCSDP in 1981, and PCSDG in 1987. These companies were merged, in 1994, to form PCS Technology Limited. He is chairman of PCS Technology Limited. Previously, he was the managing director of Industrial Oxygen Company Limited. He is a chemical engineer from Indian Institute of Technology, Delhi and has over 35 years of experience in finance, banking, legal and personnel functions.

Mr. Ashok Kumar Patni is one of the founders of the Target Company. He has over 22 years of experience in computer hardware and systems software. He has contributed significantly in the past to the growth of the hardware business of the Target Company which led to the formation of PCSDP in 1981, and PCSDG in 1987. These companies were merged, in 1994, to form PCS Technology Limited. He is vice-chairman of PCS Technology Limited. He is a mechanical engineer from Indian Institute of Technology, Mumbai.

Mr. William Grabe is an advisory director at General Atlantic LLC, a global private equity firm and was earlier the Managing Director at General Atlantic LLC since 1992. Prior to that, he was vice president of IBM and held various positions, the last of which was head, North America sales and marketing. He has a BS degree in engineering from New York University and masters in business administration from the University of California, Los Angeles.

Mr. Pradip Baijal is a retired IAS Officer of the 1966 batch. In a career spanning four decades, he has held a diverse set of portfolios in both the central and state governments in India. He was the chairman of the Telecom Regulatory Authority of India (TRAI) from 2003 to 2006. His previous assignments include secretary of the ministry of disinvestment, senior positions in the ministry of power, steel and agriculture (fertilizer) amongst others. He is a mechanical engineer from Indian Institute of Technology, Roorkee, and was a visiting fellow at Queen Elizabeth House, Oxford University during 1987-88 on privatization and reforms. He is a writer and commentator on subjects – economic reforms, steels & mines, telecom and privatization and is author of ‘Disinvestment In India – I Lose & You Gain’.

Dr. Michael Cusumano is professor of management and engineering systems at the Massachusetts Institute of Technology’s Sloan School of Management, with a joint appointment in MIT’s School of Engineering. He serves on the advisory boards of FixStars Corp. and H-5 Technologies. He has consulted for more than 50 major companies around the world and advises several other startup software companies. He is the author/co-author of 8 books. He has a B.A. degree from Princeton University and a PhD from Harvard University. He also completed a post-doctoral fellowship in production and operations management at the Harvard Business School.

Mr. Arun Duggal has had a 26-year career with Bank of America, mostly in the U.S., Hong Kong and Japan. His last assignment with the Bank was as chief executive officer in India from 1998 to 2001. From 2001 to 2003, he was chief financial officer of HCL Technologies, India. He also holds various board positions in a variety of private and public companies. He has a bachelor’s degree in Mechanical Engineering from Indian Institute of Technology, Delhi, and a postgraduate diploma in management from IIM, Ahmedabad.

Mr. Pradip Shah was responsible for introducing credit ratings in India and is a founder of CRISIL Limited. He is currently the chairman of the Board at IndAsia Fund Advisors Private Limited. He also holds various board positions in a variety of private and public companies. He is a Chartered Accountant, has an MBA from the Harvard Business School, and a degree from The Institute of Cost and Works Accountants of India.

Mr. Ramesh Venkateswaran is a management consultant and is currently the managing director of Almak Management Services Private Limited. He is a visiting professor of marketing at the Indian Institute of Management, Bangalore. He is also a founder member of a non profit organization, “Vishwas”. He has a bachelor’s degree in mechanical engineering from Indian Institute of Technology, Mumbai and a Postgraduate diploma in management from Indian Institute of Management, Bangalore.

Mr. Vimal Bhandari is a management professional with 25 years of experience in a range of businesses in the financial services industry. He is currently the country head of AEGON N.V., the Dutch financial services player. Prior to joining AEGON in mid-2004, he spent 17 years with IL&FS Ltd. of which 12 years were spent as the executive director on the board of directors of the company, being directly responsible for its financial services business. Additionally, he functioned as non-executive director on IL&FS group entities in the businesses of stock broking, private equity, infrastructure project development, and healthcare management services and as director-in-charge for the asset management and merchant banking subsidiaries. He is a chartered accountant and has studied at the Bombay University. He has also attended advanced management programs at the International Institute of Management, Lausanne, Switzerland.

Mr. Abhay Havaldar (Alternate Director to Mr. William Grabe) is managing director at General Atlantic Partners, LLC, a global private equity firm, where he has been working since 2002. Prior to joining General Atlantic Partners in 2002, he was the co-founder of Connect Capital; he was also a partner at Draper International. Earlier, he spent twelve years in both the hardware and software industries in the U.S., Europe and Asia. He also held various technical and marketing positions at Tata Unisys, besides, serving from 1994 to 1995 as Country Manager, financial services, for HCL-Hewlett Packard. He holds a bachelor’s degree in electrical engineering from the University of Bombay and a master’s in management degree from the Sloan Fellow program at the London Business School.

82	The Target Company was not involved in any merger/demerger/spin offs during the last 3 years.

83	There has been no change in the name of the Target Company since listing.

84	The financial details of the Target Company on a consolidated basis for the last three financial years and for the nine month period ended September 30, 2010, as derived from its audited financials issued by the statutory auditors of the Target Company are as set forth below:

Profit & Loss Statement (Rupees Lacs)	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Nine Month Period Ended September 30, 2010
Income from operations	2,68,855	3,11,727	3,14,615	2,36,721
Other Income	8,648	12,884	12,942	15,365
Total Income	2,77,503	3,24,611	3,27,557	2,52,086
Total Expenditure	2,07,738	2,64,562	2,52,703	1,89,880
Profit Before Depreciation, Interest and Tax	69,766	60,049	74,854	62,206
Depreciation	9,847	11,415	14,208	8,912
Interest	1,472	790	772	375
Profit Before Tax	58,447	47,845	59,873	52,919
Provision for Tax	10,084	4,044	1,212	8,095
Profit After Tax	48,363	43,801	58,661	44,823

Balance Sheet Statement (Rupees Lacs)	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Nine Month Period Ended September 30, 2010
Sources of funds
Paid-up share capital	2,780	2,562	2,583	2,620
Reserves and Surplus (excluding revaluation reserves)	2,70,821	2,81,436	3,52,500	3,05,866
Revaluation Reserve	14	13	12	11
Networth (excluding revaluation reserve)	2,73,601	2,83,998	3,55,082	3,08,486

Balance Sheet Statement (Rupees Lacs)	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Nine Month Period Ended September 30, 2010
Secured loans	238	175	94	53
Deferred tax liability	206	1,337	666	1,028
Unsecured loans	—	—	—	—
Total	2,74,059	2,85,524	3,55,854	3,09,578
Uses of funds
Net fixed assets (including goodwill)	1,25,958	1,38,929	1,30,344	1,32,260
Investments	1,15,168	1,17,713	1,77,519	1,03,503
Net current assets	27,014	19,429	39,058	65,917
Deferred Tax Assets (Net)	5,919	9,452	8,933	7,898
Total miscellaneous expenditure not written off	—	—	—	—
Total	2,74,059	2,85,524	3,55,854	3,09,578

Other Financial Data	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Nine Month Period Ended September 30, 2010
Dividend (% of paid-up capital)	150%	150%	150%	3150%
Earning per share (`)	34.54	32.25	44.93	33.4	4#
Return on Networth (%)	17.68%	15.42%	16.52%	14.53	%#
Book Value per share (`)	195.38	209.11	271.97	230.17

*	Book Value per Share calculated as the Networth/Weighted Average Number of equity shares outstanding during the year
**	Earning per share calculated as Profit After Tax/Weighted Average Number of equity shares outstanding during the year
***	Return on Networth calculated as Profit after Tax/Networth as at the end of the year
#	Not annualized

Auditor of the Target Company

BSR & Co. (Firm’s Registration Number: 101248W)

Mr. Natrajh Ramakrishna, Partner (Membership Number: 032815)

B S R & Co.

Lodha Excelus, 5th floor,

Apollo Mills Compound,

N M Joshi Marg, Mahalaxmi,

Mumbai 400 013, India.

Tel: +91 22 3091 3183

Fax: +91 22 3090 1550

85	The reasons for rise/fall in total income and PAT in the last three financial years are as follows:

For the Year Ended December 31, 2009

Reasons for change in sales

Target Company revenues were ` 3,14,615 lacs in 2009, representing an increase of 1% from revenues of ` 3,11,727 lacs in 2008 which was mainly on account of overall volume decline of 4.6%, pricing decline of 2.2%, which was offset by rupee depreciation against dollar by 11.3% from average rate of ` 43.40 in 2008 to `

48.35 in 2009 as 84% of the revenues of Target Company is denominated in US Dollars. Onsite work measured in billed-person months decreased by 6.6% in 2009 compared to 2008, while offshore work increased 0.4% over the same period.

Reasons for change in profits

Profit after tax for the year 2009 was ` 58,661 lacs as against ` 43,801 lacs for year 2008. The increase in profits is mainly on account of operating efficiencies through various measures such as utilization, reduction and rationalization in operating and discretionary expense. The reduction in the forex loss for the year 2009 was at ` 4,582 lacs as compared to ` 8,073 lacs in 2008. The provision for taxes reduced to ` 1,212 lacs in 2009 as compared to ` 4,044 lacs in 2008 mainly on account of reversal of ` 4,063 lacs on account of completion of IRS assessment for Patni Americas Inc for 2005 and 2006, reversal of ` 3,361 lacs with regard to expiry of statute of limitation with regard to U.S. branch and reversal of ` 1,144 lacs on account of favourable order received by the Target Company from Indian Income tax Appellate Tribunal allowing a set off of section 10A losses against the taxable business income which was offset to some extent mainly due to expiry of income tax benefits for some of Target Company’s STPI (Software Technology Park of India) units in India as compared to reversal of ` 2,891 lacs in 2008 on account of completion of an assessment by the U.S. Internal Revenue Service (“IRS”) for previous tax periods.

For the Year Ended December 31, 2008

Reasons for change in sales

Target Company’s revenues were ` 3,11,727 lacs in 2008, representing an increase of 16% from revenues of ` 2,68,855 lacs in 2007. Growth in revenues from our existing operations was attributable to an increase of 5.9% in the total billed person-months from work performed at both our offshore and onsite locations. Onsite work measured in billed-person months increased by 0.3% in 2008 compared to 2007, while offshore work increased 8.4% over the same period. Rupees to US Dollar fluctuations have significant impact on the Target Company’s revenue as ~80.7% of the revenues is US Dollar denominated revenues. The average rate of US$ to Rupee for 2008 was ` 43.40 as against ` 41.33 in 2007.

Reasons for change in profits

Profit after tax for the year 2008 was ` 43,801 lacs as against ` 48,362 lacs for year 2007. The reduction in profit is mainly on account of forex loss of ` 8,073 lacs in 2008 as against forex gain of ` 8,252 lacs in 2007 and also there has been an increase in the personnel cost by 19% from ` 153,896 lacs in 2007 to ` 183,286 lacs in 2008. The increase in personnel cost is mainly on account of higher compensation cost from salary increases and also due to addition of sales and marketing personnel mainly in Europe region to strengthen Target Company’s European business operations. The provision for taxes during 2008 reduced to ` 4,044 lacs as compared to ` 10,084 lacs in 2007 mainly on account of reversal of ` 2,891 lacs on account of completion of assessment by the IRS for previous tax periods.

For the Year Ended December 31, 2007

Reasons for change in sales

Target Company’s revenues were ` 2,68,855 lacs in 2007, representing an increase of 3% from revenues of ` 2,60,802 lacs in 2006. Growth in revenues from our existing operations was attributable to an increase of 18.1% in the total billed person-months from work performed at both our offshore and onsite locations. Onsite work measured in billed-person months increased 7.7% in 2007 compared to 2006, while offshore work increased 23.3% over the same period. This was offset to some extent by Rupee appreciation against US Dollar by 8.8% from average rate of ` 45.30 for 2006 to ` 41.33 for year 2007 as 82.9% of the revenues in 2007 are denominated in US Dollars. Also in 2007 Target Company acquired the business and assets of Logan -orviss International Associates BV and 100% equity interest in Taratec Development Corporation (subsequently renamed as “Patni Life Sciences”).

Reasons for change in profits

Profit after tax for the year 2007 was ` 48,362 lacs as compared to ` 24,478 lacs in 2006. The increase is mainly on account of forex gain of ` 8,252 lacs in 2007 as compared to forex loss of ` 388 lacs in 2006. The taxes provision for the year 2007 was ` 10,084 lacs as compared to ` 25,677 lacs in 2006. The reduction is mainly on account of provision of ` 13,613 lacs in 2006 in connection with completion of IRS assessment for fiscal year 2001 and 2002 and accordingly Target Company revised its estimates for fiscal year 2003, 2004 and 2005.

86	Pre and post Offer shareholding pattern of the Target Company is as follows:

Shareholders’ category	Shareholding & voting rights prior to the agreement/Acquisition and Offer as on December 31, 2010		Shares/voting rights agreed to be acquired which triggered the Offer under the Regulations as on January 7, 2011		Shares/voting rights to be acquired in Offer (Assuming full acceptances)		Share holding/voting rights after the Acquisition and Offer. i.e.
	(A)		(B)		(C)		(A)+(B)+(C) = (D)
	No.	%	No.	%*	No.	%*	No.		%*
(1) Promoter Group
(a) Parties to the Transaction

Promoters:	6,00,91,202	45.72	(6,00,91,202)	(45.72)	—	—	—		—

(2) Acquirer & PAC
(a) Pan-Asia iGATE Solutions	—	—	8,30,05,150	63.05	2,70,85,565	20.00	11,00,90,715		81.29
(b) iGATE Global Solutions Limited	—	—
(c) iGATE Corporation	—	—	—	—	—	—	—		—
Total 2 (a+b+c)	—	—	8,30,05,150	63.05	2,70,85,565	20.00	11,00,90,715		81.29
(3) Parties to the Transaction other than (1) and (2) above#	2,29,13,948	17.44	(2,29,13,948)	(17.44)	—	—	—		—
(4) Public (other than parties to the Transaction, Acquirer & PACs)
(a) Financial Institutions/Banks	16,63,608	1.27	—	—	(2,70,85,565)	(20.00)	2,53,37,108	**	18.71
(b) Mutual Funds/UTI	32,23,035	2.45
(c) FIIs	1,75,77,937	13.38
(d) Insurance Companies	9,78,400	0.74
(d) Others	2,49,70,950	19.00
Total (4)	4,84,13,930	36.84	—	—	(2,70,85,565)	(20.00)	2,53,37,108		18.71
GRAND TOTAL (1+2+3+4)	13,14,19,080	100.00	—	—	—	—	13,54,27,823		100.00

#	This refers to the PE Investor
*	% shareholding calculated on Diluted Equity Capital
**	This will depend upon response from and within each category of (4)

Figures in bracket represent negative number

As on December 31, 2010, there were 47,748 public shareholders holding 4,84,13,930 shares of the Target Company

87	Details of change in the shareholding of the promoters in the Target Company since inception and status of compliance is as follows:

Date	Number of shares/ acquired /allotted/ (sold)	Details of shares issued	Cumulative Group Shareholding	Total share capital of the Company	% Promoter Group	% change in Holding	Status of compliance with applicable provisions of the Regulations, under the SEBI Act, 1992 and other statutory requirements as applicable
Before Listing			67,736,802	111,420,849	60.8
25 Feb 2004 (Listing Date)	(3,744,000)	Shares offered for sale in IPO	63,992,802	124,836,049	51.3	-9.5	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
9-Aug-05	(1,000,000)	Sold	62,992,802	125,110,659	50.3	-0.9	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
16-Aug-05	(1,400,000)	Sold	61,592,802	125,110,659	49.2	-1.1	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
In December 2005, the Company issued 12,312,500 shares pursuant to ADR Offering in U.S.			61,592,802	137,656,884	44.7	-4.5	—
15-Sep-06	(20,000)	Sold	61,572,802	137,960,828	44.6	-0.1	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
27-Sep-06	(600,000)	Sold	60,972,802	137,960,828	44.2	-0.4	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
From July 2008 to October 2008, the Company bought back 10,957,082 equity shares from the open market pursuant to its Buyback offer			60,972,802	128,105,007	47.6	3.4	—
20-Mar-09	333,200	Purchased	61,306,002	128,105,007	47.9	0.3	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
25-Mar-09	501,200	Purchased	61,807,202	128,105,007	48.2	0.4	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
30-Mar-09	167,000	Purchased	61,974,202	128,105,007	48.4	0.1	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
16-Nov-09	(400,000)	Sold	61,574,202	128,622,682	47.9	-0.5	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
17-Nov-09	(400,000)	Sold	61,174,202	128,622,682	47.6	-0.3	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
18-Nov-09	(300,000)	Sold	60,874,202	128,622,682	47.3	-0.2	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
19-Nov-09	(400,000)	Sold	60,474,202	128,622,682	47.0	-0.3	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
24-Nov-09	(13,000)	Sold	60,461,202	128,622,682	47.0	0.0	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.
26-Nov-09	(370,000)	Sold	60,091,202	128,622,682	46.7	-0.3	SAST Regulations Not Applicable. Complied with other applicable statutory requirements.

88	The Target Company has confirmed that it is in compliance with the Corporate Governance provisions of Clause 49 of the Listing Agreement entered with the Stock Exchanges.

89	The following are the details of the contingent liabilities and capital commitments for the Target Company as on September 30, 2010:

Particulars	` Lacs
Estimated amount of contracts remaining to be executed on capital account and not provided for	24,533
Foreign currency forward contracts	159,459
Forward currency options	5,911
Bank guarantees	1,768
Letters of credit	164
Tax contingency	24,835

Notes:

1)	Estimated amount of contracts remaining to be executed on capital account and not provided for includes cases wherein purchase orders have been released and work has either not commenced or has been partially complete.

2)	Foreign currency forward contracts and forward currency options represents the total notional value of such contracts outstanding as at the balance sheet date.

3)	In December 2008, the Company received a demand of approximately ` 458,665 for the Assessment Year 2003-04 including an interest demand of ` 258,644 and another demand in January 2009 of approximately ` 1,132,951 for the Assessment Year 2005-06 including an interest demand of approximately ` 422,516. These new demands concern the same issue of disallowance of tax benefits under Section 10A of the IT Act as per earlier assessments. Subsequently, in June 2010, the Target Company filed an extension for stay of demand. As per stay of demand order, till September 2010, the Company has paid sum of ` 66,000 for the Assessment Year 2003-04 and ` 239,072 for the Assessment year 2005-06 as regards the matter under appeal. Management considers these demands as not tenable against the Target Company, and therefore no provision for this tax contingency has been established.

4)	The Tax department had earlier rejected the Company’s claim under section 10A and raised a demand of ` 630,166 for Assessment Year 2004-05 and ` 261,703 for Assessment Year 2002-03 in December 2006 and December 2007 respectively. However on appeal in 2008, the CIT (Appeal) had allowed the claim under section 10A of the Income Tax Act, 1961. The Indian Income tax department has appealed against the CIT (Appeals’) orders in respect of Assessment Year 2002-03 and 2004-05 in the tribunal. Management considers these demands as not tenable against the Target Company and, therefore, no provision for this tax contingency has been established.

5)	In December 2009 the Income tax department has issued draft assessment order for Assessment Year 2006-07 disallowing 10A deduction of the I-T Act as per the earlier assessments, as well as making a transfer pricing adjustment for BPO operations of the Target Company. The Target Company has filed the objections against the draft order before the Dispute Resolution Panel (DRP) newly set up under the I-T Act. Management considers these disallowances as not tenable against the Target Company and in absence of any demand raised at this juncture, no provision is required.

6)	Certain other income tax related legal proceedings are pending against the Target Company. Potential liabilities, if any, have been adequately provided for, and the Target Company does not currently estimate any incremental liability in respect of these proceedings. Additionally, the Target Company is also involved in lawsuits and claims which arise in ordinary course of business. There are no such matters pending that the Target Company expects to be material in relation to its business.

90	The compliance officer of the Target Company is

Mr. Arun Kanakal,

Vice President & Company Secretary

Akruti Softech Park, MIDC Cross Road

No 21 MIDC, Andheri (E),

Mumbai – 400093

Tel.: +91 22 6693 0500, Fax: +91 22 2832 1750

VII.	Offer Price and Financial Arrangements

Justification of Offer Price

91	The Shares of the Target Company are listed on BSE and NSE and are frequently traded on both Stock Exchanges.

92	The annualized trading turnover based on the trading volume in the Shares of the Target Company on the Stock Exchanges during the period July 2010 to December 2010, the six calendar months prior to January 2011 (the month in which PA was issued), was as follows:

Name of the Stock Exchange	Total number of Shares traded during the preceding 6 calendar months prior to the month of the PA (July 2010 to December 2010)	Total number of listed Shares	Annualised trading turnover (as % of total number of listed Shares)
BSE	2,25,49,390	13,14,19,080	34.32%
NSE	9,44,89,962	13,14,19,080	143.80%

Source: www.bseindia.com and www.nseindia.com

93	Based on the above information, the Shares of the Target Company are deemed to be frequently traded on both BSE and NSE as the annualized trading turnover based on the trading during six calendar months i.e. July 2010 to December 2010 is more than 5% of the total number of listed Shares in terms of Explanation (i) to Regulation 20(5) of the Regulations. As the annualized trading turnover on NSE is 143.80% as compared to 34.32% on BSE of the total number of listed Shares, the Shares of the Target Company are deemed to be “most frequently traded” on NSE in terms of Explanation (i) to Regulation 20(5) of the Regulations.

94	The details of closing prices and volume on NSE for the 26-week period prior to the date of the PA are as follows:

Week Number	Week-ended	High (`)	Low (`)	Average (`)	Volume (Number of Shares)
Week 1	19-Jul-10	529.75	513.80	521.78	2,908,368
Week 2	26-Jul-10	522.60	509.10	515.85	1,244,663
Week 3	2-Aug-10	510.85	463.65	487.25	4,242,494
Week 4	9-Aug-10	468.50	453.25	460.88	2,177,735
Week 5	16-Aug-10	476.90	450.30	463.60	26,439,286
Week 6	23-Aug-10	471.05	462.45	466.75	5,793,126
Week 7	30-Aug-10	483.70	463.90	473.80	8,549,834
Week 8	6-Sep-10	459.85	450.55	455.20	3,063,674
Week 9	13-Sep-10	454.20	446.30	450.25	1,228,074
Week 10	20-Sep-10	463.30	442.25	452.78	2,383,836
Week 11	27-Sep-10	451.40	440.70	446.05	1,624,456
Week 12	4-Oct-10	442.95	414.75	428.85	2,505,695
Week 13	11-Oct-10	455.15	439.80	447.48	2,597,320
Week 14	18-Oct-10	468.70	443.50	456.10	2,922,057
Week 15	25-Oct-10	468.15	457.50	462.83	1,284,880
Week 16	1-Nov-10	467.90	456.50	462.20	2,301,049
Week 17	8-Nov-10	497.05	470.80	483.93	3,068,498
Week 18	15-Nov-10	483.55	471.85	477.70	1,613,597
Week 19	22-Nov-10	480.25	455.55	467.90	1,580,887
Week 20	29-Nov-10	474.50	451.65	463.08	2,939,352
Week 21	6-Dec-10	477.75	464.85	471.30	2,297,250
Week 22	13-Dec-10	464.10	449.15	456.63	1,241,835
Week 23	20-Dec-10	483.05	461.05	472.05	2,067,954
Week 24	27-Dec-10	491.05	479.80	485.43	3,174,885
Week 25	3-Jan-11	476.50	469.00	472.75	4,113,346
Week 26	10-Jan-11	467.80	460.40	464.10	4,377,586
Average				467.94

Source: www.nseindia.com

The Target Company announced a dividend of ` 63 per Share on August 13, 2010 and the Shares of the Target Company started trading on an ex-dividend basis from August 27, 2010. Hence, the share price for the period August 13, 2010 to August 27, 2010 has been adjusted for the dividend amount of ` 63 per Share for computing the 26 week prices as per Explanation (i) to regulation 20(11) of the Regulations.

The details of intra-day high and low prices and volume on NSE for the 2-week period prior to the date of the PA are as follows:

Day Number	Date	High (`)	Low (`)	Average (`)	Volume (Number of Shares)
1	28-Dec-10	495.00	454.45	474.73	1,212,400
2	29-Dec-10	478.95	470.00	474.48	285,366
3	30-Dec-10	477.80	465.40	471.60	355,236
6	31-Dec-10	488.80	471.00	479.90	931,548
7	3-Jan-11	480.00	451.20	465.60	1,328,796
8	4-Jan-11	473.90	466.45	470.18	435,175
9	5-Jan-11	472.20	465.15	468.68	211,745
10	6-Jan-11	471.00	461.45	466.23	206,023
13	7-Jan-11	478.10	457.00	467.55	697,315
14	10-Jan-11	489.80	458.00	473.90	2,827,328
Average				471.28

Source: www.nseindia.com

The information set forth below regarding the high and low prices is being provided pursuant to disclosure requirements under the U.S. securities laws. The tables below set forth, for the periods indicated, intraday high and low trading prices for the Shares.

	Rs. per Share High	Rs. per Share Low
CY2009
Q1CY2009	142.00	94.00
Q2CY2009	279.50	125.10
Q3CY2009	488.70	239.90
Q4CY2009	518.85	389.05
CY2010
Q1CY2010	594.00	436.00
Q2CY2010	624.80	486.35
Q3CY2010	554.80	431.90
Q4CY2010	508.75	416.10
CY2011
First quarter through January 10, 2011	489.80	451.20

Source: www.nseindia.com. The prices and volumes quoted on the BSE may be different.

The tables below set forth, for the periods indicated, intraday high and low trading prices for the Target Company ADSs.

	US$ per ADS HIGH	US$ per ADS LOW
CY2009
Q1CY2009	6.10	4.25
Q2CY2009	11.94	5.20
Q3CY2009	19.00	9.89
Q4CY2009	21.93	17.50
CY2010
Q1CY2010	26.41	18.49
Q2CY2010	28.33	21.25
Q3CY2010	24.59	18.11
Q4CY2010	22.51	19.06
CY2011
First quarter through January 10, 2011	21.50	20.45

Source: Bloomberg

95	Based on the parameters set out in the Regulations for frequently traded stocks, as per the date of the PA, the Offer Price of ` 503.50 (Rupees Five Hundred Three and Paise Fifty Only) is justified in view of the following:

Particulars	Price (in ` per Share)
The average of the high and low of the closing prices for every week for the last 26-weeks prior to the date of the PA on NSE	` 467.94
The average of the daily high and low of the intra-day trading prices for the last 2-weeks prior to the date of the PA on NSE	` 471.28
The negotiated price	` 503.50
The highest price paid by the Acquirers or persons acting in concert with them for acquisition, if any, including by way of allotment in a public or rights or preferential issue during the last 26 weeks	N.A.

96	There is no non-compete fee being paid by the Acquirers in the agreement for the Acquisition.

97	Based on the above, the Offer Price is justified in terms of regulation 20(4) of the Regulations.

98	The Offer Price shall not be less than the highest price paid by the Acquirers and the PAC for any acquisition of Shares of the Target Company from the date of PA upto seven working days prior to the closure of the Offer. Further, no Shares shall be acquired during the last seven working days prior to the closure of the Offer, except those accepted in the Offer.

99	The Acquirers are permitted to revise the Offer Price upward up to 7 (seven) working days prior to the date of closure of the Offer. In the event of such a revision, an announcement would be made in the same newspapers in which this PA has appeared and the revised Offer Price would be paid for all Shares accepted under the Offer.

Financial Arrangements

100	The Maximum Consideration payable under this Offer, assuming full acceptance, is ` 1363,75,81,978/-(Rupees One Thousand Three Hundred Sixty Three Crores Seventy Five Lacs Eighty One Thousand Nine Hundred and Seventy Eight Only) (“Maximum Consideration”).

101	By way of security for performance of its obligations under the Regulations, the Acquirers and the PAC have made an escrow arrangement for the Offer comprising of cash deposit of an amount of ` 151,37,58,198/- (Rupees One Hundred Fifty One Crores Thirty Seven Lacs Fifty Eight Thousand One Hundred and Ninety Eight Only) in cash, which is adequate as per the computation of escrow amount as required by the Regulations. The Acquirers and the PAC have made the cash deposit in an escrow account opened with Standard Chartered Bank, 26–27, Raheja Towers, MG Road, Bangalore 560001, India (“Escrow Account”). This has been confirmed vide a confirmation letter dated January 10, 2011 issued by Standard Chartered Bank. The Manager to the Offer is empowered to operate the Escrow Account and realize the value of the cash deposit in accordance with the Regulations.

102	The Acquirers and the PAC propose to finance the Offer through internal accruals, equity infusion and bank borrowings. The Acquirers and the PAC have arranged for:

a)	Following investments amounting to ` 349,70,00,000 (Rupees Three Hundred Forty Nine Crores and Seventy Lacs Only) earmarked exclusively for the purposes of meeting the Acquirers’ and the PAC’s obligations under the Offer:

Description	` Crores
Cash Balance	20.0
Mutual Funds	304.2
Birla Sun Life - Group Unit Linked (Leave Encashment)	10.5
Non Convertible Debentures	15.0
Total Funds	349.7

b)	An equity commitment in accordance with its terms from Viscaria Limited, a company backed by funds advised by Apax Partners LLP, (Office Address: 77 Lemesou, Elia House P.C. 2121, Nicosia, Cyprus, Tel: +357 2241 8800, Fax: +357 2241 8801) for US$210,000,000/- (US Dollar Two Hundred Ten Million Only) (equivalent to ` 952,77,00,000 (Rupees Nine Hundred Fifty Two Crores and Seventy Seven Lacs Only) using the RBI Reference Rate 1 US Dollar = ` 45.37 (source: www.rbi.org.in) dated January 7, 2011) from which the PAC can draw down for the purpose of this Offer; and

c)	Escrow arrangement comprising of cash deposit as set out in paragraph 101 above.

The source of funds to meet the Acquirers’ and the PAC’s obligations under the Offer is a combination of domestic and foreign funds.

103	T Ramachandran (Membership Number: 207600), Partner, T. Ramachandran & Co., Chartered Accountants, (Address: #203-204, Jayam Complex, 2nd Floor, Sampige Road, Malleshwaram, Bangalore - 560 003 Tel: +91 80 4128 1816), (“Accountants”) have confirmed by their certificate dated January 10, 2011 that the Acquirers and the PAC have adequate financial resources through verifiable means available for meeting their obligations under the Regulations for a value up to the Maximum Consideration.

104	On the basis of the aforesaid financial arrangements and the Accountants’ certificate, the Manager to the Offer confirms that adequate funds are available with the Acquirers and the PAC through verifiable means to implement this Offer.

105	Subsequently, in accordance with regulation 22(7) of the Regulations, the Acquirers and the PAC, on February 7, 2011, have further deposited ` 1212,38,23,780/-(Rupees One Thousand Two Hundred Twelve Crores Thirty Eight Lacs Twenty Three Thousand Seven Hundred and Eighty Only) in the Escrow Account, and therefore the balance to the credit of the Escrow Account is equal to 100% of the Maximum Consideration. This has been confirmed vide a certificate dated February 7, 2011 issued by Standard Chartered Bank.

VIII.	Eligibility for Accepting the Offer

106	This Letter of Offer together with the Form of Acceptance-cum-Acknowledgement and Form of Withdrawal will be mailed to the Eligible Shareholders of the Target Company (other than the Acquirers, the PAC, and the Sellers) whose names appear on the Register of Members of the Target Company and the beneficial owners of the Shares of the Target Company whose names appear as beneficiaries on the records of the respective Depositories, at the close of business hours on January 14, 2011, being the Specified Date. In addition, this Letter of Offer together with the ADS Letter of Transmittal will be mailed to registered holders of ADSs and to participants in The Depository Trust Company (“DTC”) having ADSs credited to their accounts, in each case as of the Specified Date. Accidental omission to dispatch this Letter of Offer to any person to whom the Offer is made or the non-receipt or delayed receipt of this Letter of Offer by any such person will not invalidate the Offer in any way.

There shall be no discrimination in the acceptance of locked-in and non locked-in shares in the Offer. The Shares to be acquired under the Offer must be free from all liens, charges and encumbrances and will be acquired together with all rights attached thereto.

IX.	Terms and Conditions of the Offer

107

The Offer is made to all Eligible Shareholders as on the Specified Date, and also to persons who acquire Shares or ADSs before the closure of the Offer and validly tender their Shares or ADSs and submit their Form of Acceptance-cum-Acknowledgment or ADS Letter of Transmittal, if applicable, into the Offer on or before April 19, 2011 at 4:30 p.m. India Standard Time, which is 7:00 a.m. New York City time on such date. The Regulations require that the Offer be for Shares only. Consequently, ADS holders are not permitted to directly tender ADSs. ADS holders who wish to directly tender the Shares underlying their ADSs in the Offer may instead withdraw the underlying Shares from the ADS facility and directly tender those Shares or follow the procedure set out herein and in paragraph 134 below. While it is possible for Shares to be redeposited into the ADS facility, Shares may only be deposited to the extent, and limited to the number, of ADSs that have been converted into Shares. In addition, the redeposit of Shares into the ADS facility requires that a shareholder pay applicable issuance fees and charges and taxes payable for the transfer of Shares to HSBC, the custodian for the ADS facility. As a consequence, if holders of ADSs were to withdraw the underlying Shares from the ADS facility and tender their Shares, the proration requirement for the Offer could result in those holders being left with some Shares that were not accepted in the Offer necessitating the holder to pay issuance fees, charges and taxes for the re-issuance of ADSs. Because those holders would likely prefer to continue to hold ADSs in such circumstances, and to avoid being subject to the limitations on the redeposit of Shares described above, the Acquirers have made arrangements with The Bank of New York Mellon, acting through BNY Mellon Shareowner Services (the “ADS Tender Agent”) whereby ADS holders that wish to tender in the Offer may tender their ADSs to the ADS Tender Agent. The number of Shares underlying ADSs so tendered will be counted as having been tendered in the Offer. Following the application of the proration and the subsequent acceptance of Shares in the Offer, the ADS Tender Agent will, to the extent underlying Shares have been accepted in the Offer, surrender ADSs and instruct The Bank of New York Mellon, as depositary for the ADS facility (the “Depositary”) to deliver underlying Shares to the order of the Acquirers. To the extent underlying Shares were not accepted in the Offer, the ADS Tender Agent will return tendered ADSs to their respective holders and no fees will be assessed to holders for return of their ADSs.

108	Subject to the terms and conditions of the Offer and receipt of necessary statutory/regulatory approval, the Acquirers and the PAC propose to acquire, to the extent of the Offer Size, all Shares that are validly tendered under the Offer. In case the number of Shares validly tendered in the Offer is more than the Shares to be acquired in the Offer, the acquisition of Shares (including Shares represented by ADSs) from each shareholder will be, as per the provisions of regulation 21(6) of the Regulations, be reduced on a proportional basis in such a way that the acquisition from any shareholder shall not be less than the minimum marketable lot or the entire holding if it is less than the marketable lot. As the Shares trade in the compulsory dematerialized settlement segment of BSE and NSE, the minimum marketable lot for the Shares is one (1). If the number of Shares accepted from tendering Shareholders is reduced as described above, the ADS Tender Agent will also make proportionate reductions in the number of ADSs to be accepted from each tendering holder of ADSs, including adjustments upward or downward so that no fraction of an ADS will be purchased from any holder.

109	In terms of the Regulations, the Acquirers and the PAC are permitted to make an upward revision to the Offer Price at any time up to seven (7) working days prior to the closure of the Offer viz. up to April 6, 2011 and withdraw the Offer under certain circumstances. Any such revision/withdrawal would be informed by way of an announcement in the same newspapers where the PA appeared. In case of revision, the revised price will be payable by the Acquirers and the PAC for all the Shares that are validly accepted pursuant to the Offer.

110	Certain affiliates of the financial advisors of the Acquirers, the PAC and Target Company may engage in trading activities in securities of the Target Company outside of the Offer; provided, however, that any such action may only be made by such affiliates in compliance with Rule 14e-5 of the Exchange Act and other applicable laws in India.

111	Shareholders to whom the Offer is being made are free to offer their shareholding in the Target Company in whole or in part while accepting the Offer. The acceptance must be unconditional and should be absolute and unqualified.

112	Shareholders who hold shares in physical form and who wish to tender their Shares will be required to send the Form of Acceptance-cum-Acknowledgement, duly signed and completed in the manner specified therein together with all the necessary documents, as specified in Section X of this Letter of Offer entitled “Procedure for Acceptance and Settlement of the Offer”, to the Registrar to the Offer at any of its collection centers, mentioned under paragraph 124 of this Letter of Offer so that the same are received on or before the Offer Closing Date (i.e. on or before 4:30 p.m. Indian Standard time on April 19, 2011).

113	In respect of dematerialized shares, Eligible Shareholders must ensure that the credit for the shares tendered must be received in the Special Depository Account (as specified in paragraph 127) on or before 4:30 p.m. Indian Standard Time on April 19, 2011. If the Shareholders hold their shares through CDSL, their Depository Participant Instruction will have to take the form of an inter-depository delivery instruction from CDSL for the purpose of crediting their shares in favour of the Special Depository Account with NSDL as mentioned in paragraph 128 below.

114

Shareholders who have acquired Shares of the Target Company but whose names do not appear in the register of members of the Target Company on the Specified Date or those who have not received the Letter of Offer, may also participate in this Offer by submitting an application on a plain paper giving details regarding their shareholding and confirming their agreement to participate in this Offer as per the terms and conditions of this Offer. This is to be sent to the Registrar to the Offer together with:

a.	In case of Shareholders holding Shares in dematerialized form, the name, address, number of Shares held, number of Shares offered, Depository Participant name (“DP”), DP ID number, beneficiary account number along with a photocopy of the delivery instruction in “off-market” mode, duly acknowledged by the DP in favour of Karvy Escrow Account PCSL Open Offer, as per instructions mentioned above.

b.	In case of Shareholders holding Shares in physical form, the relevant share certificate(s) and transfer deeds, and the original contract note issued by a registered share broker of a recognized stock exchange through whom such Shares were acquired wherever applicable.

115	The Acquirers and the PAC will not be responsible in any manner for any loss of share certificate(s) and/or Offer acceptance documents during transit and Shareholders are advised to adequately safeguard their interest in this regard. In case of any lacunae and/or defect or modifications in the documents/forms submitted, the acceptance is liable to be rejected.

116	The instructions, authorizations and provisions contained in the Form of Acceptance-cum-Acknowledgement constitute an integral part of this Letter of Offer.

Statutory Approvals

117	This Offer is subject to the Acquirers and the PAC obtaining the following necessary statutory approvals:

a.	Approval from the Reserve Bank of India (“RBI”) under the Foreign Exchange Management Act, 1999, as amended, for the acquisition/transfer of the Shares tendered pursuant to this Offer, as required. The Acquirers and the PAC have made an application dated 14 January 2011 to RBI to obtain such approval;

b.	Approval (or the expiration of applicable waiting periods) of the anti-trust authorities in the United States of America and other jurisdictions in respect of the Acquisition. The Acquirers and the PAC, have made the requisite application(s) to obtain such approvals and, as of the date of this Letter of Offer, all applicable antitrust clearances required under applicable law to close the Acquisition have been obtained and all applicable waiting periods under such law have either expired or been terminated.

118	As of the date of this Letter of Offer and to the best of the knowledge of the Acquirers and the PAC, there are no other statutory approvals required to acquire the Shares that are validly tendered pursuant to this Offer.

119	Notwithstanding Paragraphs 117 and 118, if any other statutory approvals are required or become applicable, the Offer would be subject to the receipt of such other statutory approvals. The Acquirers and the PAC will not proceed with the Offer in the event any statutory approval indicated herein is not obtained in terms of regulation 27 of the Regulations.

120	To the best knowledge of the Acquirers and the PAC, there are no approvals required from Indian financial institutions or Indian banks for the Offer.

121	It may be noted that in case of non-receipt of statutory approvals within time, SEBI has the power to grant an extension of time to the Acquirers and the PAC for payment of consideration to Shareholders subject to the Acquirers and the PAC agreeing to pay interest for the delay, as directed by SEBI under regulation 22(12) of the Regulations.

122	In accordance with regulation 22(7) of the Regulations, the Acquirers and the PAC have deposited 100% of the Maximum Consideration in the open offer escrow account on February 7, 2011. Subsequent to such deposit and pursuant to Share Purchase Agreements and Securities Purchase Agreement dated 10th January 2011, Mr. Gajendra Kumar Patni (Non-Executive Director) and Mr. William O. Grabe (Non-Executive Director) (along with Mr. Abhay Havaldar as an Alternate Director) resigned as the Directors of the Company with effect from February 8, 2011. Following the said resignations, the Acquirers and the PAC have nominated two persons as directors on the Board of the Target Company and such persons have been appointed as Board members in the Board meeting of the Target Company held on February 8, 2011 (i.e. 28 days after the date of the PA) in accordance with the Regulations, Companies Act and the Articles of Association of the Target Company.

X.	Procedure for Acceptance and Settlement of the Offer

123	A tender of Shares pursuant to any of the procedures described in this Letter of Offer will constitute a binding agreement between the Acquirers and the tendering holder, including the tendering holder’s acceptance of the terms and conditions of the Letter of Offer, and in case of such tenders being made by holders of ADSs and by other shareholders from the U.S. with a representation and warranty that such holder owns the Shares (including Shares represented by ADSs) being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and that the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) the Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the Shares, including, without limitation the ADSs, and such person will acquire such Shares for tender by conversion, exchange or exercise; and (2) will cause such Shares to be delivered in accordance with the terms of this Letter of Offer. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

124	Shareholders, who wish to avail of and accept the Offer, should deliver the requisite documents mentioned below by registered post with acknowledgement due or in person or by courier so as to reach the Registrar to the Offer or the Registrar’s Collection Centers at the addresses mentioned below before 4:30 p.m. Indian Standard Time on April 19, 2011, which is 7:00 a.m. New York City time on April 19, 2011. Shareholders are advised to ensure that the Form of Acceptance-cum-Acknowledgement and other documents are complete in all respects otherwise the same is liable to be rejected. In the case of dematerialized shares, Shareholders are advised to ensure that their shares are credited in favour of the Special Depository Account, on or before 4:30 p.m. Indian Standard time on April 19, 2011, which is 7:00 a.m. New York City time on April 19, 2011. The Form of Acceptance-cum-Acknowledgment of such dematerialized shares not credited in favour of the Special Depository Account before the close of the Offer is liable to be rejected. The Form of Acceptance-cum-Acknowledgement along with all the relevant documents may be submitted at any of the collection centers below.

S.No	Collection Centre	Address of Collection Centre	Contact Person	Phone no	Fax	Mode of delivery
1	Mumbai	Karvy Computershare. Pvt Ltd. 24,Maharashtra Chamber. of Commerce. Lane, Opp. MSC Bank, Fort Mumbai – 400 023	Ms. Nutan Shirke	022-66381747-50 & 66382666	022-66331135	Hand Delivery

2	New Delhi	Karvy Computershare. Pvt Ltd. 305, New Delhi House, 27, Barakhamba Road, Connaught Place New Delhi -110 001	Mr. Rakesh Kr Jamwal/Vinod Singh Negi	011-43681700/1798	011-41036370	Hand Delivery

3	Ahmedabad	Karvy Computershare. Pvt Ltd. 201-203,Shail,Opp: Madhusudhan House Behind Girish Cold Drinks Off C G Road Ahmedabad ~ 380 006	Mr. Aditya Gupta/Robert Joeboy/Sameer	079-/66614772/ 09558803822	079-26565551	Hand Delivery

4	Chennai	Karvy Computershare. Pvt Ltd. No. 33/1, Venkatraman Street, T.Nagar, Chennai - 600017	Ms. S.Janaki	044-45900900/902	044-28153181	Hand Delivery

5	Hyderabad	Karvy Computershare. Pvt Ltd. Plot No 17-24, Vithalrao Nagar, Madhapur, Hyderabad 500 081	Ms. Rinki Sareen	040-44655000/	040-23431551	Hand Delivery/ Registered Post/ Courier/Speed Post

S.No	Collection Centre	Address of Collection Centre	Contact Person	Phone no	Fax	Mode of delivery
6	Kolkata	Karvy Computershare. Pvt Ltd. 49, Jatin Das Road, Nr.Deshpriya Park, Kolkatta 700 029	Mr. Sujit Kundu/ Mr. Debnath	033-24644891	033-24644866	Hand Delivery

7	Bengaluru	Karvy Computershare. Pvt Ltd. No.59, Skanda, Putana Road, Basavanagudi Bengaluru 560 004	Mr. Kumaraswamy//Ms. V. Sudha	080-26621192	080-26621169	Hand Delivery

Note: Business Hours: Monday to Friday 10:00 A.M. to 4:30 P.M. Indian Standard Time, Saturday 10:00 A.M. to 1:00 P.M. Indian Standard Time, Holidays: Sunday & Bank Holidays

NO SHARES OR DOCUMENTS SHOULD BE SENT DIRECTLY TO THE ACQUIRERS/THE PAC/THE TARGET COMPANY OR THE MANAGER TO THE OFFER

125	Applicants who cannot hand deliver their documents at the collection center referred to above, may send the same by registered post with acknowledgement due or by courier, at their own risk and cost, to the Registrar to the Offer at its address, Karvy Computershare Private Ltd, Plot No 17 to 24, Vittalrao Nagar, Madhapur, Hyderabad - 500 081, Ph. No.: +91 40 4465 5000; Fax No.: +91 40 2343 1551; email: murali@karvy.com; Contact Person: Murali Krishna.

126	In case of non-receipt of the Letter of Offer, Shareholders may download the same from the SEBI website (http://www.sebi.gov.in) or obtain a copy of the same from the Manager to the Offer or Registrar to the Offer on providing suitable documentary evidence of ownership of such Shares. Alternatively those desirous of tendering their Shares to the Acquirers/PAC may participate in the Offer as follows:

(a)	In case Shares are held in the dematerialized form by sending their consent in writing on a plain paper to the Registrar to the Offer, such that it is received by the Registrar to the Offer before 4:30 p.m. Indian Standard Time on April 19, 2011, stating the name, address, number of Shares held, number of Shares offered, Depository Participant name, DP ID number, beneficiary account number along with a photocopy of the Delivery Instruction in “off-market” mode, duly acknowledged by the DP in favour of Karvy Escrow Account PCSL Open Offer, as specified in paragraph 127 including such other documents as mentioned in this Letter of Offer. No indemnity would be required from unregistered Shareholders as regards the title of the Shares.

(b)	In case of Shares held in the physical mode by sending their consent in writing to the Registrar to the Offer, on a plain paper stating the name, address, no. of Shares held, no. of Shares offered, distinctive nos., folio no., the original contract note issued by a registered share broker of a recognized stock exchange through whom such Shares were acquired, along with the original share certificate(s) and transfer deed(s) duly signed (as specified in paragraph 127, as applicable) including such other documents as mentioned in this Letter of Offer.

Such consent, including necessary documents, should be sent either by hand delivery or by registered post with acknowledgment due or courier, such that these are received by the Registrar to the Offer before 4:30 p.m. Indian Standard Time on April 19, 2011 which is 7:00 a.m. New York City time on April 19, 2011.

127	Documents to be delivered by all Eligible Shareholders:

(a)	For Shares held in the DEMATERIALIZED FORM:

(i)	Form of Acceptance-cum-Acknowledgement duly completed and signed in accordance with the instructions contained therein by all the beneficial holders of the Shares, as per the records of the DP.

(ii)	Photocopy of the Delivery Instruction in “Off-market” mode or counterfoil of the delivery instruction slip in “Off-market” mode, duly acknowledged by the DP. The details of the special depository account are as follows:

Depository Name	National Securities Depository Ltd. (NSDL)
Account Name	Karvy Escrow Account PCSL Open Offer
DP Name	Karvy Stock Broking Limited
DP ID Number	IN300394
Beneficiary Account Number	18025645
ISIN	INE660F01012
Market	Off-Market
Date and time of Credit	Prior to 4:30 p.m. (Indian Standard Time) on or before April 19, 2011

It is the sole responsibility of the Shareholders to ensure credit of their Shares in the depository account above, prior to the closure of the Offer.

Please note the following:

(i)	For each delivery instruction, the beneficial owner should submit a separate Form of Acceptance-cum-Acknowledgment.

(ii)	The Registrar to the Offer is not bound to accept those acceptances, for which corresponding Shares have not been credited to the above special account or for Shares that are credited in the above special account but the corresponding Form of Acceptance-cum-Acknowledgment has not been received as on the date of closure of the Offer.

(b)	In case of Shares held in the PHYSICAL MODE by REGISTERED SHAREHOLDERS:

(i)	Form of Acceptance-cum-Acknowledgement should be duly completed and signed, in accordance with the instructions contained therein, by all shareholders. In case of Shares held in joint names, names should be filled up in the same order in which they hold Shares in the Company. This order cannot be changed or altered nor can any new name be added for the purpose of accepting the Offer;

(ii)	Original equity share certificate(s); and

(iii)	Valid equity share transfer form(s) duly signed by transferor (by all the equity shareholders in case the Shares are in joint names) as per the specimen signatures lodged with the Target Company and duly witnessed at the appropriate place(s).

PLEASE DO NOT FILL IN ANY OTHER DETAILS IN THE TRANSFER DEED.

(c)	In case of Shares held in the PHYSICAL MODE by PERSONS NOT REGISTERED AS SHAREHOLDERS:

(i)	Form of Acceptance-cum-Acknowledgement duly completed and signed in accordance with the instructions contained therein;

(ii)	Original equity share certificate(s) accompanied by valid share transfer forms as received from the market, wherein the name of the transferee has not been filled in; and

(iii)	Original broker contract note of a registered broker of a recognized stock exchange in relation to the purchase of the Shares being tendered in this case.

(iv)	In case the share certificate(s) and the transfer deed(s) are lodged with the Target Company/its transfer agents for transfer, then the acceptance shall be accompanied by the acknowledgment of lodgment with, or receipt by, the Target Company/its transfer agents, of the share certificate(s) and the transfer deed(s).

(v)	No indemnity regarding title is required from persons not registered as Shareholders.

128	Non-resident Shareholders should, in addition to the above, enclose copy(ies) of permission(s), received from RBI or any other regulatory authority to acquire shares held by them in the Target Company. OCBs are requested to seek a specific approval of the RBI and a copy of such approval must be provided along with other requisite documents in the event that any OCB shareholder tenders its shares in the Open Offer. In case the above approvals from the RBI are not submitted, the Acquirers and the PAC reserves the right to reject such Shares tendered.

129

Shareholders who have sent their physical Shares for dematerialization may participate in the Offer by submitting the Form of Acceptance-cum-Acknowledgement along with a copy of the dematerialization request form duly acknowledged by the DP. Shareholders who have sent their physical Shares for dematerialization need to ensure that the process of getting their Shares dematerialized is completed well in time so that the credit in the special depository account duly instructed by the shareholder should be received on or before 4:30 p.m.

Indian Standard Time on April 19, 2011 which is 7:00 a.m. New York City time on April 19, 2011, else the application will be rejected.

130	Applications in respect of Shares of the Target Company that are subject matter of litigation wherein the shareholders of the Target Company may be prohibited from transferring the Shares during the pendency of the said litigation are liable to be rejected if the directions/orders regarding these Shares are not received together with the Shares tendered under the Offer. This Letter of Offer in some of these cases, wherever possible, will be forwarded to the concerned statutory authorities for further action by such authorities.

131	All Eligible Shareholders should provide all relevant documents, which are necessary to ensure transferability of the Shares in respect of which the acceptance is being sent. Such documents may include (but not be limited to):

•	Duly attested death certificate and succession certificate (in case of single shareholder) in case the original shareholder has expired.

•	Duly attested power of attorney if any person apart from the shareholder has signed acceptance form or transfer deed(s).

•	No objection certificate from any lender, if the Shares in respect of which the acceptance is sent, were under any charge, lien or encumbrance.

•	In case of companies, the necessary certified corporate authorisations (including board and/or general meeting resolutions).

132	As noted, only holders of Shares may participate in the Offer. Holders of ADSs who wish to participate in this Offer may withdraw the Shares underlying their ADSs and directly tender such Shares in the Offer or they may tender their ADSs to BNY Mellon Shareowner Services who is, pursuant to the Tender Agency Agreement, serving as ADS Tender Agent. ADS holders should read the instructions contained herein carefully and follow the procedures described herein.

•	As stated in Paragraph 107, the Offer is being extended to all Eligible Shareholders of the Target Company, including holders of Shares represented by ADSs.

•	ADS holders are urged to read the following documents regarding the Offer because they contain important information:

•	The Letter of Offer; and

•	The ADS Letter of Transmittal (which is to be used only by ADS holders who tender their ADSs to the ADS Tender Agent).

Tendering ADSs through the ADS Tender Agent

•

Valid Tender of ADSs. In order to validly tender ADSs to the ADS Tender Agent pursuant to the Offer, an ADS holder must cause to be received by the ADS Tender Agent, no later than 7:00 a.m., New York City time, on the Offer Closing Date, i.e. April 19, 2011 (a) ADSs or a confirmation of a book-entry transfer of such ADSs into the Tender Agent Account (as defined below); (b) a properly completed and duly executed ADS Letter of Transmittal with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below); and (c) any other documents required by the ADS Letter of Transmittal or the Letter of Offer. No alternative, conditional or contingent tenders will be accepted, and no fractional ADSs may be tendered.

The method of delivery, including delivery through DTC, of all documents, including ADSs, is at the election and risk of the tendering ADS holder and the delivery will be deemed made only when actually received by the ADS Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. Please note that DTC and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for tenders of ADSs in connection with the Offer, which may be earlier than the stated expiration date and time. Holders of ADSs should contact the broker or other financial intermediary through which they hold ADSs to determine the instruction cut-off date and time applicable to them.

•

Book-Entry Delivery for ADSs. The ADS Tender Agent has established an account with respect to the ADSs (the “Tender Agent Account”) at the DTC for purposes of tendering ADSs to the ADS Tender Agent in book-entry form. Any financial institution that is a participant of DTC may make delivery of ADSs by causing DTC to transfer such ADSs to the Tender Agent Account in accordance with the procedures of DTC. An Agent’s Message must be utilized if delivery of ADSs is to be made by such book-entry transfer. The term “Agent’s Message” means a message transmitted by means of DTC to, and received by, the ADS Tender Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgement from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Offer and the ADS Letter of Transmittal and that the Acquirers and the PAC may enforce such agreement against the participant.

•

Withdrawal of ADSs Tendered. ADSs tendered to the ADS Tender Agent pursuant to the Offer may be withdrawn at any time on or prior to 7:00 a.m., New York City time, on the close of the Offer. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the ADS Tender Agent on or prior to 7:00 a.m., New York City time, on the Offer Closing Date at its address set forth in the ADS Letter of Transmittal. Any such notice of withdrawal must (i) specify the name of the person having tendered the ADSs to be withdrawn, (ii) contain a statement that such holder is withdrawing his or her election to have such ADSs tendered, (iii) be signed by the holder in the same manner as the original signature on the ADS Letter of Transmittal by which such ADSs were tendered (including any required signature guarantees), (iv) specify the ADSs to be withdrawn, if not all of the ADSs tendered by the holder, and (v) in the case of a tender by book-entry transfer, specify the name and number of the account at DTC to be credited with the withdrawn ADSs and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Acquirers and the PAC, whose determination shall be final and binding on all parties. Any ADSs so withdrawn will be deemed not to have been validly tendered to the ADS Tender Agent for purposes of the Offer and no cash will be paid with respect thereto unless the ADSs so withdrawn are validly retendered. Properly withdrawn ADSs may be retendered by following the procedures described above at any time on or prior to 7:00 a.m., New York City time, on the close of the Offer.

•

Acceptance of ADSs. As soon as practicable after the expiration of the Offer, the Registrar will notify the Acquirers and the PAC of the total number of Shares tendered, and such number will be considered final for purposes of determining the total number of Shares, including Shares underlying the ADSs, tendered pursuant to the Offer. Subject to the pro rata requirements specified in paragraph 108, the Acquirers and the PAC, in consultation with the Manager to the Offer and Registrar to the Offer, will determine the number of Shares to be accepted by the Acquirers and the PAC, including Shares represented by ADSs and notify the Custodian and ADS Tender Agent accordingly. Immediately after such notification, the ADS Tender Agent will instruct the Depositary to cause the Custodian to tender the Shares, representing the ADSs that are validly tendered to the ADS Tender Agent, to the Registrar to the Offer in accordance with the terms of the Offer. For purposes of the Offer, the Acquirers and the PAC will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Manager to the Offer or the Acquirers/PAC gives written notice to the Custodian and the ADS Tender Agent of the Acquirers’/PAC’s acceptance for payment of the Shares, including Shares underlying the ADSs, pursuant to the Offer.

•

Return of Unaccepted ADSs. The ADS Tender Agent will return ADSs that are not accepted for payment and the holders will receive ADSs in return, without expense to such holders and in the form initially tendered. The Acquirers and the PAC plan to return such ADSs at the time when payment for the Shares tendered and accepted, including Shares represented by ADSs, is made. Under Indian law, unless permitted by SEBI, the Acquirers and the PAC are required to make such payment within 15 days after the Offer Closing Date and it may take several days before such payment can be made by the ADS Tender Agent to individual ADS holders. Accordingly, ADS holders whose Shares represented by ADSs are not accepted in the Offer may not exercise their ownership rights with respect to such ADSs, such as the right to sell them in the open market, from the time when such ADSs are tendered to the ADS Tender Agent to the time when such ADSs are returned by the ADS Tender Agent.

•

Payment for Accepted Shares represented by ADSs. Upon the terms and subject to the conditions of the Offer, payment for Shares represented by ADSs accepted pursuant to the Offer, will be made by deposit of the purchase price in Indian rupees, net of applicable withholding tax as described below, to the Custodian, and such rupees will be converted into U.S. dollars on the spot market at the rate available on the day the Custodian notifies the ADS Tender Agent of its receipt of the funds. The ADS Tender Agent will act as agent for tendering ADS holders for the purpose of making payment in U.S. dollars to holders of Shares represented by ADS, where such Shares and corresponding ADSs, have been accepted. Payment by the Acquirers and the PAC of the purchase price to the Custodian for Shares tendered and accepted is expected to be made on or about May 4, 2011. ADS holders are expected, in turn, to receive payment from the ADS Tender Agent for ADSs tendered and accepted as promptly as practicable following the receipt of such consideration by the ADS Tender Agent from the Custodian. Notwithstanding the above, payment of ADSs may be delayed in the event of proration due to the difficulty of determining the number of Shares validly tendered, including Shares represented by

ADSs. Payments will be net of fees, applicable taxes and expenses, including currency conversion expense.

•

Withholding Taxes, Fees and Expenses. Payment by the Acquirers and the PAC will be made after deduction for any applicable Indian withholding tax as described in this Letter of Offer. Sales proceeds that are received within the United States or made through any U.S. related financial intermediaries, including the ADS Tender Agent generally are subject to information reporting and to backup withholding unless (i) the shareholder is a non-U.S. beneficial owner that filed Form W-8 or (ii) the shareholder provides correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. If the ADS holder is a non-U.S. person or entity not subject to backup withholding, it must provide the ADS Tender Agent the appropriate completed Form W-9 prior to the receipt of any payment. Payments to tendering ADS holders will also be net of currency conversion expense and the applicable fees of the Depositary for the surrender of the accepted ADSs.

All inquiries and communications relating to tender of ADSs, payment thereof, etc. should be directed only to the ADS Tender Agent and not to the Acquirers, the PAC, the Manager to the Offer or the Registrar to the Offer.

You may contact the ADS Tender Agent at the address set forth below:

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services Attention: Corporate Action Department P.O. Box 3301 South Hackensack, New Jersey 07606	BNY Mellon Shareholder Services 480 Washington Boulevard Attention: Corporate Action Department - 27th Floor Jersey City, New Jersey 07310

133	Subject to the statutory approvals, the Acquirers and the PAC intend to complete all formalities, including the payment of consideration within a period of fifteen (15) days from the closure of the Offer, (i.e., May 4, 2011) and for the purpose open a special account as provided under regulation 29 of the Regulations, provided that where the Acquirers/PAC are unable to make the payment to the Eligible Shareholders who have accepted the Offer before the said period of 15 days due to non-receipt of requisite statutory approvals, SEBI may, if satisfied that non-receipt of requisite statutory approvals was not due to any willful default or neglect of the Acquirers/PAC or failure of the Acquirers/PAC to diligently pursue the applications for such approvals, grant extension of time for the purpose, subject to the Acquirers/PAC agreeing to pay interest to the Shareholders for delay beyond such fifteen (15) day period, as may be specified by SEBI from time to time.

134	The unaccepted share certificates, transfer forms and other documents, if any, would be returned by registered post at the Shareholders’ sole risk. Shares, to the extent unaccepted, held in dematerialized form will be credited back to the beneficial owners’ depository account with the respective depository participant as per details furnished in the Form of Acceptance-cum-Acknowledgement.

135	The Registrar to the Offer will hold in trust the share certificates, credit of dematerialized Shares, form of acceptance duly filled in and the transfer deed(s) on behalf of the Shareholders of the Target Company who have accepted the Offer, until the warrants/cheques/drafts for the consideration are dispatched and unaccepted share certificate/ Shares, if any, are dispatched/returned to the relevant Shareholder(s).

136	The payment of consideration for accepted Shares will be made by the Acquirers and the PAC in cash through account payee cheques/demand drafts/warrants/NECS/NEFT/RTGS sent by registered post for amounts exceeding ` 1,500/- (Rupees One Thousand and Five Hundred Only) and otherwise under certificates of posting in accordance with the Regulations and, the same will be drawn in the name of the first named person in the case of joint holders.

In order to avail the ECS facility, Shareholders holding Shares in physical mode are requested to submit the enclosed ECS mandate form duly filled in and signed while submitting the Form of Acceptance-cum-Acknowledgement if the same has not been submitted earlier to the Target Company/ Registrar to the Offer. Shareholders holding shares in dematerialised mode are requested to instruct their respective depository participant regarding bank accounts in which they wish to receive the consideration before the close of the Offer. Acquirers/ PAC/ Registrar to the Offer will not act on any direct request received from Shareholders holding Shares in dematerialised form for change/deletion of such bank details.

137

A copy of this Letter of Offer (including the Form of Acceptance-cum-Acknowledgement) is expected to be available on SEBI’s web-site (www.sebi.gov.in) during the period the Offer is open. Shareholders can make an application in the Offer in the form downloaded from SEBI’s website as one of the alternatives for applying in the Offer.

138	In terms of the Regulations, Shareholders desirous of withdrawing their acceptances tendered in the Offer can do so up to April 13, 2011, being three working days prior to the close of the Offer.

139	The withdrawal option can only be exercised by submitting the Form of Withdrawal as per the instructions included in the Form of Withdrawal so as to reach the Registrar to the Offer at its address Karvy Computershare Private Ltd, Plot No. 17 to 24, Vittalrao Nagar, Madhapur, Hyderabad - 500 081, Ph.No.: +91 40 44655000/; Fax No.: +91 40 2343 1551; email id: murali@karvy.com; Contact Person: Murali Krishna.

140	In case of non-receipt of the Form of Withdrawal the withdrawal option can be exercised by making an application on plain paper along with the following details:

a.	In case of physical Shares: Name and address of the Shareholder, distinctive numbers, folio numbers, number of Shares tendered/withdrawn, copy of duly acknowledged Form of Acceptance-cum-Acknowledgement;

b.	In case of dematerialized Shares: Name, address, number of Shares tendered/withdrawn, DP name, DP ID, Beneficiary account no. and a photocopy of delivery instruction in “off market” mode or counterfoil of the delivery instruction in “off market” mode, duly acknowledged by the DP in favour of the Depository Escrow Account, copy of duly acknowledged Form of Acceptance-cum-Acknowledgement.

ANY PAYMENT FOR SHARES, INCLUDING PAYMENT FOR SHARES REPRESENTED BY ADSs, WILL ONLY BE MADE AFTER DEDUCTION FOR ANY POTENTIALLY APPLICABLE INDIAN WITHHOLDING TAX AS DESCRIBED IN THIS LETTER OF OFFER. IN ADDITION, DEPENDING ON THE HOLDER’S COUNTRY OF TAX RESIDENCY, THE ADDITIONAL TAX WITHHOLDING REQUIREMENTS IN THE HOLDER’S HOME COUNTRY, AS WELL AS POTENTIAL U.S. BACKUP WITHHOLDING, MAY APPLY. THESE TAX WITHHOLDING AMOUNTS MAY BE VERY SIGNIFICANT, PARTICULARLY FOR HOLDERS OUTSIDE OF INDIA. SEE PARAGRAPHS 141-151. FOR MORE INFORMATION.

Tax Related Provisions

141	General

a.	As per the provisions of section 195(1) of the I-T Act, any person responsible for paying to a non-resident any sum chargeable to tax is required to deduct tax at source (including surcharge and education cess as applicable). Since the consideration payable under the Offer would be chargeable to capital gains under section 45 of the I-T Act or as business profits or interest income (if any) as the case may be, Acquirers/PAC are required to deduct taxes at source (including surcharge and education cess).

b.	Resident and non-resident Shareholders (including FII) are required to submit their Permanent Account Number (“PAN”) for income-tax purposes. In case PAN is not submitted or is invalid or does not belong to the Shareholder, Acquirers/PAC will arrange to deduct tax at the rate of 20% (twenty percent) or at the rate in force or at the rate specified in the relevant provisions of the I-T Act, or at the maximum rate as discussed in paragraphs 142 to 144, whichever is higher.

c.	In case of ambiguity, incomplete or conflicting information or the information not being provided to the Acquirers/PAC, it would be assumed that the Shareholder is a non-resident Shareholder and taxes shall be deducted at the maximum rate as may be applicable to the relevant category to which the Shareholder belongs under the I-T Act, on the entire consideration and interest if any, payable to such Shareholder.

d.	Securities transaction tax will not be applicable to the Shares accepted in this Offer.

e.	The provisions contained under clause (b) and (c) above shall apply notwithstanding anything contrary contained in paragraphs 142 to 144 below.

142	Tax to be Deducted in Case of Non-resident Shareholders/ADS Holders

a.	While tendering Shares under the Offer, NRIs/OCBs/foreign Shareholders shall be required to submit an No Objection Certificate (“NOC”)/Tax Clearance Certificate (“TCC”) from the Income-tax Authorities under Section 195(3) or Section 197 of the I-T Act along with the Form of Acceptance-cum-Acknowledgement, indicating the amount of tax to be deducted by the Acquirers/PAC before remitting the consideration. The Acquirers/PAC will arrange to deduct taxes at source in accordance with such NOC/TCC.

b.

In case the aforesaid NOC or TCC is not submitted, the Acquirers/PAC will arrange to deduct tax at the maximum rate as may be applicable to the relevant category to which the Shareholder belongs under the I-T

Act, on the entire consideration and interest if any, payable to such Shareholder.

c.	In the case of ADS holders who would withdraw and tender shares, the provisions of clause a and b above would apply.

143	Withholding tax implications for FII

a.	As per provisions of section 196D(2) of the I-T Act, no deduction of tax at source will be made from any income by way of capital gains arising from transfer of securities referred to in section 115AD of the I-T Act to a FII as defined in section 115AD of the I-T Act.

b.	A FII should certify (“FII Certificate”) the nature of its income arising from the sale of shares in the Target Company as per the I-T Act (whether capital gains or otherwise). In the absence of FII Certificate to the effect that their income from sale of shares is in the nature of capital gains, the Acquirers/PAC will deduct tax at the maximum rate applicable to the category to which such FII belongs on the entire consideration payable to such FII. Should FII submit a NOC or TCC from the Income-tax authorities while tendering the Shares, indicating the amount of tax to be deducted by the Acquirer under the I-T Act, the Acquirers/PAC will deduct tax in accordance with the same.

c.	In respect of interest income, should FII submit a NOC or TCC from the income-tax authorities indicating the amount of tax to be deducted by the Acquirers/PAC under the I-T Act. The Acquirers/PAC will deduct tax in accordance with the NOC/TCC so submitted. In absence of such NOC/TCC, the Acquirers/PAC will arrange to deduct tax at the maximum rate applicable to the category to which such FII belongs.

144	Tax to be deducted in case of resident Shareholders

a.	In absence of any specific provision under the I-T Act, Acquirers/PAC will not deduct tax on the consideration payable to resident Shareholders for acquisition of Shares.

b.	Acquirers/PAC will deduct the tax at the stipulated rates (including applicable surcharge, education cess and secondary higher education cess) on interest, if any, payable to resident Shareholders, if amount of interest payable is in excess of ` 5,000 (Rupees Five Thousand only).

c.	The resident Shareholder claiming no tax is to be deducted or tax to be deducted at a lower rate on interest amount, should submit along with the Form of Acceptance-cum-Acknowledgement an NOC or TCC from the income-tax authorities indicating the amount of tax to be deducted by the Acquirers or, in the case of resident Shareholder not being a company or firm, a self declaration in Form 15G or Form 15H as may be applicable. The self declaration in Form 15G or Form 15H would not be valid unless the Shareholder furnishes PAN in such declaration. In case the aforesaid NOC or TCC or Form 15G or 15H, if applicable, is not submitted, the Acquirers/PAC will arrange to deduct tax at the maximum rate as may be applicable to the category of the Shareholder under the I-T Act. Also, no tax is to be deducted on interest amount in the case of resident Shareholder being a Mutual Fund as per Section 10(23D) of the I-T Act or a Bank/an entity specified under Section 194A(3)(iii) of the I-T Act if it submits a copy of relevant registration or notification along with the Form of Acceptance-cum-Acknowledgement.

145	Issue of withholding tax certificate

The Acquirers/PAC will issue a certificate in the prescribed form to the Shareholders (resident and non-resident) who have been paid the consideration and interest, if any, after deduction of tax on the same certifying the amount of tax deducted and other prescribed particulars.

146	Withholding taxes in respect of overseas jurisdictions

a.	Apart from the above, the Acquirers/PAC will be entitled to withhold tax in accordance with the tax laws applicable in the overseas jurisdiction where the non-resident Shareholder is a resident for tax purposes (“Overseas tax”).

b.	For this purpose, the non-resident Shareholder shall duly represent in the Form of Acceptance-cum-Acknowledgement the quantum of the Overseas tax to be withheld as per the relevant tax laws of the country in which the non-resident Shareholder is a tax resident, and the Acquirers/PAC will be entitled to rely on this representation at their/its sole discretion.

147	Shareholders who wish to tender their Shares must submit the following information along with the Form of Acceptance-cum-Acknowledgement:

Information requirement from non-resident Shareholder

1.	Self attested copy of PAN card

2.	NOC or TCC from the Income Tax authorities

3.	Self attested declaration in respect of residential status, status of Shareholders (e.g. Individual, Firm, Company, FII, Trust, or any other - please specify)

4.	In case of FII, FII Certificate (i.e. self attested declaration certifying the nature of income arising from the sale of Shares, whether capital gains or otherwise)

5.	SEBI registration certificate for FII

Information requirement in case of resident Shareholder

1.	Self attested copy of PAN card

2.	Self attested declaration in respect of residential status, status of Shareholders (e.g. Individual, Firm, Company, Trust, or any other - please specify)

3.	If applicable, self declaration form in Form 15G or Form 15H (in duplicate), as applicable

4.	NOC or TCC from the Income Tax authorities (applicable only for the interest payment, if any)

5.	For Mutual Funds/Banks/other specified entities under Section 194A(3)(iii) of the I-T Act – Copy of relevant registration or notification (applicable only for the interest payment, if any)

148	The tax deducted under this Offer is not the final liability of the Shareholders or in no way discharges the obligation of Shareholders to disclose the amount received pursuant to this Offer. The tax rates and other provisions may undergo changes.

149	All Shareholders are advised to consult their tax advisors for the treatment that may be given by their respective assessing officers in their case, and the appropriate course of action that they should take. The Acquirers/PAC and the Manager to the Offer do not accept any responsibility for the accuracy or otherwise of such advice. The aforesaid treatment of tax deduction at source may not necessarily be the treatment also for filing the return of income.

150	INFORMATION FOR THE UNITED STATES SHAREHOLDERS AND INCORPORATION BY REFERENCE

The Offer is made for the securities of an Indian issuer. It may be difficult for a U.S. shareholder to enforce rights and any claim arising under the United States federal securities law because the Acquirers are incorporated in a country other than the United States. A U.S. holder of ADSs may not be able to sue a company outside the United States in a court outside the United States for violation of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject them to a U.S. court’s judgment.

This Letter of Offer does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

The following documents and reports, which have been filed with the SEC (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) are incorporated by reference in this Letter of Offer: (i) the Target Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, (ii) the Target Company’s Current Report on Form 6-K filed January 10, 2011, (iii) the Target Company’s Schedule TO filed on January 11, 2011, (iv) the Target Company’s Schedule TO filed on January 12, 2011, (v) the Target Company’s Schedule TO filed on January 12, 2011, (vi) the PAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, (vii) the PAC’s Current Report on Form 8-K filed on January 10, 2011, (viii) the PAC’s Current Report on Form 8-K filed on January 12, 2011, (ix) the PAC’s Current Report on Form 8-K filed on January 12, 2011, (x) the PAC’s Current Report on Form 8-K filed on January 19, 2011 , (xi) the PAC’s Current Report on Form 8-K filed on January 21, 2011 (xii) the PAC’s Current Report on Form 8-K filed on February 4, 2011(xiii) the PAC’s Current Report on Form 8-K filed on February 14, 2011 and (xiv) the PAC’s Current Report on Form 8-K filed on February 16, 2011.

All other documents filed by the Target Company and the PAC with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this Letter of Offer and prior to the termination of this Offer are also incorporated by reference in this Letter of Offer. The information contained in any such document will be considered part of this Letter of Offer from the date the document is filed with the SEC. Shareholders and ADS holders of the Target Company may obtain copies of these documents at no charge on the SEC’s website at www.sec.gov.

In addition, the Acquirers and the PAC, simultaneous with the dispatch of the Letter of Offer to the Shareholders, will file with the SEC, a Tender Offer Statement on Schedule TO, together with exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, as amended, furnishing certain additional information with respect to the Offer. The Target Company is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. Shareholders of the Target Company are advised that these documents and any other documents relating to the Offer that are filed with the SEC will contain important information that should be read carefully before any decision is made with respect to the Offer. Shareholders and ADS holders of the Target Company may obtain copies of these documents at no charge on the SEC’s website at www.sec.gov.

151	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH UNITED STATES TREASURY DEPARTMENT CIRCULAR 230, SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY SHAREHOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SHAREHOLDERS UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) SHAREHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

The following is a summary of certain material U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of Shares of the Target Company and ADSs participating in the Offer. It is not a complete analysis of all the potential tax considerations relating to the disposition of Shares of the Target Company or ADSs. The discussion is based on the Code, its legislative history, existing and proposed U.S. Treasury regulations thereunder, published rulings, court decisions, and the India-U.S. Income Tax Treaty, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion deals only with U.S. Holders that hold the Shares or ADSs as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not include any description of the tax laws of any state, local, municipal or non-U.S. government that may be applicable to a particular investor and does not consider any aspects of U.S. federal tax law other than income taxation. In addition, this discussion does not address the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities or investors in such entities, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, U.S. Holders who acquired their Shares or ADSs pursuant to the exercise of stock options or other compensation arrangements with the Target, investors that hold the Shares or ADSs as part of a straddle or hedging, constructive sale, integrated or conversion transactions for U.S. federal tax purposes, a person that actually or constructively owns more than 10% of the voting power of the Target Company, traders in securities that have elected the mark-to-market method of accounting for their securities, or U.S. Holders whose functional currency is not the U.S. Dollar).

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Share or ADS that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that was in existence on August 20, 1996, and validly elected under applicable U.S. Treasury regulations to continue to be treated as a domestic trust.

If a partnership or an entity or an arrangement that is treated as a partnership for U.S. federal income tax purposes holds Shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold Shares or ADSs should consult their tax advisors.

The discussion below assumes that the representations contained in the ADS deposit agreement are true and that the obligations in the ADS deposit agreement and any related agreements will be complied with in accordance with their terms.

A withdrawal of Shares from the ADS Facility should not be a taxable event for U.S. federal income tax purposes. As a result, an ADS holder should not recognize gain or loss on such withdrawal, such holder’s tax basis in its Shares received on withdrawal should equal its tax basis in its ADSs immediately prior to such withdrawal and such holder’s holding period in the Shares received should include its holding period in the ADSs exchanged.

The disposition of Shares of the Target Company pursuant to the Offer will be taxable transactions for U.S. federal income tax purposes. If the Target has never been a passive foreign investment company (“PFIC”) during the time in which a U.S. Holder held its Shares or ADSs (including the current taxable year), a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized pursuant to Offer and the U.S. Holder’s tax basis in its Shares tendered. Any gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year as of the date of sale. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

The amount realized by a cash-basis U.S. Holder that disposes of Shares pursuant to the Offer will be based upon the U.S. Dollar value of the Indian Rupees received in exchange therefor determined on the date of receipt by the Custodian, in the case of ADS holders participating in the Offer through the Tender Agent Account, or the Shareholder or ADS holder, in the case of Shareholders or ADS holders participating directly in the Offer (including any Indian tax withheld from the gross proceeds of such sale). An accrual-basis U.S. Holder may elect the same treatment required of a cash-basis taxpayer with respect to the disposition of Shares pursuant to the Offer, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. An accrual-basis U.S. Holder that does not elect to be treated as a cash-basis taxpayer (pursuant to the U.S. Department of Treasury regulations applicable to foreign currency transactions) for this purpose may recognize a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. Dollar value of the Indian Rupees received prevailing on the date of such disposition and the value prevailing on the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and as U.S.-source income or loss.

If, however, the Target is a PFIC for its current taxable year or has been a PFIC in any taxable year in which a U.S. Holder held Shares or ADSs, certain adverse U.S. tax consequences would apply to a U.S. Holder upon its disposition of Shares pursuant to the Offer (unless the U.S. Holder or ADS holder has in a prior taxable year made a mark-to-market election with respect to its holding of the Target Shares). In particular, gain recognized by a U.S. Holder on the disposition of Shares in the Offer would be allocated ratably over the U.S. Holder’s holding period for its Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Target Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax liability attributable to such allocated amounts.

PFIC status depends upon the composition of the Target’s Company income and assets and the market value of its assets determined from time to time. Although the Target Company has stated in its Annual Report in its most recent Form 20-F that it does not believe that it was a PFIC for the year to which such report relates, there can be no assurances that this determination will be respected by the IRS, nor can there be any assurances regarding the Target’s PFIC status in years prior to such determinations or to the current taxable year. U.S. Holders are urged to consult their own tax advisors concerning the Target Company’s PFIC status.

As discussed in Paragraph 142 above, India will impose withholding tax upon the sale of Shares or ADSs for a gain by certain U.S. Holders pursuant to the Offer. Because any gain or loss recognized on such sale will generally be U.S. source gain or loss, as a result of the U.S. foreign tax credit limitations, any Indian taxes withheld in respect of such sale may not be currently creditable unless a U.S. Holder has other foreign source income for the year in the appropriate United States foreign tax credit limitation basket. The rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding their ability to credit any Indian tax withheld against their U.S. federal income tax liability.

Sales proceeds that are received within the United States or made through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The discussion of certain U.S. federal income tax considerations set forth above is included for general information only. Due to the individual nature of tax consequences, shareholders and ADS holders are urged to consult their tax advisors as to the specific tax consequences to them of the Offer, including the effects of applicable state, local or other tax laws.

XI.	DOCUMENTS FOR INSPECTION

Copies of the following documents will be available for inspection to the Shareholders at the office of the Manager to the Offer at 1st floor, Bakhtawar, 229 Nariman Point, Mumbai 400 021 on any working day (i.e. Monday to Friday and not being a bank holiday in Mumbai) between 10:30 a.m. to 1:00 p.m. from the date of opening of the Offer until the closure of this Offer:

•	Certified true copies of the Certificate of Incorporation and Memorandum and Articles of Association of the Acquirers and the PAC and the Target Company

•	Audited annual reports/financial statements of the Acquirers (wherever applicable), the PAC and the Target Company for the last completed three financial years

•

Certificate from Mr. T Ramachandran (Membership No.: 207600), Partner of T. Ramachandran & Co, dated January 10, 2011, certifying the adequacy of financial resources with Acquirers and the PAC to fulfill the Offer obligations

•	Escrow Agreement between the Acquirers/PAC, Standard Chartered Bank and the Manager to the Offer, dated January 10, 2011

•	Copy of the agreement between the Acquirers/PAC, the Registrar to the Offer and the Depository Participant for opening the Special Depository Account for the purpose of the Offer

•	Copy of Vendors’ SPA, PE Investor ADS Securities Purchase Agreement, and PE Investor Shares SPA

•

Letter from Standard Chartered Bank, confirming the deposit of ` 151,37,58,198 (Rupees One Hundred Fifty One Crores Thirty Seven Lacs Fifty Eight Thousand One Hundred and Ninety Eight Only) in the Escrow Account

•	Copy of the application made to RBI and the approval from RBI, incase the approval from RBI is received prior to the Offer Closing Date

•	Published copy of the Public Announcement dated January 11, 2011

•	SEBI’s observation letter dated March 25, 2011

In addition, documents filed with the SEC may be inspected and copied at the offices of the SEC and will be available at no charge at the SEC website, www.sec.gov.

Advisor to the Acquirers and the PAC

Jefferies India Private Limited 307, Ceejay House Shivsagar Estate Dr. Annie Besant Road Worli, Mumbai – 400 018 Tel. No.: +91 22 4356 6000 Contact Person: Vikash Kabra

Manager to the Offer, for and on behalf of the Acquirers and the PAC

Kotak Mahindra Capital Company Limited Bakhtawar 1st Floor, 229 Nariman Point Mumbai – 400 021 Tel. No.: +91 22 6634 1100 Email: project.patnioffer@kotak.com Contact Person: Chandrakant Bhole

XII.	DECLARATION BY THE ACQUIRERS AND THE PAC

For the purpose of disclosures in this Letter of Offer relating to the Target Company, the Acquirers, the PAC and the directors of the Acquirers and the PAC have relied on the information provided by the Target Company and have not independently verified the accuracy of details of the Target Company. Subject to the aforesaid, the respective board of directors of each of the Acquirers and the PAC accept full responsibility for the information contained in this Letter of Offer. The Acquirers and the PAC shall be severally and jointly responsible for ensuring compliance with the Regulations.

Signed by

Sd-

For the Board of Directors of iGATE Corporation

Name	: Sujit Sircar
Designation	: Chief Financial Officer
Date	: March 25, 2011
Place	: Bangalore

For the Board of Directors of Pan-Asia iGATE Solutions

Name	: Mukund Srinath
Designation	: Authorized Signatory
Date	: March 25, 2011
Place	: Bangalore

For the Board of Directors of iGATE Global Solutions Limited

Name	: Mukund Srinath
Designation	: Vice President - Legal & Company Secretary
Date	: March 25, 2011
Place	: Bangalore